As filed with the Securities and Exchange Commission on December 18, 2025
Registration
No. 333-

UNITED
STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STORE CAPITAL LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	6798	88-4051712
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8377 East Hartford Drive, Suite 100
Scottsdale,
AZ
85255
(480)
256-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad A. Freed
Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
STORE Capital LLC
8377 East Hartford Drive, Suite 100
Scottsdale,
AZ
85255
(480)
256-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David P. Lewis
Anna K. Spence
DLA Piper LLP (US)
2525 East Camelback Road
Esplanade II Suite 1000
Phoenix, AZ 85016-4232
(480)
606-5100

Approximate date of commencement of proposed sale to the public
: As soon as practicable following effectiveness of this registration statement.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 18, 2025

PROSPECTUS

STORE CAPITAL LLC

Offer to exchange up to

$350,000,000 of 5.400% Senior Notes due 2030

(CUSIP No. 862123 AB2)

that have been registered under the Securities Act of 1933, as amended for

$350,000,000 of 5.400% Senior Notes due 2030

(CUSIP Nos. 862123 AA4 and U8598C AA9)

that have not been registered under the Securities Act of 1933, as amended

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK

CITY TIME, ON     , 2025, UNLESS WE EXTEND IT

Terms of the Exchange Offer:

•

We are offering to exchange up to $350 million aggregate principal amount of registered 5.400% Senior Notes due 2030 (CUSIP No. 862123 AB2) (the “New Notes”) for any and all of our $350 million aggregate principal amount of unregistered 5.400% Senior Notes due 2030 (CUSIP Nos. 862123 AA4 and U8598C AA9) (the “Old Notes” and together with the New Notes, the “notes”) that were issued on March 25, 2025.

•	We will exchange all outstanding Old Notes that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

•

The terms of the New Notes will be substantially identical to those of the outstanding Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	There is no established trading market for the New Notes or the Old Notes.

•	We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through any quotation system.

Please read “Risk Factors” beginning on page 7 for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please Read “Plan of Distribution.”

The date of this prospectus is     , 2025.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. The information contained in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, referred to in this prospectus as the SEC. No person has been authorized to give any information or any representation concerning us or the exchange offer (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

TRADEMARKS

This prospectus may contain references to our copyrights, trademarks and service marks and to those belonging to other entities. Solely for convenience, copyrights, trademarks, trade names and service marks referred to in such documents may appear without the © or ® or ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these copyrights, trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, copyrights, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

STATEMENT REGARDING INDUSTRY AND MARKET DATA

Any market or industry data contained in this prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information they contain has been obtained from third-party sources we believe to be reliable. Our internal data and estimates are based upon our senior leadership team’s analysis of the target market and business sectors in which we operate, as well as information obtained from trade and business organizations and other contacts in our target market and business sectors, and such information has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and other reports with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the reports and documents referred to above. You should direct requests for those documents to:

STORE Capital LLC

Attention: Chad Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary

8377 E. Hartford Dr., Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

Such reports and documents may also be found in the “Corporate Information” section of our website at www.storecapital.com. However, the information contained in, or that can be accessed through, our website is not, and should not be deemed to be, part of this prospectus or incorporated into any other filing we submit to the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). In particular, forward-looking statements in this prospectus include, among others, statements concerning our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for long-term, triple-net leases of freestanding, single-tenant properties, and expected liquidity needs and sources (including the ability to obtain financing or raise capital). When used in this prospectus, the words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words, and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following risks, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the factors set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for customers in such markets;

•	rental rates that are unable to keep up with the pace of inflation;

•	the performance and financial condition of our customers;

•	real estate acquisition risks, including our ability to identify and complete acquisitions and/or failure of such acquisitions to perform in accordance with projections;

•	the competitive environment in which we operate;

•	decreased rental rates or increased vacancy rates;

•	potential defaults (including bankruptcy or insolvency) on, or non-renewal of, leases by customers;

•	our ability to raise debt capital on attractive terms;

•

financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and that we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms at all;

•	potential natural disasters and other liabilities and costs associated with the impact of climate change;

•	litigation, including costs associated with defending claims against us as a result of incidents on our properties, and any adverse outcomes;

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us; and

•

potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or real estate investment trust tax laws.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are contained. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to any forward-looking statement that may be made to reflect events or circumstances after the date as of which that forward-looking statement speaks or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events included in this prospectus might not occur as described, or at all.

PROSPECTUS SUMMARY

This summary highlights information included in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus for a more complete understanding of our business and the terms of this exchange offer, as well as the tax and other considerations that are important to you in making your investment decision.

Unless otherwise indicated or the context requires otherwise, references in this prospectus to “we,” “us,” “our,” the “Company,” “STORE” or “STORE Capital” are references to STORE Capital Corporation prior to the Merger (as defined below) and to STORE Capital LLC upon and following the Merger.

STORE

STORE is an internally managed net-lease real estate investment trust (“REIT”) that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate (“STORE Properties”), which is our target market and the inspiration for our name. A STORE Property is a real property location at which a company operates its business and generates sales and profits, which makes the location a profit center and, therefore, fundamentally important to that business.

Our portfolio is highly diversified and our customers operate across a wide variety of industries within the service, service-oriented retail and manufacturing sectors of the U.S. economy. As of September 30, 2025, our real estate investment portfolio had grown to approximately $16.8 billion, consisting of investments in 3,564 property locations in 49 states. Our customers operate across a wide variety of industries within the service, service-oriented retail and manufacturing sectors of the U.S. economy, with automotive repair and maintenance centers, metal fabrication facilities, early childhood education centers, restaurants and food processing representing the top industries in our portfolio.

Organization and Corporate Information

STORE Capital Corporation was incorporated under the laws of Maryland on May 17, 2011 to acquire single-tenant operational real estate to be leased on a long-term, net basis to companies that operate across a wide variety of industries within the service, service-oriented retail and manufacturing sectors of the United States economy. From time to time, it also provided mortgage financing to its customers.

On November 21, 2014, the Company completed the initial public offering of its common stock. The shares traded on the New York Stock Exchange from November 18, 2014 through the Closing Date, as defined below, under the ticker symbol “STOR”.

On September 15, 2022, STORE Capital Corporation, Ivory Parent, LLC, a Delaware limited liability company (“Parent”) and Ivory REIT, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Parent Parties are affiliates of GIC, a global institutional investor, and funds managed by Blue Owl Capital. On February 3, 2023 (the “Closing Date”), pursuant to the terms and subject to the conditions set forth in the Merger Agreement, STORE Capital Corporation merged with and into Merger Sub (the “Merger”) with Merger Sub surviving (the “Surviving Entity”), and the separate existence of STORE Capital Corporation ceased. Immediately following the completion of the Merger, the Surviving Entity changed its name to STORE Capital LLC. As of the Closing Date of the Merger, the common equity of the Company is no longer publicly traded.

STORE Capital Corporation elected to be taxed as a REIT for federal income tax purposes beginning with its initial taxable year ended December 31, 2011. STORE Capital LLC has made an election to qualify, and believes it is operating in a manner to continue to qualify, as a REIT for federal income tax purposes beginning with its initial taxable year ended December 31, 2022. We believe that our organization and operations, as well as the organization and operation of STORE Capital Corporation through the effective date of the Merger, will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, the Company will generally not be subject to federal income taxes to the extent that it distributes all of its REIT taxable income to its members and meets other specific requirements.

Executive Offices

Our principal executive offices are located at 8377 E. Hartford Drive, Suite 100, Scottsdale, Arizona 85255. Our main telephone number is (480) 256-1100. Our website is www.storecapital.com. The information contained in, or that can be accessed through, our website is not, and should not be deemed to be, part of this prospectus or incorporated into any other filing we submit to the SEC.

Summary of The Exchange Offer

On March 25, 2025, we completed a private offering of $350 million aggregate principal amount of the Old Notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to (i) complete the exchange offer on or prior to the 365th day following March 25, 2025 and (ii) deliver this prospectus to you and to use our commercially reasonable efforts to consummate the exchange offer not later than 60 days after the effective date of this prospectus. The following is a summary of the exchange offer.

Old Notes	5.400% Senior Notes due 2030, which were issued on March 25, 2025.

New Notes	5.400% Senior Notes due 2030. The terms of the New Notes are substantially identical to the terms of the outstanding Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes.

Exchange Offer	We are offering to exchange up to $350 million aggregate principal amount of our New Notes that have been registered under the Securities Act for an equal amount of our outstanding Old Notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes for which they are being exchanged and will be issued under, and be entitled to the benefits of, the same indenture that governs the Old Notes. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because the New Notes will be registered, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their Old Notes accepted in the exchange offer will have no registration rights. The New Notes will have a CUSIP number different from that of any Old Notes that remain outstanding after the completion of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2025, unless we decide to extend the date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer — Exchange Agent”; or

•

tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, Wilmington Trust, National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer — Procedures for Tendering — Book-entry Transfer.”

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 5:00 p.m., New York City time, on  , 2025 will be disregarded and of no effect.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes you receive will be acquired in the ordinary course of your business;

•	you are not participating and you have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•

you are not our “affiliate,” as defined under Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Special Procedures For Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2025 by following the procedures described in this prospectus and the related letter of transmittal. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer in to the exchange agent’s account at DTC, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, please read “The Exchange Offer — Withdrawal Rights.”

Material U.S. Federal Income Tax Considerations	The exchange of New Notes for Old Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Considerations” for more information regarding the tax considerations to you of the exchange offer.

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed Wilmington Trust, National Association as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer — Exchange Agent.”

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate; and

•	you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer — Resales of New Notes” for more information regarding resales of the New Notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your Old Notes and our obligation to file a registration statement, please read “The Exchange Offer — Consequences of Failure to Exchange Old Notes” and “Description of Notes.”

Terms of the New Notes

The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and additional interest provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. The New Notes are governed by the same indenture as that which governs the Old Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section in this prospectus entitled “Description of Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the Old Notes and the New Notes.

Issuer	STORE Capital LLC

Notes Offered	$350,000,000 aggregate principal amount of 5.400% senior notes due 2030.

Maturity Date	The New Notes will mature on April 30, 2030, unless earlier redeemed at our option prior to such date.

Interest Rate	The New Notes will bear interest at 5.400% per year, accruing from and including March 25, 2025.

Interest Payment Dates	We will pay interest on the New Notes semi-annually in arrears on April 30 and October 30 of each year, which commenced October 30, 2025.

Ranking of the Notes	The New Notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes will be effectively subordinated in right of payment to certain of our other indebtedness. See “Description of Notes—Ranking” in this prospectus.

Optional Redemption	Prior to March 30, 2030 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the New Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 25 basis points less (b) accrued and unpaid interest thereon to, but excluding, the date of redemption; and (2) 100% of the principal amount of the notes being redeemed; plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.”

Certain Covenants	The indenture governing the New Notes will contain certain covenants that, among other things, limit our ability to consummate a merger, consolidation or sale of all or substantially all of our assets and to incur secured and unsecured indebtedness. These covenants are subject to a number of important exceptions and qualifications. See “Description of New Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Additional Notes	We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue additional notes (subject to certain restrictions as noted in “Description of Notes—Certain Covenants”), in which case such additional notes will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes, and such additional notes will form a single series with the notes and any exchange notes issued in accordance with the registration rights agreement.

No Public Market	The New Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Risk Factors	You should refer to “Risk Factors” beginning on page 7 of this prospectus, “Forward-Looking Statements” and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer.

Form of Notes	The New Notes will be issued in the form of one or more global notes deposited with DTC or its nominee. Investors may elect to hold interests in the global notes through the facilities of any of DTC, Clearstream Banking, S.A. or Euroclear Bank S.A./N.V.

Governing Law	The New Notes and the indenture governing the New Notes will be governed by and construed in accordance with the laws of the State of New York.

Trustee	Wilmington Trust, National Association, as trustee.

RISK FACTORS

Before deciding to participate in the exchange offer, you should carefully consider the risks and uncertainties described below. The risk factors included herein are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. We may encounter risks in addition to those included herein. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, premium, if any, and principal on the New Notes.

Risks Related to Our Business and Operations

The value of our real estate is subject to fluctuation, and risks related to investing in real estate may have an adverse effect on our financial condition.

We are subject to all of the general risks associated with the ownership of real estate. While the revenues from our leases are not directly dependent upon the value of the underlying real estate, significant declines in real estate values could adversely affect us in many ways, including a decline in the residual values of properties at lease expiration, possible lease abandonments by our customers and a decline in the attractiveness of triple-net lease transactions to potential sellers. Moreover, significant declines in real estate values may also affect our ability to execute leases on attractive terms with potential customers. In addition, we periodically review our real estate assets for impairment based on the projected operating cash flow of the property over our anticipated holding period. Impairment charges have a direct impact on our results of operation. A financial failure or other default by a customer will likely reduce or eliminate the operating cash flow generated by that customer’s leased property and might decrease the value of that property and result in a non-cash impairment charge. Also, to the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of companies seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amounts we paid.

Contingent rent escalators may expose us to inflation risk and can hinder our growth and profitability.

A substantial portion of our leases contain variable-rate contingent rent escalators that periodically increase the base rent payable by the customer. Our leases with rent escalators indexed to future increases in the Consumer Price Index (“CPI”) primarily adjust over a one-year period but may adjust over multiple-year periods. Generally, these escalators increase rent at (i) 1 to 1.25 times the change in the CPI over a specified period or (ii) a fixed percentage. As a result of these escalators, during periods of deflation or low inflation, small increases or decreases in the CPI may cause us to receive lower rental revenues than we would receive under leases with fixed-rate rent escalators. Conversely, when inflation is higher, contingent rent increases may not keep up with the rate of inflation. Higher inflation may also have an adverse impact on our customers if increases in their operating expenses exceed increases in revenue, which may adversely affect our customers’ ability to satisfy their financial obligations to us.

The success of our business depends upon the success of our customers’ businesses, and bankruptcy laws will limit our remedies in the event of customer defaults.

We lease substantially all of our properties to customers who operate businesses at the leased properties. We underwrite and evaluate investment risk on the basis that the profitability of these businesses is the primary source that supports the payments on our leases and loans, which we refer to as “unit-level profitability.” We believe the success of our investments materially depends upon whether our customers generate unit level profitability at the locations we acquire and lease back or finance.

If any of our customers struggle financially, they may decline to extend or renew their leases, miss rental payments or declare bankruptcy. Claims for unpaid future rent are rarely paid in full and are subject to statutory limitations that would likely cause us to receive rental revenues substantially below the contractually specified rent. We are often subject to this risk because our triple-net leases generally involve a single tenant, but this risk is magnified when we lease multiple properties to a single customer under a master lease. Federal bankruptcy laws may prohibit us from evicting bankrupt customers solely upon bankruptcy, and we may not recover the premises promptly from the tenant or from a trustee or debtor-in-possession in bankruptcy proceedings. We may also be unable to re-lease a terminated or rejected space on comparable terms, or at all, or sell a vacant space upon a customer’s bankruptcy. We will be responsible for all of the operating costs at vacant properties until they are sold or re-let.

Some service and service-oriented retail customers may be susceptible to e-commerce pressures.

Most of our portfolio is leased to, or financed by, customers operating service or service-oriented retail businesses. Service and service-oriented retail businesses using physical outlets face increasing competition from online retailers and service providers. While we believe the businesses in our portfolio are relatively insulated from e-commerce pressures, these businesses may face increased competition from alternative online providers given the rapidly changing business conditions spurred by technological innovation, changing consumer preferences and non-traditional competitors. There can be no assurance that our customers’ businesses will remain competitive with e-commerce providers in the future; any failure to do so would impair their ability to meet their lease obligations to us and materially and adversely affect us.

Geographic, market sector or industry concentrations within our portfolio may negatively affect our financial results.

Our operating performance is impacted by the economic conditions affecting the specific locales, market sectors and industries in which we have concentrations of properties. As a result of these concentrations, local economic, market sector, and industry conditions, changes in state or local governmental rules and regulations, acts of nature, epidemics, pandemics and public health crises and actions taken in response thereto, and other factors affecting those states, market sectors or industries could result in an adverse effect on our customers’ businesses and their ability to meet their obligations to us. Additionally, a failure to increase demand for our products by, among other ways, failing to convince middle-market and larger companies to sell and lease back their properties, or an increase in the availability of properties for rent, could materially and adversely affect us. As we continue to acquire properties, our portfolio may become more concentrated by customer, industry or geographic area. A less diverse portfolio could cause us to be more sensitive to the bankruptcy of fewer customers, changes in consumer trends of a particular industry and a general economic downturn in a particular geographic area.

Failure of our underwriting and risk management procedures to accurately evaluate a potential customer’s credit risk could materially and adversely affect our operating results and financial position.

Our success depends in part on the creditworthiness of our middle-market and larger customers who generally are not rated by any nationally recognized rating agency. We analyze creditworthiness using Moody’s Analytics RiskCalc, our methodology of estimating probability of lease rejection and our proprietary ‘Probability of Default’ model, each of which may fail to adequately assess a particular customer’s default risk. An expected default frequency (“EDF”) score from Moody’s Analytics RiskCalc lacks the extensive company participation required to obtain a credit rating published by a nationally recognized statistical rating organization such as Moody’s Investors Services, Inc. or S&P Global Ratings, a division of S&P Global, Inc., and may not be as indicative of creditworthiness. Substantially all of our customers are required to provide corporate-level financial information to us periodically or at our request. EDF scores and the financial ratios we calculate are based on unverified financial information from our customers, may reflect only a limited operating history and include various estimates and judgments made by the party preparing the financial information. The probability of lease rejection we assign to a particular investment may be inaccurate and may not incorporate significant risks of which we are unaware, which may cause us to invest in properties and lease them to customers who ultimately default, and we may be unable to recover our investment by re-leasing or selling the related property, on favorable terms, or at all.

We may be unable to identify and complete acquisitions of suitable properties, which may impede our growth.

Our ability to continue to acquire properties we believe to be suitable and compatible with our growth strategy may be constrained by numerous factors, including the following:

•	We may be unable to locate properties that will produce a sufficient spread between our cost of capital and the lease rate we can obtain from a customer, which will decrease our profitability.

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Our ability to grow requires that we overcome many customers’ preference to own, rather than lease, their real estate and convince customers that it is in their best interests to lease, rather than own, their properties, either of which we may not be able to accomplish.

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We may be unable to reach an agreement with a potential customer due to failed negotiations or our discovery of previously unknown matters, conditions or liabilities during our real property, legal and financial due diligence review with respect to a transaction and may be forced to abandon the opportunity after incurring significant costs and diverting management’s attention.

•	We may fail to obtain sufficient financing to complete acquisitions on favorable terms or at all.

We typically acquire only a small percentage of all properties that we evaluate (which we refer to as our “pipeline”). To the extent any of the foregoing decreases our pipeline or otherwise impacts our ability to continue to acquire suitable properties, our ability to grow our business will be adversely affected.

We face significant competition for customers, which may negatively impact the occupancy and rental rates of our properties, reduce the number of acquisitions we are able to complete or increase the cost of these acquisitions.

We compete with numerous developers, owners and operators of properties that often own similar properties in similar markets, and if our competitors offer lower rents than we are offering, we may be pressured to lower our rents or to offer more substantial rent abatements, customer improvements, early termination rights, below-market renewal options or other lease incentive payments in order to remain competitive. Competition for customers could negatively impact the occupancy and rental rates of STORE properties.

We also face competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and other institutional investment funds, as well as private wealth management advisory firms, some of which have greater financial resources, a greater ability to borrow funds to acquire properties, the ability to offer more attractive terms to prospective customers and the willingness to accept greater risk or lower returns than we can prudently manage. This competition may increase the demand for STORE Properties and, therefore, reduce the number of, or increase the price for, suitable acquisition opportunities, all of which could materially and adversely affect us.

As leases expire, we may be unable to renew those leases or re-lease the space on favorable terms or at all.

We may not be able to renew leases or re-lease spaces without interruptions in rental revenue, at or above our current rental rates or without offering substantial rent abatements, customer improvement allowances, early termination rights or below market renewal options, and the terms of renewal, extension or re-lease may be less favorable to us than the prior lease. Because some of our properties are specifically designed for a particular customer’s business, we may be required to renovate the property, decrease the rent we charge or provide other concessions in order to lease the property to another prospective customer. If we need to sell such properties, we may have difficulty selling them to a third party due to the property’s unique design.

Some of our customers operate under franchise or license agreements, which, if terminated or not renewed prior to the expiration of their leases with us, would likely impair their ability to pay us rent.

Some of our customers operate their businesses under franchise or license agreements, which generally have terms that end earlier than the respective expiration dates of the related leases. In addition, a customer’s rights as a franchisee or licensee typically may be terminated by the franchisor or licensor and the customer may be precluded from competing with the franchisor or licensor upon termination. A franchisor’s or licensor’s termination or refusal to renew a franchise or license agreement would impact the customer’s ability to make payments under its lease or loan with us. We typically have no notice or cure rights with respect to such a termination and have no rights to assignment of any such agreement, which may have an adverse effect on our ability to mitigate losses arising from a default by a terminated franchisee on any of our leases or loans.

If a customer defaults under either the ground lease or mortgage loan of a hybrid lease, we may be required to undertake foreclosure proceedings on the mortgage before we can re-lease or sell the property.

In certain circumstances, we may enter into hybrid leases with customers. A hybrid lease is a modified sale-leaseback transaction, where the customer sells us land and then we lease the land back to the customer under a ground lease and simultaneously make a mortgage loan to the customer secured by the improvements the customer continues to own. If a customer defaults under a hybrid lease, we may: (i) evict the customer under the ground lease and assume ownership of the improvements; or (ii) if required by a court, foreclose on the mortgage loan that is secured by the improvements. Under a ground lease, we, as the ground lessor, generally become the owner of the improvements on the land at lease maturity or if the customer defaults. If, upon default, a court requires us to foreclose on the mortgage, rather than evicting the customer, we might encounter delays and expenses in obtaining possession of the improvements, which in turn could delay our ability to promptly sell or re-lease the property.

Defaults by customers on mortgages we hold could lead to losses on our investments.

From time to time, we make or assume commercial mortgage loans. We have also made a limited number of investments on properties we own or finance in the form of loans secured by equipment or other fixtures owned by our customers. In the event of a default, we would not earn interest or receive a return of the principal of our loan and may also experience delays and costs in enforcing our rights as lender. Foreclosure and other similar proceedings used to enforce payment of real estate loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of that party’s default. Foreclosure and other similar laws may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale, and may lead to a loss or delay in the payment on loans we hold. If we do have to foreclose on a property, we may receive less in the foreclosure sale than the amount the customer owes us or that is needed to cover the costs to foreclose, repossess and sell the property.

Some of our customers rely on government funding, and their failure to continue to qualify for such funding could adversely impact their ability to make timely lease payments to us.

Some of our customers operate businesses that depend on government funding or reimbursements, such as customers in the education, healthcare and childcare related industries, which may require them to satisfy certain licensure or certification requirements in order to qualify for these government payments. The amount and timing of these government payments depend on various factors that often are beyond our or our customers’ control. If these customers fail to receive necessary government funding or fail to comply with related regulations, their cash flow could be materially affected, which may cause them to default on their leases and adversely impact our business.

Construction and renovation risks could adversely affect our profitability.

In certain instances, we provide financing to our customers for the construction and/or renovation of their properties. We are therefore subject to the risks that this construction or renovation may not be completed. Construction and renovation costs for a property may exceed a customer’s original estimates due to increased costs of materials or labor, or other unexpected costs. A customer may also be unable to complete construction or renovation of a property on schedule, which could result in increased debt service expenses or construction costs. These additional expenses may affect the ability of the customer to make payments to us.

Our ability to fully control the maintenance of our net-leased properties may be limited.

Because our customers are the tenants of our net-leased properties and are responsible for the day-to-day maintenance and management of our properties, after lease expiration, we may incur expenses for deferred maintenance or other liabilities if a property is not adequately maintained. We visit our properties periodically, but these visits are not comprehensive inspections and deferred maintenance items may go unnoticed. Our leases generally provide for recourse against a customer in these instances, but bankrupt or financially troubled customers may be more likely to defer maintenance, and it may be more difficult to enforce remedies against such customers. We may not always be able to ascertain the financial circumstances of a given customer or forestall deterioration in the condition of a property.

Failure to qualify as a REIT could adversely affect our financial condition.

Our qualification as a REIT requires us to satisfy numerous highly technical and complex requirements for which there are only limited judicial or administrative interpretations, and which involve the determination of various factual matters and circumstances not entirely within our control. No guarantee can be made that we will be able to continue to be qualified as a REIT in the future. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (and state and local taxes) on our taxable income at the regular corporate rate and be unable to deduct dividends when computing our taxable income. Also, unless the Internal Revenue Service granted us relief under certain statutory provisions, we could not re-elect REIT status until the fifth calendar year after the year in which we first failed to qualify as a REIT. The additional tax liability from such a failure could adversely affect our financial condition.

Risks Related to the Financing of Our Business

Our growth depends on external sources of debt and equity capital, which are outside of our control and affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our members.

We rely on third-party sources to fund our debt and equity capital needs. Our access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of our growth potential, our current debt levels, our credit ratings, our current and expected future earnings, and our cash flows and cash distributions.

In addition, in order to maintain our qualification as a REIT, we are generally required under the Code to, among other things, distribute annually at least 90% of our net REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, and we will be subject to income tax to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gain. Because of these distribution requirements, without access to third-party sources of capital, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our members necessary to maintain our qualification as a REIT.

Current market conditions, including increases in interest rates, could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all.

In periods during which credit markets experience significant price volatility, displacement and liquidity disruptions, liquidity in the financial markets can be impacted, making financing terms for customers less attractive, and in certain cases, rendering certain types of debt financing unavailable. In such periods, we may be unable to obtain debt financing on favorable terms, or at all, or fully refinance maturing indebtedness with new indebtedness. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase, and the increased interest rates could cause our interest costs and overall costs of capital to increase.

Our operating results and financial condition could be adversely affected if we or our subsidiaries are unable to make required payments on our debt.

We are subject to risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required payments of principal and interest. If we are unable to make debt service payments as required on loans secured by properties we own, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment. In addition, a significant portion of our investment portfolio consists of assets owned by our consolidated, bankruptcy remote, special purpose entity subsidiaries (“SPEs”) that have been pledged to secure the long-term borrowings of those SPEs. We or our other consolidated subsidiaries are the equity owners of our SPEs, which entitles us to the excess cash flows after debt service and all other required payments are made on the debt of our SPEs. If our SPEs fail to make the required payments on such indebtedness or fail to maintain the required debt service coverage ratios, distributions of excess cash flows to us may be reduced or suspended and the indebtedness may become immediately due and payable. If our SPEs are unable to pay the accelerated indebtedness, the pledged assets could be foreclosed upon and distributions of excess cash flows to us may be suspended or terminated, which could reduce the value of our portfolio and revenues available for distribution to our members.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce our overall net return.

We attempt to mitigate our exposure to interest rate risk by entering into long-term fixed-rate financing through the combination of periodic debt offerings under our secured and unsecured debt programs including our STORE Master Funding program, our asset-backed securities conduit, through non-recourse secured borrowings, through insurance company and bank borrowings, by laddering our borrowing maturities and by using leases that generally provide for rent escalations during the term of the lease. However, the weighted average term of our borrowings does not match the weighted average term of our investments, and the methods we employ to mitigate our exposure to changes in interest rates involve risks, including the risk that the debt markets are volatile and tend to reflect the conditions of the then current economic climate. Our efforts may not be effective in reducing our exposure to interest rate changes, which may increase our cost of capital and reduce the net returns we earn on our portfolio.

We depend on the asset backed securities (“ABS”) market for a substantial portion of our long-term debt financing.

Historically, we have raised a significant amount of long-term debt capital through our STORE Master Funding program, which accesses the ABS market. Our ABS debt is issued by our SPEs, which issue multiple series of investment grade ABS notes from time to time as additional collateral is added to the collateral pool. Our ABS debt is generally non-recourse, but there are customary limited exceptions to recourse for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities.

We have generally used the proceeds from these ABS financings to repay debt and fund real estate acquisitions. Our obligations under these loans are generally secured by liens on certain of our properties. In the case of our STORE Master Funding program, subject to certain conditions and limitations, we may substitute real estate collateral for assets in the collateral pool from time to time. No assurance can be given that the ABS market or financing facilities with similar flexibility to substitute collateral will be available to us in the future.

A disruption in the financial markets for ABS debt may affect our ability to obtain long-term debt, which, in turn, may force us to acquire real estate assets at a lower than anticipated growth rate and negatively affect our return on equity. Furthermore, a reduction in the difference, or spread, between the rate we earn on our assets (primarily the lease rates we charge our customers) and the rate we pay on our liabilities (primarily the interest rates on our debt) could have a material and adverse effect on our financial condition.

A downgrade in our credit ratings could have a material adverse effect on our business and financial condition.

The credit ratings assigned to us and our debt, which are subject to ongoing evaluation by the rating agencies who have published them, could change based upon, among other things, our historical and projected business, prospects, liquidity, results of operations and financial condition, or the real estate industry generally. If any credit rating agency downgrades or lowers our credit rating, places any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates a negative outlook for that rating, it could materially adversely affect the market price of our debt securities, as well as our costs and availability of debt capital.

The agreements governing some of our indebtedness contain restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions, operate our business or make distributions to our members.

The agreements governing some of our indebtedness contain restrictions and covenants, including financial covenants, that limit or will limit our ability to operate our business. These covenants, as well as any additional covenants to which we may be subject in the future because of additional indebtedness, could cause us to forego investment opportunities, reduce or eliminate distributions to our members or obtain financing on less than favorable terms. The covenants and other restrictions under our debt agreements may affect our ability to incur indebtedness, create liens on assets, sell or substitute assets, modify certain terms of our leases, prepay debt with higher interest rates, manage our cash flows and make distributions to our members. Additionally, these restrictions may adversely affect our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment, all of which may materially and adversely affect us.

General Real Estate Risks

Real estate investments are relatively illiquid and property vacancies could result in significant capital expenditures.

We may desire to sell a property in the future because of changes in market conditions, poor customer performance or default under any mortgage we hold, or to avail ourselves of other opportunities. We may also be required to sell a property in the future to meet debt obligations or avoid a default. Particularly with respect to certain types of real estate assets, such as movie theaters, that cannot always be sold quickly, we may be unable to realize our investment objective by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In addition, as a REIT, the Code limits our ability to dispose of properties in ways that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. We may be required to invest in the restoration or modification of a property before we can sell it. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service our debt and make distributions to our members.

The loss of a customer, either through lease expiration or customer bankruptcy, may require us to spend significant amounts of capital to renovate the property before it is suitable for a new customer and cause us to incur significant costs in the form of ongoing expenses for property maintenance, taxes, insurance and other expenses.

Uninsured losses relating to real property may adversely affect our returns.

Our contracts generally require our customers to maintain insurance customary for similar types of commercial property. Depending on the location of the property or nature of its use, losses of a catastrophic nature may be covered by insurance policies held by our customers with limitations, such as large deductibles or copayments, that a customer may not be able to meet. In addition, factors such as inflation, changes in building codes and ordinances, environmental considerations, public safety threats and others may result in insurance proceeds that are insufficient to repair or replace a damaged or destroyed property. In the event of a substantial or comprehensive loss of any of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures, which may exceed any amounts received under insurance policies, due to the upgrades needed to meet zoning and building code requirements. The loss of our capital investment in, or anticipated future returns from, our properties due to material uninsured losses could materially and adversely affect us.

Environmentally hazardous conditions may adversely affect our operating results.

Our properties may be subject to known and unknown environmental liabilities under various federal, state and local laws and regulations relating to human health and the environment, some of which may impose joint and several liability on certain statutory classes of persons, including owners or operators, for the costs of investigation or remediation of contaminated properties. These laws and regulations apply to past and present business operations on the properties, and the use, storage, handling and recycling or disposal of hazardous substances or wastes. We may be liable regardless of our knowledge of the contamination, the timing of the contamination, the cause of the contamination or the party responsible for the contamination. Our customers generally must indemnify us from all or most environmental compliance costs, but if a customer fails to, or cannot, comply, we may be required to pay such costs. These costs could be substantial, and because these potential environmental liabilities are generally uncapped, these costs could significantly exceed the property’s value. There can be no assurance that our environmental due diligence efforts will reveal all environmental conditions at the properties in our pipeline.

Under the laws of many states, contamination on a site may give rise to a lien on the site for clean-up costs. Several states will grant priority to a “super lien” for clean-up costs over all existing liens, including those of existing mortgages. If any of the properties on which we have a mortgage are or become contaminated and subject to a super lien, we may not be able to recover the full value of our investment.

Certain federal, state and local laws, regulations and ordinances govern the use, removal and/or replacement of underground storage tanks in the event of a release on, or an upgrade or redevelopment of, certain properties. Such laws, as well as common law standards, may impose liability for any releases of hazardous substances associated with the underground storage tanks and may allow third parties to seek recovery from the owners or operators of such properties for damages associated with such releases.

In a few states, transfers of some types of sites are conditioned upon cleanup of contamination prior to transfer, including in cases where a lender has become the owner of the site through a foreclosure, deed in lieu of foreclosure or otherwise. If any of our properties in these states are subject to such contamination, we may be subject to substantial clean-up costs before we are able to sell or otherwise transfer the property. Additionally, certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”) in the event of the remodeling, renovation or demolition of a building. Such laws, as well as common law standards, may impose liability for releases of ACMs and may impose fines and penalties against us or our customers for failure to comply with these requirements or allow third parties to seek recovery from us or our customers.

In addition, our properties may contain or develop harmful mold, exposure to which may cause a variety of adverse health effects. Exposure to mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold and could subject us to liability if property damage or health concerns arise.

If we or our customers become subject to any of the above-mentioned environmental risks, we may be materially and adversely affected.

We may be subject to liabilities and costs associated with the impacts of climate change.

The impacts of climate change on our properties or operations are highly uncertain and would be particular to the geographic areas in which we operate. Such impacts may result from increased frequency of natural disasters, changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, rising energy and environmental costs, and changing temperatures, which may impact our or our tenants’ ability to obtain property insurance on acceptable terms. While most all of our leases are triple-net, and generally impose responsibility on our tenants for the property-level operating costs and require our tenants to indemnify us for environmental liabilities, there can be no assurance that a given tenant will be able to satisfy its payment obligations to us under its lease if climate change adversely impacts a particular property.

Certain provisions of our leases or loan agreements may be unenforceable, which could adversely impact us.

Our rights and obligations with respect to our leases, mortgage loans or other loans are governed by written agreements. A court could determine that one or more provisions of such an agreement are unenforceable, such as a particular remedy (including rights to indemnification), a loan prepayment provision or a provision governing our security interest in the underlying collateral of a customer. We could be adversely impacted if, for example, this were to happen with respect to a master lease governing our rights relating to multiple properties. Furthermore, the enforceability of certain lease or loan provisions may be subject to varying interpretations under applicable state or federal law, and changes in legislation or judicial decisions could further impact the validity of these provisions. In the event that a court finds a key provision unenforceable, we may be required to renegotiate terms, potentially on less favorable conditions, or may lose certain rights or remedies altogether. This uncertainty could increase our exposure to financial loss, limit our ability to recover damages, or impair our ability to enforce other critical terms of our agreements, thereby adversely affecting our business, financial condition and results of operations.

General Risk Factors

We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our IT networks and related systems.

While we do not collect or maintain the types of information that are most often targeted in cyber-attacks, such as credit card data, bank account information, or sensitive personal information, we nevertheless face risks associated with security breaches through cyber-attacks, malware, computer viruses and malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, bad actors with access to systems inside our organization, and other significant disruptions of our IT networks and related systems. The risk of a security breach has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. There are also emerging threats that include the use of artificial intelligence (“AI”) to automate and enhance cyberattacks, generate sophisticated phishing attempts, bypass traditional security controls, and exploit vulnerabilities more efficiently. AI-powered attacks may increase the speed and complexity of cyber threats, making detection and response more challenging. Our IT networks and related systems are essential to the operation of our business, the availability and integrity of our data and our ability to perform day-to-day operations, and security breaches or system interruptions could result in misstated financial reports, violations of loan covenants, missed reporting deadlines, our inability to monitor our compliance with the rules and regulations regarding our qualification as a REIT, unauthorized access to, and destruction, loss, theft, misappropriation or release of proprietary, confidential, sensitive or otherwise valuable information of ours or others, the diversion of management’s attention and resources to remedy any resulting damages, liability for claims for breach of contract, damages, credits, penalties or termination of leases or other agreements, or damage to our reputation among our customers, lenders, vendors and investors generally.

We rely on information systems across our operations and corporate functions, in particular our finance and accounting departments, and depend on such systems to ensure payment of obligations, collection of cash, data warehousing to support analytics, and other various processes and procedures, and there can be no assurance that our security efforts will be effective in deterring security breaches or disruptions. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques, tools and tactics used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed to not be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers, disaster recovery or other preventative or corrective measures, and thus it is impossible for us to entirely counteract this risk or fully mitigate the harms after such an attack. And as we periodically upgrade our IT systems, we face the risk that these systems may not function properly and expose us to increased cybersecurity breaches and failures, which would expose us to reputational, competitive, operational, financial and business harm, as well as potential litigation and regulatory action.

We depend on key personnel; the loss of their full service could impair our ability to operate successfully.

We rely on the experience, efforts and abilities of senior leadership and other key personnel. We cannot guarantee the continued employment of any of the members of our senior leadership team or key personnel, each of whom could be difficult to replace, given their extensive knowledge and experience. The loss of services of one or more members of our senior leadership team, or our inability to attract and retain highly qualified personnel, could adversely affect our business and be negatively perceived in the capital markets, diminish our investment opportunities and weaken our relationships with lenders, business partners, and customers.

We are subject to litigation which could materially and adversely affect us.

From time to time, we are subject to litigation in connection with the ordinary course operation of our business, including instances in which we are named as defendants in lawsuits arising out of accidents causing personal injuries or other events that occur on the properties operated by our customers. We generally seek to have our customers defend and assume liability for such matters involving their properties. In other cases, we may defend ourselves, invoke our insurance coverage or the coverage of our customers, and/or invoke our indemnification rights included in our leases. Resolution of these types of matters against us may result in significant legal fees and/or require us to pay significant fines, judgments or settlements, which, to the extent uninsured or in excess of insured limits, or not subject to indemnification, could adversely impact our earnings and cash flows. We also may become subject to litigation relating to our financing and other transactions. Certain types of litigation, if determined adversely to us, may affect the availability or cost of some of our insurance coverage, which could expose us to increased risks that would be uninsured and materially and adversely impact our ability to attract directors and officers.

Future federal, state and local rules or regulations may adversely affect our and our customers’ results of operations.

Compliance with future federal, state and local governmental rules or regulations, or stricter interpretation of existing governmental rules or regulations, may result in new costs, new liabilities, restrictions on current business activities and could cause a material and adverse effect on our and our customers’ results of operation. There is no way to predict what governmental rules or regulations will be enacted in the future, how future rules or regulations will be administered or interpreted or how future rules or regulations will affect our or our customers’ businesses.

Risks Relating to the Exchange Offer and the New Notes

If you fail to exchange your Old Notes, the existing transfer restrictions will remain in effect and the market value of your Old Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Old Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

If you do not properly tender your Old Notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please read “The Exchange Offer — Procedures for Tendering” and “Description of Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. For further information regarding the consequences of not tendering your Old Notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange Old Notes.”

Some holders who exchange their Old Notes may be deemed to be underwriters and must deliver a prospectus in connection with resales of the New Notes.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume or indemnify such a holder against this liability.

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the exchange offer.

The effective subordination of the New Notes may limit our ability to satisfy our obligations under the New Notes.

The New Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. However, the New Notes will be effectively subordinated in right of payment to:

•	all existing and future mortgage indebtedness and other secured indebtedness of ours (to the extent of the value of the collateral securing such indebtedness);

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries and of any entity we account for using the equity method of accounting; and

•	all existing and future equity not owned by us, if any, in our subsidiaries and in any entity we account for using the equity method of accounting.

In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure any of our secured indebtedness and other secured obligations will be available to pay our obligations under the notes and our other unsecured indebtedness or obligations only after all of the indebtedness and other obligations secured by those assets have been repaid in full, and we caution you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, the rights of holders of our indebtedness and other obligations (including the notes) will be effectively subordinated to the prior claims of that subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we are ourselves a creditor with recognized claims against that subsidiary, in which case those claims would still be effectively subordinated to all debt secured by mortgages or other liens on the assets of that subsidiary (to the extent of the value of those assets) and would be subordinated to all indebtedness of that subsidiary senior to the indebtedness held by us. Moreover, in the event of the bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, the rights of holders of our indebtedness and other obligations (including any guarantees) will be effectively subordinated to any equity interests in that subsidiary held by persons other than us. In addition, in the event of the bankruptcy, liquidation, reorganization or other winding up of any subsidiary or other entity that we account for using the equity method of accounting, the rights of holders of our indebtedness and other obligations (including any guarantees) will be subject to the prior claims of that entity’s creditors and the holders of any indebtedness or other obligations of that entity, except to the extent that we are ourselves a creditor with recognized claims against that entity, in which case those claims would still be effectively subordinated to all debt secured by mortgages or other liens on the assets of that entity (to the extent of the value of those assets) and would be subordinated to all indebtedness of that entity senior to that held by us.

As of September 30, 2025, the Company had approximately $3.5 billion principal amount of unsecured indebtedness outstanding, and certain of the Company’s consolidated special purpose entity subsidiaries had approximately $3.3 billion principal amount of non-recourse mortgage notes payable outstanding.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the New Notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in amounts sufficient to enable us to pay amounts due on our indebtedness, including the New Notes, or to fund our other liquidity needs, including cash distributions to stockholders necessary to maintain our REIT qualification. Additionally, if we incur additional indebtedness in connection with future acquisitions or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition, results of operations and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the New Notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the New Notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity financing, or delaying capital expenditures, or strategic acquisitions and ventures. Any of these events could have a material adverse effect on our financial condition, results of operations, cash flows, the trading price of our securities (including the notes) and our ability to satisfy our debt service obligations.

We are subject to covenants in our debt agreements, including the indenture that will govern the New Notes, that may restrict or limit our operations and acquisitions and our failure to comply with the covenants in our debt agreements could have a material adverse impact on our business, results of operations and financial condition.

The terms of the instruments governing our existing indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining certain leverage and coverage ratios and minimum tangible net worth requirements. Our continued ability to incur additional indebtedness and to conduct business in general is subject to our compliance with these covenants, which limit our operational flexibility.

In addition, the indenture that will govern the New Notes contains certain covenants that, among other things, limit our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur additional secured and unsecured indebtedness.

Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. Any such default could have a material adverse impact on our business, results of operations and financial condition. In addition, our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements.

We may incur additional indebtedness in the future, which could exacerbate the risks related to our indebtedness and adversely impact our ability to pay the principal of or interest on the notes.

We may incur substantial additional secured or unsecured indebtedness in the future. Although the agreements governing our secured and unsecured indebtedness limit, and the indenture that will govern the notes will limit, our ability to incur additional indebtedness, these restrictions are subject to a number of significant exceptions. As such, we will have the ability to incur additional indebtedness, which could be substantial, without violating the limitations imposed by these debt instruments. To the extent we incur additional indebtedness, we may face additional risks associated with our indebtedness, including our possible inability to pay the principal of and interest on the New Notes.

An increase in interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, the market value of the New Notes may decline. We cannot predict future market interest rates.

A downgrade in our credit ratings could materially adversely affect our business and financial condition and the market value of the New Notes.

The credit ratings assigned to the New Notes and our other debt securities could change based upon, among other things, our results of operations and financial condition. These ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, these credit ratings are not recommendations to buy, sell or hold the notes or any other securities. If any of the credit rating agencies that have rated the notes or other debt securities downgrades or lowers its credit rating, or indicates that it has placed any such rating on a so-called “watch list” for a possible downgrading or lowering or otherwise indicates that its outlook for that rating is negative, such actions could have a material adverse effect on our cost and availability of capital, which could in turn have a material adverse effect on our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations (including payments on the notes) and could negatively impact the market value of the New Notes.

Our redemption of the New Notes may adversely affect your return.

We have the right to redeem some or all of the New Notes prior to maturity. We may choose to redeem the New Notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the rate on the New Notes being redeemed.

There is currently no active public trading market for the New Notes. The failure of an active public trading market for the New Notes to develop or be maintained is likely to adversely affect the market price and liquidity of the New Notes.

The New Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion in any quotation system. Accordingly, an active public trading market may not develop for the New Notes and, even if one develops, may not be maintained or be liquid. If an active public trading market for the New Notes does not develop or is not maintained, the market price and liquidity of the New Notes are likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the New Notes are traded after their purchase in this offering, they may trade at a discount, which could be substantial, from their purchase price.

The market price of the New Notes may be subject to fluctuations.

The liquidity of the trading market, if any, and the market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including, among others, the following:

•	our financial condition, results of operations, business, prospects and credit quality;

•	our ability to successfully complete acquisitions;

•	the amount of our outstanding indebtedness;

•	prevailing market interest rates;

•	the market for similar securities and the overall securities markets;

•	competition;

•	our ability to comply with debt covenants;

•	the size and liquidity of the market for the notes;

•	general market and economic conditions; and

•	the realization of any of the other risks included in this prospectus.

As a result of these factors, you may be able to sell the New Notes only at prices below those you believe to be appropriate, including prices below the price you paid for them.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the Old Notes. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, outstanding Old Notes in like principal amount. We will cancel all of the Old Notes surrendered in exchange for New Notes in the exchange offer. As a result, the issuance of the New Notes will not result in any increase or decrease in our indebtedness.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

The following discussion and analysis of our financial condition and results of operations should be read together with the “Business” section on page 41 below, as well as the consolidated financial statements and related notes included as exhibits to this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should read the section entitled “Risk Factors” beginning on page 7 of this prospectus and the “Forward-Looking Statements” section beginning on page iii of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

The Merger

On September 15, 2022, STORE Capital Corporation, a Maryland corporation, Ivory Parent, LLC, a Delaware limited liability company (“Parent”) and Ivory REIT, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Parent Parties are affiliates of GIC, a global institutional investor, and funds managed by Blue Owl Capital. On February 3, 2023 (the “Closing Date”), pursuant to the terms and subject to the conditions set forth in the Merger Agreement, STORE Capital Corporation merged with and into Merger Sub (the “Merger”) with Merger Sub surviving (the “Surviving Entity”) and the separate existence of STORE Capital Corporation ceased. Immediately following the completion of the Merger, the Surviving Entity changed its name to STORE Capital LLC. As of the Closing Date of the Merger, the common equity of the Company is no longer publicly traded.

Following the Merger, we are a Delaware limited liability company organized as an internally managed real estate investment trust, or REIT. As a REIT, we will generally not be subject to federal income tax to the extent that we distribute all our taxable income to our members and meet other requirements.

For the periods prior to the Merger, we present the results of operations for STORE Capital Corporation and its wholly owned subsidiaries (the “Predecessor”). For the periods after the Merger, we present the results of operations for STORE Capital LLC and its wholly owned subsidiaries (the “Successor”). The twelve months ended December 31, 2023 (the “Combined Period”) include the results of operations for the Predecessor during the period of January 1, 2023 through February 2, 2023 and the results of operations for the Successor during the period February 3, 2023 through December 31, 2023.

Liquidity and Capital Resources

As of September 30, 2025, our investment portfolio stood at approximately $16.8 billion, consisting of investments in 3,564 property locations. Substantially all of our cash from operations is generated by our investment portfolio.

Our primary cash expenditures are the principal and interest payments we make on the debt we use to finance our real estate investment portfolio and the general and administrative expenses of managing the portfolio and operating our business. Since substantially all our leases are triple net, our tenants are generally responsible for the maintenance, insurance and property taxes associated with the properties they lease from us. When a property becomes vacant through a tenant default or expiration of the lease term with no tenant renewal, we incur the property costs not paid by the tenant, as well as those property costs accruing during the time it takes to locate a substitute tenant or sell the property. We expect to incur some property-level operating costs from time to time in periods during which properties that become vacant are being remarketed. In addition, we may recognize an expense for certain property costs, such as real estate taxes billed in arrears, if we believe the tenant is likely to vacate the property before making payment on those obligations or may be unable to pay such costs in a timely manner. Property costs are generally not significant to our operations, but the amount of property costs can vary quarter to quarter based on the timing of property vacancies and the level of underperforming properties. We may advance certain property costs on behalf of our tenants but expect that the majority of these costs will be reimbursed by the tenant and do not anticipate that they will be significant to our operations.

We intend to continue to grow through additional real estate investments. To accomplish this objective, we must continue to identify real estate acquisitions that are consistent with our underwriting guidelines and raise future additional capital to make such acquisitions. We acquire real estate with a combination of debt and equity capital, proceeds from the sale of properties and cash from operations that is not otherwise distributed to our members in the form of distributions. We also periodically commit to fund the construction of new properties for our customers or to provide them funds to improve and/or renovate properties we lease to them. These additional investments will generally result in increases to the rental revenue or interest income due under the related contracts.

Financing Strategy

Our debt capital is initially provided on a short-term, temporary basis through a multi-year, variable-rate unsecured revolving credit facility with a group of banks. We manage our long-term leverage position through the strategic and economic issuance of long-term fixed-rate debt on both a secured and unsecured basis. By matching the expected cash inflows from our long-term real estate leases with the expected cash outflows of our long-term fixed-rate debt, we “lock in”, for as long as is economically feasible, the expected positive difference between our scheduled cash inflows on the leases and the cash outflows on our debt payments. By locking in this difference, or spread, we seek to reduce the risk that increases in interest rates would adversely impact our profitability. In addition, we use various financial instruments designed to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies such as interest rate swaps and caps, depending on our analysis of the interest rate environment and the costs and risks of such strategies. We also ladder our debt maturities in order to minimize the gap between our free cash flow (which we define as our cash from operations less distributions) and our annual debt maturities.

Unsecured Revolving Credit Facility

We have an unsecured credit agreement, which was amended and restated in September 2025, with a group of lenders which provides for an unsecured revolving credit facility. The facility has an increased borrowing capacity of $1.25 billion from the previous capacity of $753.9 million, matures in September 2029 and includes two six-month extension options, subject to certain conditions and the payment of a 0.075% extension fee. As of September 30, 2025, we had $373.6 million outstanding under our credit unsecured revolving facility.

Borrowings under the facility require monthly payments of interest at a rate selected by us of either (1) Daily Simple SOFR plus a spread ranging from 1.00% to 1.45%, or (2) the Base Rate, as defined in the credit agreement, plus a spread ranging from 0.00% to 0.45%. The spread used is based on our consolidated total leverage ratio as defined in the credit agreement. We are required to pay a facility fee on the total commitment amount ranging from 0.15% to 0.30% based on our consolidated total leverage ratio. We have a one-time, irrevocable election available under the unsecured credit agreement to convert our borrowings to a credit-based ratings grid. As of September 30, 2025, the applicable spread for SOFR-based borrowings is 1.10% and the facility fee is 0.20%. As of September 30, 2025, we had five interest rate swap agreements with an aggregate notional value of $373.6 million that effectively convert the outstanding borrowings on the credit facility to an all-in fixed rate of 4.9860%.

Under the terms of the credit facility, we are subject to various restrictive financial and nonfinancial covenants which, among other things, require us to maintain certain leverage ratios, cash flow and debt service coverage ratios and secured borrowing ratios. Certain of these ratios are based on our pool of unencumbered assets, which aggregated approximately $11.2 billion at September 30, 2025. The facility is recourse to us, and, as of September 30, 2025, we were in compliance with the financial and nonfinancial covenants under the credit facility.

Senior Unsecured Term Debt

In March 2025, we completed an issuance of five-year senior unsecured notes, with an aggregate principal amount of $350.0 million and a coupon rate of 5.40%. As of September 30, 2025, we had an aggregate principal amount of $1.8 billion of senior unsecured notes outstanding; $1.4 billion of public senior unsecured notes and $350.0 million of private senior unsecured notes, which are the subject of this registration statement. These senior unsecured notes bear a weighted average coupon rate of 3.98% and interest on these notes is paid semi-annually. The supplemental indentures governing our senior unsecured notes contain various restrictive covenants, including limitations on our ability to incur additional secured and unsecured indebtedness. As of September 30, 2025, we were in compliance with these covenants.

Prior to the inaugural issuance of public debt in March 2018, unsecured long-term debt had been issued through the private placement of notes to institutional investors. As of September 30, 2025, we had an aggregate principal amount of $82.0 million of privately placed notes outstanding. The financial covenants of the privately placed notes are similar to our current unsecured revolving credit facility. As of September 30, 2025, we were in compliance with these covenants.

We have a credit agreement with a group of lenders which provides for two senior unsecured, variable-rate term loans which were amended and restated in September 2025 (collectively the “Unsecured Term Loans”). As of September 30, 2025, the Tranche A-1 Term Loan (“Tranche A-1 Term Loan”) had a balance of $1.0 billion and matures in September 2030. The Tranche A-2 Term Loan (“Tranche A-2 Term Loan”) had a balance of $650.0 million and matures in September 2028 and includes two six-month extension options, subject to certain conditions and the payment of a 0.075% extension fee.

The interest rate on each of the Unsecured Term Loans resets at Daily Simple SOFR plus a credit rating-based spread ranging from 0.75% to 1.60%. At September 30, 2025, our spread was 1.20%. As of September 30, 2025, we had ten interest rate swap agreements, with an aggregate notional value of $1.0 billion, which effectively convert the Tranche A-1 Term Loan borrowings to an all-in fixed rate of 4.2763% and six interest rate swap agreements, with an aggregate notional value of $650.0 million, which effectively convert the Tranche A-2 Term Loan borrowings to an all-in fixed rate of 5.1378%.

The aggregate outstanding principal amount of our unsecured senior notes and term loans payable was $3.5 billion as of September 30, 2025.

Non-recourse Secured Debt

As of September 30, 2025, approximately 32% of our real estate investment portfolio served as collateral for outstanding borrowings under our STORE Master Funding debt program. We believe our STORE Master Funding program allows for flexibility not commonly found in non-recourse debt, often making it preferable to traditional debt issued in the commercial mortgage-backed securities market. Under the program, STORE Capital serves as both master and special servicer for the collateral pool, allowing for active portfolio monitoring and prompt issue resolution. In addition, features of the program allowing for the sale or substitution of collateral, provided certain criteria are met, facilitate active portfolio management. Through this debt program, we arrange for bankruptcy remote, special purpose entity subsidiaries to issue multiple series of investment-grade asset backed net lease mortgage notes, or ABS notes, from time to time as additional collateral is added to the collateral pool and leverage can be added in incremental note issuances based on the value of the collateral pool.

The ABS notes are generally issued by our wholly owned special purpose entity subsidiaries to institutional investors through the asset backed securities market. These ABS notes are typically issued in two classes, Class A and Class B. At the time of issuance, the Class A notes generally represent approximately 70% of the appraised value of the underlying real estate collateral owned by the issuing subsidiaries and are currently rated AAA or AA by S&P Global Ratings.

In September 2025, our consolidated special purpose entities issued Series 2025-1 of net-lease mortgage notes under the STORE Master Funding debt program consisting of $625.0 million of five-year, seven-year and ten-year notes issued in six Class A tranches as summarized below:

Note Class	Rating (a)	Amount	Coupon Rate	Term	Maturity Date
Class A-1	AAA	$107,200,000	4.76%	5 years	September 2030
Class A-2	AAA	268,000,000	4.98%	7 years	September 2032
Class A-3	AAA	160,800,000	5.19%	10 years	September 2035
Class A-4	AA	17,800,000	4.95%	5 years	September 2030
Class A-5	AA	44,500,000	5.17%	7 years	September 2032
Class A-6	AA	26,700,000	5.39%	10 years	September 2035

Total/Weighted Average Coupon Rate		$625,000,000	5.06%

(a)	By S&P Global Ratings.

The aggregate outstanding principal amount of our secured mortgage notes payable was $3.3 billion as of September 30, 2025.

Debt Summary

As of September 30, 2025, our aggregate secured and unsecured term debt had an outstanding principal balance of $6.8 billion, a weighted average maturity of 4.5 years and a weighted average interest rate of 4.5%. The following is a summary of the outstanding balance of our borrowings as well as a summary of the portion of our real estate investment portfolio that is either pledged as collateral for these borrowings or is unencumbered as of September 30, 2025:

		Gross Investment Portfolio Assets
(In millions)	Outstanding Borrowings	Special Purpose Entity Subsidiaries	All Other Subsidiaries	Total
STORE Master Funding net-lease mortgage notes payable	$3,217	$5,372	$—	$5,372
Other mortgage notes payable	99	233	—	233

Total non-recourse secured debt	3,316	5,605	—	5,605
Unsecured notes and term loans payable	3,507	—	—	—
Unsecured revolving credit facility	374	—	—	—

Total unsecured debt (including revolving credit facility)	3,881	—	—	—
Unencumbered real estate assets	—	9,420	1,829	11,249

Total	$7,197	$15,025	$1,829	$16,854

Our decision to use either senior unsecured term debt, STORE Master Funding or other non-recourse traditional mortgage loan borrowings depends on our view of the most strategic blend of unsecured versus secured debt that is needed to maintain our targeted level of overall corporate leverage, as well as on borrowing costs, debt terms, debt flexibility and the tenant and industry diversification levels of our real estate assets. Our acquisition of real estate assets will increase our financial flexibility by providing us with additional assets that can support senior unsecured financing or that can serve as substitute collateral for existing debt. Should market factors, which are beyond our control, adversely impact our access to these debt sources at economically feasible rates, our ability to grow through additional real estate acquisitions will be limited to any undistributed amounts available from our operations and equity contributions from our members.

For additional details and terms regarding these debt instruments, see Note 4 to the September 30, 2025 unaudited condensed consolidated financial statements.

Equity

In connection with the Merger, we issued 1,000 common units to our common members for an aggregate cash amount of $8.3 billion. Prior to the Merger, 125 Series A Preferred Units were issued to our preferred members for an aggregate cash amount of $125,000. Additionally, during the nine months ended September 30, 2025, one of our wholly-owned subsidiaries issued 125 Series B Preferred Units for an aggregate cash amount of $125,000. In accordance with our operating agreement, our common members receive distributions monthly and are subject to capital calls. Our preferred members receive distributions bi-annually and are not subject to capital calls.

Cash Flows

Substantially all our cash from operations is generated by our investment portfolio. As shown in the following table, net cash provided by operating activities for the nine months ended September 30, 2025 was $41.2 million more than the nine months ended September 30, 2024. The increase is primarily driven by additional rental revenue and interest income generated by the increase in size of our real estate portfolio. During the nine months ended September 30, 2025 and 2024, our investments in real estate, loans and financing receivables were funded with a combination of cash on hand, net proceeds from asset dispositions, net proceeds from the issuance of long-term debt and capital contributions from our members.

From a financing perspective, our activities provided $422.8 million of net cash during the nine months ended September 30, 2025 as compared to $101.4 million during the nine months ended September 30, 2024. Financing activities during the nine months ended September 30, 2025 included $350.0 million of additional senior unsecured note borrowings, $625.0 million of STORE Master Funding Series 2025-1 notes issued and the repayment of an aggregate $256.6 million of STORE Master Funding notes. Capital contributions from our members totaled $350.0 million and cash distributions to our members totaled $600.0 million for the nine months ended September 30, 2025.

	Nine Months Ended September 30,		Increase (Decrease)
(In thousands)	2025	2024
Net cash provided by operating activities	$582,773	$541,568	$41,205
Net cash used in investing activities	(990,571)	(537,419)	(453,152)
Net cash provided by financing activities	422,780	101,428	321,352

Net change in cash, cash equivalents and restricted cash	$14,982	$105,577	$(90,595)

As of September 30, 2025, we had liquidity of $163.5 million on our balance sheet. Management believes that our current cash balance, the $876.4 million of immediate borrowing capacity available as of September 30, 2025 on our unsecured revolving credit facility and the cash generated by our operations is sufficient to fund our operations for the next twelve months and beyond and allow us to acquire the real estate for which we currently have made commitments. In order to continue growing our real estate portfolio in the future, beyond the excess cash generated by our operations and our ability to borrow, we would expect to raise additional equity capital from our members.

Recently Issued Accounting Pronouncements

See Note 2 to the September 30, 2025 unaudited condensed consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires our management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on the best information available to us at the time, our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our consolidated financial statements. From time to time, we reevaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

Our discussion and analysis of our historical financial condition and results of operations is based upon our consolidated financial statements, which are prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ materially from those estimates. The accounting policies discussed below are considered critical because changes to certain judgments and assumptions inherent in these policies could affect the financial statements. For more information on our accounting policies, please refer to the notes to our consolidated financial statements.

Accounting for Real Estate Investments

Classification and Cost

We record the acquisition of real estate properties at cost, including acquisition and closing costs. We allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Intangible assets and liabilities acquired may include the value of existing in-place leases, above-market or below-market lease value of in-place leases and ground lease-related intangibles, as applicable. Management uses multiple sources to estimate fair value, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. Certain of our lease contracts allow our customers the option, at their election, to purchase the leased property from us at a specified time or times (generally at the greater of the then-fair market value or our cost, as defined in the lease contracts). Subsequent to the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842)(“ASC Topic 842”) on January 1, 2019, for real estate assets acquired through a sale-leaseback transaction and subject to a lease contract that, due to the terms of the contract is classified as a finance lease, or where the contract contains a purchase option, we will account for such an acquisition as a financing arrangement and record the investment in loans and financing receivables on the consolidated balance sheets.

In-place lease intangibles are valued based on management’s estimates of lost rent and carrying costs during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases (including leasing commissions) and other related costs.

The fair value of any above-market or below-market lease is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place lease and management’s estimate of current market lease rates for the property, measured over a period equal to the remaining term of the lease.

Impairment

We review our real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations. Such events or changes in circumstances may include an expectation to sell certain assets in accordance with our long-term strategic plans. Management considers factors such as expected future undiscounted cash flows, capitalization and discount rates, terminal value, tenant improvements, market trends (such as the effects of leasing demand and competition) and other factors including bona fide purchase offers received from third parties in making this assessment. If an asset is determined to be impaired, the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results.

Real Estate Portfolio Information

As of September 30, 2025, our total investment in real estate and loans approximated $16.8 billion, representing investments in 3,564 property locations, substantially all of which are profit centers for our customers. The weighted average non-cancellable remaining term of our leases was approximately 14.5 years.

Results of Operations for the Three and Nine Months Ended September 30, 2025 compared to the Three and Nine Months Ended September 30, 2024

Overview

As of September 30, 2025, our real estate investment portfolio had grown to approximately $16.8 billion, consisting of investments in 3,564 property locations in 49 states, operated by 672 customers in various industries. Approximately 84% of the real estate investment portfolio represents commercial real estate properties subject to long term leases, approximately 16% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by our customers’ other assets.

Three and nine months ended September 30, 2025 compared to three and nine months ended September 30, 2024:

	Three Months Ended September 30,		Increase (Decrease)	Nine Months Ended September 30,		Increase (Decrease)
(In thousands)	2025	2024		2025	2024
Total revenues	$305,624	$287,417	$18,207	$911,339	$842,091	$69,248
Expenses:
Interest	94,812	91,732	3,080	278,040	270,498	7,542
Property costs	7,605	6,490	1,115	14,294	17,385	(3,091)
General and administrative	17,841	17,288	553	52,358	50,597	1,761
Depreciation and amortization	147,481	146,193	1,288	443,699	439,300	4,399
Provisions for impairment	11,769	11,370	399	26,260	28,823	(2,563)

Total expenses	279,508	273,073	6,435	814,651	806,603	8,048

Other income:
Net gain on dispositions of real estate	8,104	15,346	(7,242)	7,447	50,459	(43,012)

	Three Months Ended September 30,		Increase (Decrease)	Nine Months Ended September 30,		Increase (Decrease)
(In thousands)	2025	2024		2025	2024
Income before income taxes	$34,220	$29,690	$4,530	$104,135	$85,947	$18,188
Income tax expense (benefit)	340	(2,657)	2,997	(10,150)	1,593	(11,743)

Net income	33,880	32,347	1,533	114,285	84,354	29,931
Less: Net income attributable to noncontrolling interest	126	221	(95)	1,107	683	424

Net income attributable to controlling interest	$33,754	$32,126	$1,628	$113,178	$83,671	$29,507

Revenues

The increase in revenues period over period was driven primarily by the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. Our real estate investment portfolio grew from approximately $15.3 billion in gross investment amount representing 3,245 properties at September 30, 2024 to approximately $16.8 billion in gross investment amount representing 3,564 properties at September 30, 2025. Our real estate investments were made throughout the periods presented and were not all outstanding for the entire period; accordingly, a portion of the increase in revenues between periods is related to recognizing revenue for the full periods in 2025 on acquisitions that were made during 2024. Similarly, the full revenue impact of acquisitions made during the first nine months of 2025 will not be seen until the fourth quarter of 2025. A smaller component of the increase in revenues between periods is related to rent escalations recognized on our lease contracts; over time, these rent increases can provide a strong source of revenue growth.

Additionally, during the three and nine months ended September 30, 2025, we recorded bank interest income from cash held on deposit of $0.4 million and $3.3 million, respectively, as compared to $5.0 million and $13.0 million during the three and nine months ended September 30, 2024, respectively.

The majority of our investments are made through sale-leaseback transactions in which we acquire the real estate from the owner-operators and then simultaneously lease the real estate back to them through long-term leases based on the tenant’s business needs. The initial rental or capitalization rates we achieve on sale-leaseback transactions, calculated as the initial annualized base rent divided by the purchase price of the properties, vary from transaction to transaction based on many factors, such as the terms of the lease, the property type including the property’s real estate fundamentals and the market rents in the area on the various types of properties we target across the United States. There are also online commercial real estate auction marketplaces for real estate transactions; properties acquired through these online marketplaces are often subject to existing leases and offered by third party sellers. In general, because we provide tailored customer lease solutions in sale-leaseback transactions, our lease rates historically have been higher and subject to less short-term market influences than what we have seen in the auction marketplace as a whole. In addition, since our real estate lease contracts are a substitute for both borrowings and equity that our customers would otherwise have to commit to their real estate locations, we believe there is a relationship between lease rates and market interest rates and that lease rates are also influenced by overall capital availability.

Interest Expense

We fund the growth in our real estate investment portfolio primarily with members’ contributions, net proceeds from sales of real estate and net proceeds from issuances of debt.

The following table summarizes our interest expense for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2025	2024	2025	2024
Interest expense - credit facility	$6,412	$4,403	$15,539	$13,114
Interest expense - credit facility fees	391	386	1,053	1,148
Interest expense - secured and unsecured debt	70,415	68,442	207,909	199,606
Capitalized interest	(1,486)	(592)	(2,832)	(2,090)
Amortization of debt discounts, deferred financing costs and other	19,080	19,093	56,371	58,720

Total interest expense	$94,812	$91,732	$278,040	$270,498

Credit facility:
Average debt outstanding	$516,908	$375,000	$435,097	$375,000
Average interest rate during the period (excluding facility fees)	5.0%	4.7%	4.8%	4.7%
Secured and unsecured debt:
Average debt outstanding	$6,206,477	$6,163,676	$6,205,003	$6,067,664
Average interest rate during the period	4.5%	4.4%	4.5%	4.4%

Interest expense associated with our secured and unsecured debt increased compared to the period ended September 30, 2024 as a result of an increase in the weighted average interest rate and outstanding borrowings of secured and unsecured debt. Long-term debt added after September 30, 2024 consisted of $350.0 million of senior unsecured notes issued in March 2025 with a coupon rate of 5.40% and $625.0 million of STORE Master Funding Series 2025-1 notes issued in September 2025 at a weighted average coupon rate of 5.06%. Secured and unsecured debt repaid in full since September 30, 2024 included an aggregate $256.6 million of STORE Master Funding Series 2015-1 Class A-2 notes which bore an interest rate of 4.17% and $32.4 million of private notes which bore an interest rate of 5.24%. As of September 30, 2025, we had $6.8 billion of secured and unsecured debt outstanding with a weighted average interest rate of 4.50%.

Property Costs

Approximately 99% of our leases are triple net, meaning that our tenants are generally responsible for the property-level operating costs such as taxes, insurance and maintenance. Accordingly, we generally do not expect to incur property-level operating costs or capital expenditures, except during any period when one or more of our properties is no longer under lease or when our tenant is unable to meet their lease obligations. Our need to expend capital on our properties is further reduced due to the fact that some of our tenants will periodically refresh the property at their own expense to meet their business needs or in connection with franchisor requirements. As of September 30, 2025, we owned 23 properties that were vacant and not subject to a lease and the lease contracts related to just 17 properties we own are due to expire during the remainder of 2025. We expect to incur some property costs related to the vacant properties until such time as those properties are either leased or sold. The amount of property costs can vary quarter to quarter based on the timing of property vacancies and the level of underperforming properties.

As of September 30, 2025, we had entered into operating ground leases as part of several real estate investment transactions. The ground lease payments made by our tenants directly to the ground lessors are presented on a gross basis in the condensed consolidated statements of operations, both as rental revenues and as property costs. For the few lease contracts where we collect property taxes from our tenants and remit those taxes to governmental authorities, we reflect those payments on a gross basis as both rental revenue and as property costs.

The following is a summary of property costs (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Property-level operating costs(a)	$5,646	$4,402	$8,213	$11,272
Operating ground lease payments made by STORE Capital	109	109	291	290
Operating ground lease payments made by STORE Capital tenants	617	614	1,865	1,703
Operating ground lease straight-line rent expense	219	300	747	835
Property taxes payable from tenant impounds	1,014	1,065	3,178	3,285

Total property costs	$7,605	$6,490	$14,294	$17,385

(a)

Property-level operating costs primarily include those expenses associated with vacant or nonperforming properties, property management costs for the few properties that have specific landlord obligations and the cost of performing property site inspections from time to time.

General and Administrative Expenses

General and administrative expenses include compensation and benefits; professional fees such as portfolio servicing, legal, accounting and rating agency fees; and general office expenses such as insurance, office rent and travel costs. General and administrative costs totaled $17.8 million and $52.4 million for the three and nine months ended September 30, 2025, respectively, as compared to $17.3 million and $50.6 million for the three and nine months ended September 30, 2024, respectively.

Generally, we expect that general and administrative expenses will rise in some measure as our real estate investment portfolio grows. Certain expenses, such as property related insurance costs and the costs of servicing the properties and loans comprising our real estate portfolio, increase in direct proportion to the increase in the size of the portfolio. However, general and administrative expenses as a percentage of the portfolio have historically decreased over time due to efficiencies and economies of scale.

Depreciation and Amortization Expense

Depreciation and amortization expense, which increases in proportion to the increase in the size of our real estate portfolio, rose from $146.2 million and $439.3 million for the three and nine months ended September 30, 2024, respectively, to $147.5 million and $443.7 million for the three and nine months ended September 30, 2025, respectively.

Provisions for Impairment

During the three and nine months ended September 30, 2025, we recognized $9.8 million and $22.5 million, respectively, in provisions for the impairment of real estate and $2.0 million and $3.8 million, respectively, in provisions for credit losses related to our loans and financing receivables. During the three and nine months ended September 30, 2024, we recognized $8.7 million and $22.8 million, respectively, in provisions for the impairment of real estate and $2.7 million and $6.0 million, respectively, in provisions for credit losses related to our loans and financing receivables.

Net Gain on Dispositions of Real Estate

As part of our ongoing active portfolio management process, we sell properties from time to time in order to enhance the diversity and quality of our real estate portfolio and to take advantage of opportunities to recycle capital. During the three months ended September 30, 2025 we recognized an $8.1 million aggregate net gain on the sale of 25 properties. In comparison, during the three months ended September 30, 2024 we recognized a $16.8 million aggregate net gain on the sale of 26 properties. For the nine months ended September 30, 2025, we recognized an $11.6 million net gain on the sale of 70 properties compared to a $34.5 million net gain on the sale of 82 properties for the nine months ended September 30, 2024.

Additionally, during the nine months ended September 30, 2025, we recognized a net $5.4 million non-cash loss associated with the non-cash acquisition of real estate improvements and a lease assignment for a contract accounted for as a financing arrangement. During the three and nine months ended September 30, 2024, we also recognized a $1.5 million non-cash net loss and $16.0 million non-cash net gain, respectively, associated with certain lease modifications.

Net Income

For the three and nine months ended September 30, 2025, our net income was $33.9 million and $114.3 million, respectively, as compared to net income of $32.3 million and $84.4 million during the three and nine months ended September 30, 2024, respectively. The increase in net income for the three months ended September 30, 2025 as compared to 2024 primarily resulted from the growth in our real estate investment portfolio, which generated additional rental revenues and interest income, partially offset by a decrease in the net gain on disposition of real estate and increases in interest expense, income tax expense, depreciation and amortization and property costs. The increase in net income for the nine months ended September 30, 2025 primarily resulted from the growth in our real estate investment portfolio, which generated additional rental revenues and interest income, a net income tax benefit and decreases in property costs and impairments, partially offset by a decrease in the net gain on dispositions of real estate and increases in interest expense, depreciation and amortization and general and administrative expense.

Results of Operations for the Year Ended December 31, 2024 compared to the Combined Period Ended December 31, 2023

The Year Ended December 31, 2024 Compared to the Combined Period 2023

	Successor		Predecessor	Increase (Decrease)
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023
(In thousands)
Total revenues	$1,152,416	$951,900	$81,184	$119,332
Expenses:
Interest	362,069	362,605	19,080	(19,616)
Property costs	24,878	16,873	1,348	6,657
General and administrative	68,468	55,035	5,679	7,754
Merger-related	—	—	895	(895)
Depreciation and amortization	587,575	533,637	27,789	26,149
Provisions for impairment	31,911	25,265	—	6,646

Total expenses	1,074,901	993,415	54,791	26,695

Other income (loss):
Gain (loss) on dispositions of real estate	48,525	(6,680)	97	55,108
Loss on extinguishment of debt	—	(67,897)	—	67,897

	Successor		Predecessor	Increase (Decrease)
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023
Income (loss) before income taxes	$126,040	$(116,092)	$26,490	$215,642
Income tax expense	1,947	22,567	703	(21,323)

Net income (loss)	124,093	(138,659)	25,787	236,965
Less: Net income (loss) attributable to noncontrolling interest	900	(60)	—	960

Net income (loss) attributable to controlling interest	$123,193	$(138,599)	$25,787	$236,005

Revenues

The increase in revenues period over period was driven primarily by the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. Our real estate investment portfolio grew from approximately $14.7 billion in gross investment amount representing 3,206 properties at December 31, 2023 to approximately $15.7 billion in gross investment amount representing 3,312 properties at December 31, 2024. Our real estate investments were made throughout the periods presented and were not all outstanding for the entire period; accordingly, a portion of the increase in revenues between periods is related to recognizing revenue for the full periods in 2024 on acquisitions that were made during 2023. Similarly, the full revenue impact of acquisitions made during 2024 will not be seen until 2025. A smaller component of the increase in revenues between periods is related to rent escalations recognized on our lease contracts; over time, these rent increases can provide a strong source of revenue growth.

Additionally, during 2024 and the Combined Period, we recognized $3.2 million and $0.5 million, respectively, in lease termination fee income, primarily related to certain property sales, which are included in other income. For the year ended December 31, 2024 and for the Combined Period, other income includes $15.4 million and $3.6 million, respectively, of interest income generated on bank cash holdings.

Interest Expense

We fund the growth in our real estate investment portfolio primarily with members’ contributions, net proceeds from sales of real estate and net proceeds from issuances of debt.

The following table summarizes our interest expense for the periods presented:

	Successor		Predecessor
(Dollars in thousands)	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023
Interest expense–credit facility	$17,560	$18,640	$2,697
Interest expense–credit facility fees	1,533	1,190	110
Interest expense–secured and unsecured debt	267,792	262,840	15,799
Capitalized interest	(2,614)	(2,895)	(240)
Amortization of debt discounts, deferred financing costs and other	77,798	82,830	714

Total interest expense	$362,069	$362,605	$19,080

	Successor		Predecessor
(Dollars in thousands)	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023
Credit facility:
Average debt outstanding	$375,727	$390,816	$559,848
Average interest rate during the period (excluding facility fees)	4.7%	5.2%	5.3%
Secured and unsecured debt:
Average debt outstanding	$6,086,565	$6,073,933	$4,670,146
Average interest rate during the period	4.4%	4.7%	3.7%

Interest expense associated with our secured and unsecured debt decreased from the Combined Period as a result of a decrease in the weighted average interest rate, partially offset by an increase in average outstanding borrowings. Secured and unsecured debt added during 2024 consisted of $135.0 million of unsecured floating-rate term loan borrowings in January 2024, which have been effectively converted to a weighted average fixed rate of 5.01%, and $450.0 million of STORE Master Funding Series 2024-1 notes issued in April 2024 at a weighted average coupon rate of 5.76%. Secured and unsecured debt repaid in full during 2024 included an aggregate $186.5 million of STORE Master Funding Series 2018-1 Class A-1 notes and Class A-3 notes which bore a weighted average rate of 4.07% and $32.4 million of public notes which bore an interest rate of 5.24%. The primary driver of the decrease in the weighted average interest rate was the 2023 payoff of the $2.0 billion of secured, floating rate term loan facility borrowings, which had outstanding average borrowings of $1.1 billion during the period from February 3, 2023 through December 31, 2023 and a weighted average interest rate of 7.68%. As of December 31, 2024, we had $6.1 billion of long-term debt outstanding with a weighted average interest rate of 4.4%.

Interest expense associated with our revolving credit facility decreased from the Combined Period as a result of a decrease in the average interest rate and a decrease in the level of average borrowings outstanding on the revolving credit facility during 2024. During 2024, we had average borrowings outstanding on the revolving credit facility of $375.7 million at a weighted average interest rate of 4.7% as compared to average borrowings of $406.1 million at a weighted average interest rate of 5.2% during the Combined Period. As of December 31, 2024, we had $375.0 million of borrowings outstanding under our revolving credit facility.

Property Costs

As of December 31, 2024, we owned 19 properties that were vacant and not subject to a lease and the lease contracts related to just 29 properties we own are due to expire during 2025.

As of December 31, 2024, we had entered into operating ground leases as part of several real estate investment transactions.

The following is a summary of property costs (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023
Property-level operating costs(a)	$16,425	$10,301	$784
Ground lease-related intangibles amortization expense	—	—	39

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023
Operating ground lease payments made by STORE Capital	$436	$384	$33
Operating ground lease payments made by STORE Capital tenants	2,866	2,444	185
Operating ground lease straight-line rent expense	666	402	55
Property taxes payable from tenant impounds	4,485	3,342	252

Total property costs	$24,878	$16,873	$1,348

(a)

Property-level operating costs primarily include those expenses associated with vacant or nonperforming properties, property management costs for the few properties that have specific landlord obligations and the cost of performing property site inspections from time to time.

General and Administrative Expenses

General and administrative costs totaled $68.5 million for the year ended December 31, 2024 compared to $60.7 million for the Combined Period.

Merger-Related Expenses

Merger-related expenses include legal fees and other costs incurred as a result of the Merger. For the period from January 1, 2023 through February 2, 2023, merger-related expenses totaled $0.9 million.

Depreciation and Amortization Expense

Depreciation and amortization expense rose from $561.4 million for the Combined Period to $587.6 million for the year ended December 31, 2024.

Provisions for Impairment

During the year ended December 31, 2024, we recognized $23.6 million in provisions for the impairment of real estate and $8.3 million in provisions for credit losses related to our loans and financing receivables. During the Combined Period, we recognized $17.6 million in provisions for the impairment of real estate and $7.7 million in net provisions for credit losses related to our loans and financing receivables.

Gain (Loss) on Dispositions of Real Estate

During the year ended December 31, 2024, we recognized a $32.5 million net gain on the sale of 104 properties. In comparison, during the Combined Period, we recognized a $6.6 million aggregate net loss on the sale of 25 properties and 23 loans and financing receivables. The net proceeds from the dispositions of real estate during 2024 aggregated $355.2 million as compared to an aggregate original investment amount of $363.4 million. For properties sold during 2023, net proceeds aggregated $74.5 million as compared to an aggregate original investment amount of $79.9 million. During 2024 and 2023, we collected $3.4 million and $4.4 million, respectively, of early lease termination payments in connection with certain property sales. Additionally, during the year ended December 31, 2024, we recognized a $16.0 million non-cash net gain associated with certain lease modifications.

Loss on Extinguishment of Debt

During the Combined Period, we recognized a loss on the extinguishment of debt of $67.9 million, associated with the partial prepayments made on the secured term loan facility and unsecured term notes during the period. No such losses were recorded during the year ended December 31, 2024.

Net Income (Loss)

For the year ended December 31, 2024 our net income was $124.1 million as compared to a net loss of $112.8 million for the Combined Period. The change in net income for the year ended December 31, 2024 primarily resulted from the growth in our real estate investment portfolio, which generated additional rental revenues and interest income, a decrease in the loss on extinguishment of debt, an increase in net gain on disposition of real estate, and lower income tax and interest expense, offset by increases in depreciation and amortization, general and administrative, property and impairment costs.

Results of Operations for the Combined Period Ended December 31, 2023 compared to the Year Ended December 31, 2022

Combined Period 2023 Compared to Year Ended December 31, 2022

	Successor	Predecessor		Increase (Decrease)
(In thousands)	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Total revenues	$951,900	$81,184	$910,172	$122,912
Expenses:
Interest	362,605	19,080	189,549	192,136
Property costs	16,873	1,348	14,696	3,525
General and administrative	55,035	5,679	62,555	(1,841)
Merger-related	—	895	12,248	(11,353)
Depreciation and amortization	533,637	27,789	308,084	253,342
Provisions for impairment	25,265	—	16,428	8,837
Total expenses	993,415	54,791	603,560	444,646
Other (loss) income:
(Loss) gain on dispositions of real estate	(6,680)	97	19,224	(25,807)
Loss on extinguishment of debt	(67,897)	—	—	(67,897)
Income from non-real estate, equity method investments	—	—	2,949	(2,949)
(Loss) income before income taxes	(116,092)	26,490	328,785	(418,387)
Income tax expense	22,567	703	884	22,386
Net (loss) income	(138,659)	25,787	327,901	(440,773)
Less: Net loss attributable to noncontrolling interests	(60)	—	—	(60)
Net (loss) income attributable to controlling interests	$(138,599)	$25,787	$327,901	$(440,713)

Revenues

The increase in revenues period over period was driven primarily by the growth in the size of our real estate investment portfolio, which generated additional rental revenues and interest income. Our real estate investment portfolio grew from 3,084 properties as of December 31, 2022 to 3,206 properties at December 31, 2023 and by approximately $724.9 million in gross investment amount, excluding fair value adjustments resulting from the Merger, to total real estate investments of $14.7 billion. Our real estate investments were made throughout the periods presented and were not all outstanding for the entire period; accordingly, a portion of the increase in revenues between periods is related to recognizing revenue for the full periods in 2023 on acquisitions that were made during 2022. Similarly, the full revenue impact of acquisitions made during 2023 will not be seen until 2024. A smaller component of the increase in revenues between periods is related to rent escalations recognized on our lease contracts; over time, these rent increases can provide a strong source of revenue growth. Additionally, during the Combined Period, amortization from lease intangibles recorded as a result of the Merger represented a net increase in rental revenue of $5.5 million.

During the Combined Period and 2022, we collected $0.5 million and $5.1 million, respectively, in lease termination fee income, primarily related to certain property sales, which are included in other income. Other income for the Combined Period also includes $3.6 million of interest income generated on bank cash holdings.

Interest Expense

We fund the growth in our real estate investment portfolio primarily with members’ contributions, net proceeds from sales of real estate and net proceeds from issuances of debt.

The following table summarizes our interest expense for the periods presented:

	Successor	Predecessor
(Dollars in thousands)	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Interest expense–credit facility	$18,640	$2,697	$6,218
Interest expense–credit facility fees	1,190	110	1,217
Interest expense–secured and unsecured debt	262,840	15,799	174,911
Capitalized interest	(2,895)	(240)	(2,306)
Amortization of debt discounts, deferred financing costs and other	82,830	714	9,509

Total interest expense	$362,605	$19,080	$189,549

Credit facility:
Average debt outstanding	$390,816	$559,848	$196,627
Average interest rate during the period (excluding facility fees)	5.2%	5.3%	3.2%
Secured and unsecured debt:
Average debt outstanding	$6,073,933	$4,670,146	$4,526,992
Average interest rate during the period	4.7%	3.7%	3.9%

Interest expense associated with our secured and unsecured debt increased from 2022 as a result of the increased debt outstanding and increased interest rates. During the Combined Period, we had average secured and unsecured debt outstanding of $5.9 billion at a weighted average interest rate of 4.7% as compared to $4.5 billion at a weighted average interest rate of 3.9% during the comparable period in 2022. The primary driver of the increases in 2023 is the addition of $2.0 billion of secured, floating rate term loan facility borrowings in February 2023, which we paid down throughout 2023 and paid off in full in December 2023. The weighted average interest rate of the secured term loan facility for the period outstanding in 2023 was 7.68%. Additionally, in May 2023, we issued $528.0 million of STORE Master Funding Series 2023-1 notes at a weighted average coupon rate of 6.44%.

Interest expense associated with our revolving credit facility increased from 2022 as a result of the increased interest rate and increased level of average borrowings outstanding on the revolver during 2023. During the Combined Period, we had average borrowings outstanding on the revolving credit facility of $406.1 million at a weighted average interest rate of 5.2% as compared to $196.6 million average borrowings outstanding at a weighted average interest rate of 3.2% during the comparable period in 2022. As of December 31, 2023, we had $375.0 million of borrowings outstanding under our revolving credit facility.

Amortization of deferred financing costs and other during the Combined Period increased relative to the comparable period in 2022 due to the amortization of deferred financing costs and debt discounts associated with new debt issuances and amortization of debt discounts recorded as a result of purchase accounting.

Property Costs

As of December 31, 2023, we owned 24 properties that were vacant and not subject to a lease and the lease contracts related to just 26 properties we own are due to expire during 2024.

As of December 31, 2023, we had entered into operating ground leases as part of several real estate investment transactions.

The following is a summary of property costs (in thousands):

	Successor	Predecessor
	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Property-level operating costs(a)	$10,301	$784	$7,826
Ground lease-related intangibles amortization expense	—	39	469
Operating ground lease payments made by STORE Capital	384	33	367
Operating ground lease payments made by STORE Capital tenants	2,444	185	2,607
Operating ground lease straight-line rent expense	402	55	280
Property taxes payable from tenant impounds	3,342	252	3,147

Total property costs	$16,873	$1,348	$14,696

(a)

Property-level operating costs primarily include those expenses associated with vacant or nonperforming properties, property management costs for the few properties that have specific landlord obligations and the cost of performing property site inspections from time to time.

General and Administrative Expenses

General and administrative costs totaled $60.7 million for the Combined Period compared to $62.6 million for the year ended December 31, 2022.

Merger-related Expenses

Merger-related expenses include legal fees, investment banking fees and other costs incurred as a result of the Merger. For the period from January 1, 2023 through February 2, 2023 merger related expenses totaled $0.9 million. Merger-related expenses totaled $12.2 million in 2022.

Depreciation and Amortization Expense

Depreciation and amortization expense rose from $308.1 million in 2022 to $561.4 million for the Combined Period. Depreciation and amortization also increased as a result of both the increase in the value of our real estate portfolio and shorter average remaining useful lives applied to the real estate portfolio as a result the Merger.

Provisions for Impairment

During the Combined Period, we recognized $17.6 million in provisions for the impairment of real estate and $7.7 million in net provisions for credit losses related to our loans and financing receivables. The provisions for credit losses recorded in the Combined Period include $4.4 million recorded as a result of the Merger as required by ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments and is partially offset by a reduction of $2.1 million associated with the sale of certain loans and financing receivables. For the year ended December 31, 2022, we recognized $16.0 million in provisions for the impairment of real estate and had a reduction of $0.3 million in provisions for credit losses related to our loans and financing receivables.

(Loss) Gain on Dispositions of Real Estate

During the Combined Period, we recognized a $6.6 million aggregate net loss on the sale of 25 properties and 23 loans and financing receivables. In comparison, during 2022, we recognized a $19.2 million aggregate net gain on the sale of 60 properties. The net proceeds from the dispositions of real estate during 2023 aggregated $74.5 million as compared to an aggregate original investment amount of $79.9 million. For properties sold during 2022, net proceeds aggregated $196 million as compared to an aggregate original investment amount of $212 million. During 2023 and 2022, we collected $4.4 million and $4.2 million, respectively, of early lease termination payments in connection with certain property sales.

Loss on Extinguishment of Debt

During the Combined Period, we recognized loss on the extinguishment of debt of $67.9 million, associated with the prepayments made on certain debt during the period. Loss on extinguishment of debt includes $20.0 million of exit fees, $31.8 million in accelerated amortization of debt discount and $10.6 million in accelerated amortization of deferred financing costs related to the repayment of the secured term loan facility, $4.8 million of accelerated amortization of debt discounts associated with the repurchase of privately placed notes and a $0.7 million prepayment penalty associated with the repayment of the April 2022 term loans. No such losses were recorded during the comparable period in 2022.

Net (Loss) Income

For the Combined Period, our net loss was $112.8 million as compared to net income of $327.9 million for the year ended December 31, 2022. The change in net (loss) income for the Combined Period is primarily the result of increases in depreciation and amortization, interest expense, and loss on extinguishment of debt partially offset by increases resulting from the growth in our real estate investment portfolio, which generated additional rental revenues and interest income.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

Our interest rate risk management objective is to limit the impact of future interest rate changes on our earnings and cash flows. We seek to match the cash inflows from our long-term leases with the expected cash outflows on our long-term debt. To achieve this objective, our consolidated subsidiaries primarily borrow on a fixed-rate basis for longer-term debt issuances. At September 30, 2025, all of our long-term debt carried a fixed interest rate or was effectively converted to a fixed rate for the term of the debt and the weighted average long-term debt maturity was approximately 4.5 years. We are exposed to interest rate risk between the time we enter into a sale-leaseback transaction and the time we finance the related real estate with long-term fixed-rate debt. In addition, when that long-term debt matures, we may have to refinance the real estate at a higher interest rate. Market interest rates are sensitive to many factors that are beyond our control.

We address interest rate risk by employing the following strategies to help insulate us from any adverse impact of rising interest rates:

•	We seek to minimize the time period between acquisition of our real estate and the ultimate financing of that real estate with long-term fixed-rate debt.

•

By using serial issuances of long-term debt, we intend to ladder out our debt maturities to avoid a significant amount of debt maturing during any single period and to minimize the gap between free cash flow and annual debt maturities; free cash flow includes cash from operations less member distributions plus proceeds from our sales of properties.

•

Our secured long-term debt generally provides for some amortization of the principal balance over the term of the debt, which serves to reduce the amount of refinancing risk at debt maturity to the extent that we can refinance the reduced debt balance over a revised long-term amortization schedule.

•

We seek to maintain a large pool of unencumbered real estate assets to give us the flexibility to choose among various secured and unsecured debt markets when we are seeking to issue new long-term debt.

•

We may also use derivative instruments, such as interest rate swaps, caps and treasury lock agreements, as cash flow hedges to limit our exposure to interest rate movements with respect to various debt instruments.

Although our long-term debt generally carries a fixed rate, we often temporarily fund our property acquisitions with a revolving credit facility, which carries a variable rate. During the year ended December 31, 2024, we had average daily outstanding borrowings of $375.7 million on our revolving credit facility. As of December 31, 2024, we had borrowings of $375.0 million outstanding on the unsecured revolving credit facility and three interest rate swaps with an aggregate notional amount of $375.0 million which effectively convert the outstanding borrowings to an all-in fixed rate of 4.5950%.

We monitor our potential market interest rate risk exposures using a sensitivity analysis. Our sensitivity analysis estimates the exposure to market risk sensitive instruments noted above assuming a hypothetical adverse change in interest rates. Based on the results of our sensitivity analysis, which assumes a 1% adverse change in interest rates on variable rate debt expected to be outstanding during 2025, the estimated market risk exposure for our variable-rate debt is estimated to be approximately $430,000, or less than 0.06% of net cash provided by operating activities, for the year ended December 31, 2024. In addition, we may use various financial instruments designed to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies, depending on our analysis of the interest rate environment and the costs and risks of such strategies. We do not use derivative instruments for trading or speculative purposes. As of September 30, 2025, our market risk has not changed materially from the amounts set forth above.

BUSINESS

Overview

General. STORE is an internally managed net-lease REIT that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, or “STORE Properties,” which is our target market and the inspiration for our name. A STORE Property is a real property location at which a company operates its business and generates sales and profits, which makes the location a profit center and, therefore, fundamentally important to that business. Our portfolio is highly diversified and our customers operate across a wide variety of industries within the service, service-oriented retail and manufacturing sectors of the U.S. economy.

Taxation as a Real Estate Investment Trust. STORE Capital Corporation elected to be taxed as a real estate investment trust, or a REIT, under the Internal Revenue Code of 1986, as amended, or the “Code”, commencing with its initial taxable year ended December 31, 2011. STORE Capital LLC has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, commencing with its initial taxable year ended December 31, 2022. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (other than our net capital gains) to our members annually.

The Net-Lease Model and Sustainability. STORE is a net-lease REIT. Accordingly, we acquire STORE Properties from business owners, and then lease the properties back to the business owners under net-leases, substantially all of which are triple-net. Under a triple-net lease, our customer (the tenant) is solely responsible for operating the business conducted at the property subject to the lease, keeping the property and improvements in good order and repair, remodeling and updating the building as it deems appropriate to maximize business value, and paying the insurance, property taxes and other property-related expenses. Under the triple-net lease model, therefore, STORE is not a real estate operator; rather, we provide real estate financing solutions to customers seeking a long-term, more efficient cost alternative to real estate ownership. Following our acquisition of a property, it is our customer, and not STORE, that controls the property, including with respect to decisions as to when and how to implement environmentally sustainable practices at a given property.

Our Corporate Responsibility. We define success by our ability to make a positive difference for all of our stakeholders. STORE’s beginning was inspired by our belief that we could make a positive difference for real estate intensive businesses across the U.S. by delivering innovative and superior real estate capital solutions. That belief has guided our efforts to bring much needed capital and liquidity opportunities to middle-market and larger businesses, which, in turn, have brought value creation and growth to our customers, owners and employees. For our many customers, STORE’s real estate lease solutions have contributed to their prospects for wealth creation and to their ability to grow, create jobs and contribute to many communities across the country. In turn, meeting the needs of our customers provides an extraordinary investment opportunity that we believe creates sustainable long-term wealth. We are committed to operating our business responsibly, guarding our valuable reputation and creating long-term and sustainable value for our Company through a robust business model and attentiveness to our stakeholders. STORE is committed to playing an important role for middle-market and larger companies across the U.S. in order to help them succeed, while making a positive impact on our collective communities, both today and for future generations.

Our Target Market and Asset Class

We provide real estate financing solutions principally to middle-market and larger businesses that own single tenant profit-center real estate locations on which they conduct their businesses and generate revenues and profits, which we refer to as Single Tenant Operational Real Estate or “STORE Properties.” Our customers operate these STORE Properties within the broad-based service, service-oriented retail and manufacturing sectors of the U.S. economy. We have designed our net-lease solutions to provide a long-term, cost-efficient way to improve our customers’ capital structures and, thus, be a preferred alternative to real estate ownership.

Our customers typically have the choice either to own or to lease the real estate they use in their businesses. They choose to lease for various reasons, including the potential to lower their cost of capital, as leasing supplants traditional financing options that tie up the equity in their real estate. Leasing is also viewed as an attractive alternative to our customers because it generally locks in scheduled payments, at lower levels and for longer periods, than traditional financing options; these factors are viewed favorably relative to the amounts funded.

Because STORE Properties are profit-center locations, payment of rent under our lease contracts is supported not only by the credit quality of the tenant and the residual value of the real estate, but also and primarily by the profits produced by the business operations at the locations we own (e.g., unit-level profitability).

Creating Superior Lease Contracts

We believe that our net-lease contracts, and not simply tenant or real estate quality, are central to our potential to deliver superior long-term risk-adjusted rates of return. Contract quality embodies tenant and real estate characteristics, together with other investment attributes we believe are highly material. Contract attributes include the prices we pay for the real estate we own, inclusive of the prices relative to new construction cost. Other important contract attributes include the ability to receive unit-level financial statements, which allows us to evaluate unit-level cash flows relative to the rents we receive. Likewise, over many years of providing real estate net-lease capital, we have determined that tenant alignments of interest are highly important. Such alignments of interest can include full parent company recourse, credit enhancements in the form of guarantees, cross default provisions and the use of master leases. Master leases, which comprise most of our multi-property net-lease contracts, are individual lease contracts that bind multiple properties and offer landlords greater security in the event of tenant insolvency and bankruptcy. Whereas individual property leases provide tenants with the opportunity to evaluate the desirability and viability of each individual property they rent in the event of a bankruptcy, master leases bind multiple properties, permitting landlords to benefit from aggregate property performance and limiting tenants’ ability to pick and choose which leases to retain. Other important tenant contract considerations include contractual lease escalations, indemnification provisions, lease renewal rights, and the ability to sublease and assign leases, as well as qualitative considerations, such as alternative real estate use assessment and the composition of a tenant’s capitalization structure.

Our Business Process

We operate a platform for the acquisition of, investment in and management of STORE Properties that creates value through four core competencies.

•

Investment Origination. A STORE hallmark is our ability to directly market our real estate lease solutions to middle-market and larger companies nation-wide, utilizing a team of experienced relationship managers.

•

Investment Underwriting. Our investment underwriting approach centers on evaluations of unit-level and corporate-level financial performance, together with detailed real estate valuation assessments, which is reflective of the characteristics of the STORE Property asset class.

•

Investment Documentation. The purchase documentation process includes the validation of investment underwriting through our due diligence process, which includes our initiation and receipt of third-party real estate valuations, title insurance, property condition assessments and environmental reports. When we are satisfied with the results and outcome of our pre-acquisition due diligence process, we purchase the property under a purchase agreement and enter into a lease with the seller.

•

Portfolio Management. Net-lease real estate investing requires active management of the investment portfolio to realize superior risk-adjusted rates of return. STORE monitors unit-level profit and loss statements, customer corporate financial statements and the timely payment of property taxes and insurance in order to evaluate portfolio quality.

Environmental Stewardship

We are committed to environmental sustainability and the mitigation of environmental risks in connection with the development of our property portfolio. This commitment reflects the fact that the properties we acquire are subject to both state and federal environmental regulations, but, more importantly, it aligns with our belief that being conscious of, and seeking to address and manage, environmental risks within our control, and supporting our customers to do the same in their businesses, plays a role in building and sustaining successful enterprises; and, thus, is material to the success of our own business.

Our environmental initiatives and partnerships focus on energy savings and carbon footprint reduction in our customers’ facilities. As we are a triple-net lease REIT, without direct control of physical locations, our primary strategy includes educating ourselves and our customers on evolving environmental strategies, soliciting feedback, and gathering environmental data from our customers. This includes developing relationships between our customers and vendors of sustainability solutions, and supporting our customers in their implementation of sustainability programs including energy efficiency and carbon reduction programs.

Human Capital Management

We believe that to continue delivering strong financial results, we must execute on a human capital strategy that prioritizes, among other things: (i) establishing a work environment that: attracts, develops, and retains top talent; (ii) affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement; (iii) evaluating compensation and benefits, and rewarding outstanding performance; (iv) engaging with, and obtaining feedback from, our employees on their workplace experiences; (v) enabling every employee at every level to be treated with dignity and respect, to be free from discrimination and harassment, and to devote their full attention and best efforts to performing their job to the best of their respective abilities; and (vi) communicating with our Board of Directors on key topics.

As part of our efforts to achieve these priorities:

•	We seek to foster a diverse and vibrant workplace of individuals who possess a broad range of experiences, backgrounds and skills, starting at the top.

•

We empower our employees through employee-run engagement committees that develop and influence new employee onboarding, personal growth and professional development programs, company social and team-building events and health and wellness programs.

•	We actively support charitable organizations that promote education and social well-being, and we encourage our employees to personally volunteer with organizations that are meaningful to them.

•	We seek to identify future leaders and equip them with the tools for management roles within our Company.

As of September 30, 2025, we had 119 full-time employees, all of whom are located in our single office in Scottsdale, Arizona. None of our employees are subject to a collective bargaining agreement. We consider our employee relations to be good.

Competition

We face competition in the acquisition and financing of STORE Properties from numerous investors, including, but not limited to, traded and non-traded public REITs, private equity investors and other institutional investment funds, as well as private wealth management advisory firms that serve high net worth investors (also known as family offices).

Regulations and Requirements

Our properties are subject to various laws and regulations, including regulations relating to fire and safety requirements, as well as affirmative and negative contractual covenants and, in some instances, common area obligations. We believe that each of our customers has the necessary permits and approvals to operate and conduct their businesses on our properties. Moreover, our properties are subject to Title III of the Americans with Disabilities Act of 1990 and similar state and local laws and regulations (collectively, the “ADA”). Our customers have primary responsibility for complying with these regulations and other requirements pursuant to our lease and loan agreements; however, we may have liability in certain circumstances if our customers do not comply with such laws and regulations. As of September 30, 2025, we are not aware of any ADA non-compliance that we believe would have a material adverse effect on the results of our operations.

Additionally, our properties are subject to environmental laws and regulations, which may give rise to liabilities related to the presence, handling or discharge of hazardous materials that may emanate from properties that we purchase, regardless of fault. We mitigate the possible liabilities from such laws and regulations by undertaking extensive environmental due diligence and by entering into leases with the sellers of our properties, pursuant to which the sellers agree to certain covenants and indemnities that typically require the sellers to comply with applicable environmental laws and regulations and remediate or take other corrective action should any environmental issues arise. We believe the cost of capital expenditures related to environmental liabilities will not have a material impact on the results of our operations, as such costs are typically borne by the sellers, previous owners, and tenants of our properties.

PROPERTIES

As of September 30, 2025, our total investment in real estate and loans approximated $16.8 billion, representing investments in 3,564 property locations, substantially all of which are profit centers for our customers. The weighted average non-cancellable remaining term of our leases was approximately 14.5 years.

LEGAL PROCEEDINGS

We are subject to various legal proceedings and claims that arise in the ordinary course of our business, including instances in which we are named as defendants in lawsuits arising out of accidents causing personal injuries or other events that occur on the properties operated by our customers. These matters are generally covered by insurance and/or by our customers pursuant to our contractual indemnification rights that we include in our leases. Management believes that the final outcome of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position(s)
Mary B. Fedewa	60	President, Chief Executive Officer and Director
Cai Wenzheng	42	Director, Co-Chairman
Marc Zahr	46	Director, Co-Chairman
Grace Bucchianeri	46	Director
Colleen Collins	47	Director
Jesse Hom	42	Director
Luiz Paiva	34	Director
Jared Sheiker	32	Director
Thomas Shin	43	Director
Craig A. Barnett	48	Executive Vice President – Credit & Real Estate Underwriting
Ashley A. Dembowski	40	Executive Vice President – Chief Financial Officer
Chad A. Freed	52	Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
Tyler S. Maertz	47	Executive Vice President – Acquisitions
Lori Markson	53	Executive Vice President – Portfolio Operations
David Alexander McElyea	50	Executive Vice President – Portfolio Management & Business Analytics

Set forth below is biographical information with respect to each of our directors and executive officers. With respect to the directors, the following information also describes the specific experience, qualifications, attributes and skills that qualify each director to serve on STORE’s Board of Directors.

Directors

Mary B. Fedewa co-founded STORE in May 2011 and has served as STORE’s Chief Executive Officer and President since April 2021 and September 2020, respectively, having previously served as STORE’s Chief Operating Officer from October 2017 to September 2020, as Executive Vice President – Acquisitions, Assistant Secretary and Assistant Treasurer from May 2011 to October 2017, and as a director since 2016. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding STORE, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (later renamed Spirit Realty Capital, Inc. and subsequently acquired by Realty Income Corporation (NYSE: O)) (“Spirit”), a REIT, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, including as a Senior Vice President of GE Capital Franchise Finance Corporation (“GE Franchise Finance”), which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE Capital, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance.

Cai Wenzheng has served as a director since February 2025. Mr Cai is the Head of Global Investments and Portfolio Strategy at GIC Real Estate. Mr. Cai joined the Real Estate Group in 2008. Prior to his current roles, he had invested across various global real estate markets based out of GIC’s New York, Shanghai and Singapore offices. He started in the Real Estate’s sector specialist team and subsequently moved on to cover corporate investments, direct investments and global strategy. Mr. Cai graduated from Singapore Management University.

Marc Zahr has served as a director since February 2023. Mr. Zahr is the Founder, President and Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private REIT, a member of the Blue Owl Capital Inc.’s Executive Committee, and a member of the firm’s Board of Directors. As the Head of the Blue Owl Real Estate division, Mr. Zahr is responsible for the overall direction and leadership of all real estate related activities. He manages and oversees the firm’s investment activities which include sourcing, underwriting and negotiating all acquisitions. Mr. Zahr also leads the real estate Investment Committees and new product development. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Prior to Blue Owl, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios. Mr. Zahr also served as a Fixed Income Trader at TM Associates and an Associate at Merrill Lynch. Mr. Zahr received a B.A. degree in Communications from the University of Dayton.

Grace Bucchianeri has served as a director since June 2024. Ms. Bucchianeri has served as the Americas Head of Global Investment & Portfolio Strategy at GIC Real Estate since March 2015. Prior to her current role, Ms. Bucchianeri was the Deputy Chief Economist at Federal Home Loan Mortgage Corporation (FHLMC), commonly known as Freddie Mac, which is an American publicly traded, government-sponsored enterprise (GSE), that serves the secondary market for mortgages in the United States, and an Assistant Professor of Real Estate at the Wharton School of the University of Pennsylvania. She holds a PhD degree in Economics from Princeton University as well as MSc and BSc degrees in Economics (First-Class Honors) from the London School of Economics.

Colleen Collins has served as a director since February 2025. Ms. Collins is a Managing Director at Blue Owl. She serves as a member of the Blue Owl’s Net Lease investment team responsible for sourcing single tenant triple net lease real estate assets. Before joining Blue Owl, Ms. Collins was with GE Capital for over 15 years. She helped in various leadership roles in corporate finance, including running commercial teams responsible for senior debt and fixed asset finance transactions. Ms. Collins also launched a $3 billion industrial finance business as a captive finance business. Before that, she worked at a wealth advisory firm for high-net-worth families. Ms. Collins earned a Bachelor of Science in Finance and Economics, summa cum laude, from Georgetown University. Additionally, she received an MBA from Northwestern University’s Kellogg School of Management.

Jesse Hom has served as a director since February 2023. Mr. Hom joined Blue Owl Real Estate in April 2024 and serves as the Chief Investment Officer for Blue Owl Capital’s Real Estate platform. Prior to joining Blue Owl Real Estate, Mr. Hom had served with GIC since 2008 and was most recently its Managing Director and Global Head of Real Estate Credit and Capital Markets. Mr. Hom focuses on driving performance and growth across both GIC’s Real Estate credit and equity businesses. Prior to joining GIC, Mr. Hom was an investment banking analyst at JP Morgan, where he focused on origination and structuring for their CMBS structured products group. Mr. Hom serves as a board member at Safehold Inc. (NYSE: SAFE) and several other private real estate companies. Mr. Hom holds a bachelor’s degree in Real Estate Finance from the School of Hotel Administration at Cornell University.

Luiz Paiva has served as a director since November 2025. Mr. Paiva joined GIC in 2021 and is a Vice President on the Americas Real Estate Investment Team. In this role, Mr. Paiva oversees investments and relationships in Brazil and the rest of South America. Prior to joining GIC, Mr. Paiva was an investment banker at Artica Investments. Mr. Paiva holds a bachelor degree in Mechanical-Aeronautical Engineering from ITA - Instituto Tecnológico de Aeronáutica, where he graduated magna cum laude. He is also a CFA charterholder.

Jared Sheiker has served as a director since February 2025. Mr. Sheiker is a Principal at Blue Owl and the Chief of Staff of Blue Owl’s Real Assets Platform. In his role as Chief of Staff for Blue Owl Real Assets, where he serves as a member of the Investment Committee, he focuses on sourcing and structuring transactions, capital raising, and other real assets and corporate initiatives. Before joining Blue Owl, he was an Investment Banking Analyst at Keefe, Bruyette & Woods, a Stifel Company. Mr. Sheiker holds a BBA in Finance and Accounting from Emory University’s Goizueta Business School.

Thomas Shin has served as a director since November 2025. Mr. Shin joined GIC in 2010 and is a Managing Director on the Americas Real Estate Investment Team. In this role, he leads the real estate team in San Francisco where he oversees fund investments and strategic alternative sectors, while serving as a member of the Americas Real Estate Investment Committee. Prior to joining GIC, he was an investment manager at Prologis. Mr. Shin holds a bachelor of science degree from Carnegie Mellon University.

Executive Officers

Craig A. Barnett has served as STORE’s Executive Vice President – Credit & Real Estate Underwriting since January 2024, having previously served as Executive Vice President – Underwriting & Portfolio Management from September 2020 through December 2023. Prior to his appointment as an Executive Vice President, Mr. Barnett served in various leadership roles at STORE for nearly 11 years, most recently as Senior Vice President–Portfolio Management. After joining STORE as a senior underwriter in 2011, Mr. Barnett played an integral role in growing STORE’s transaction volume to over $9.0 billion. Mr. Barnett has nearly 20 years of broad-based commercial real estate and REIT experience, including portfolio and investment management, capital transactions, investment analysis, underwriting and valuation. Prior to joining STORE, he was a Vice President of Franchise Capital Advisors and held leadership positions at GE Capital and FFCA. Mr. Barnett received a B.S. degree in Finance from Arizona State University’s W.P. Carey School of Business.

Ashley A. Dembowski has served as STORE’s Executive Vice President – Chief Financial Officer since December 2024, having previously served as STORE’s Chief Accounting Officer, Corporate Controller and Vice President – Director of Accounting since joining STORE in June 2020. In these roles, Ms. Dembowski serves as the Company’s principal financial officer, leading STORE’s corporate accounting team in all aspects of the monthly close and financial accounting and the audit and Sarbanes-Oxley (SOX) compliance processes and working closely with executive management and department leaders. Prior to joining the STORE, Ms. Dembowski was a Senior Manager in the audit practice of Ernst & Young LLP (“EY”). During her 12+ year tenure with EY, Ms. Dembowski served a variety of private and public clients primarily in the real estate sector, including REITs, and has extensive experience in the application of GAAP accounting standards and technical accounting, SEC reporting, and SOX standards, leading over 20 professionals through all aspects of audit execution. Ms. Dembowski is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Ms. Dembowski earned a Bachelor of Science degree in Accountancy from Arizona State University.

Chad A. Freed has served as STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary since August 2019. Prior to joining STORE, Mr. Freed served as the General Counsel, Executive Vice President of Corporate Development of Universal Technical Institute, Inc. (NYSE: UTI) (“UTI”), an education company, from June 2015 to August 2019. Mr. Freed previously served as UTI’s General Counsel, Senior Vice President of Business Development from March 2009 to June 2015, as Senior Vice President, General Counsel from February 2005 to March 2009 and as inside legal counsel and Corporate Secretary since March 2004. Prior to joining UTI, Mr. Freed was a Senior Associate in the Corporate Finance and Securities department at Bryan Cave LLP. Mr. Freed received his Juris Doctor from Tulane University and a B.S. degree in International Business and French from Pennsylvania State University.

Tyler S. Maertz has served as STORE’s Executive Vice President – Acquisitions since September 2020. Prior to his appointment, Mr. Maertz served in various capacities at STORE, most recently as Senior Managing Director–Western Territory, having joined STORE shortly after inception as the initial member of STORE’s direct acquisitions team. Mr. Maertz served in various positions with GE Capital for 11 years prior to joining STORE, including as a member of the sales team at GE Franchise Finance, actively managing the customer relationships for a portfolio of assets approaching $1 billion, and leading the Financial Planning & Analysis group at GE Franchise Finance. Mr. Maertz graduated with honors from GE’s Financial Management Program, a renowned leadership training program. Mr. Maertz received a Bachelor of Business Administration degree in Finance & Accounting from the University of Notre Dame and an M.B.A. degree from Arizona State University’s W.P. Carey School of Business, and is a CFA charterholder.

Lori Markson has served as STORE’s Executive Vice President – Portfolio Operations since February 2022 having previously served as Senior Vice President–Portfolio Operations and in various other leadership roles at STORE from 2016 to February 2022. Ms. Markson has 25 years of broad-based commercial lending and real estate experience, including underwriting, asset management, operations and valuation. Prior to joining STORE, she had a 15-year career at GE Franchise Finance where she served as Managing Director of Underwriting and Portfolio Management and Vice President of Underwriting. Prior to GE Franchise Finance, Ms. Markson held positions in commercial real estate underwriting and loan origination. Ms. Markson earned a B.A. degree in Economics from the University of California, Los Angeles.

David Alexander McElyea has served as STORE’s Executive Vice President – Portfolio Management & Business Analytics since January 2024, having previously served as Executive Vice President – Data Analytics & Business Strategy from February 2022 through December 2023 and as Senior Vice President – Business Analytics from October 2021 to February 2022. In his capacity, Mr. McElyea oversees the management of STORE’s investment portfolio and the development of STORE’s advanced analytics models and the ongoing development of its enterprise business intelligence platform. Mr. McElyea has 20 years of experience in analytic roles within the financial services industry. Prior to joining STORE, Mr. McElyea spent four years with OneAZ Credit Union, most recently in the role of Chief Data Analytics Officer, and prior to that, Mr. McElyea spent five years with American Express Company in marketing science and analytics roles. Mr. McElyea earned a B.A. degree in Economics from Arizona State University and an M.B.A. degree from Arizona State University’s W.P. Carey School of Business.

Role of Our Board

Our Board of Directors serves as the ultimate decision-making body of STORE playing a critical role in the strategic planning process and strategy. Our Board of Directors selects and oversees the members of our senior management team, who are charged by our Board of Directors with conducting the day-to-day business of STORE.

Our Board of Directors is comprised of representatives appointed by each of our members in accordance with the terms of our operating agreement. The term of any director will begin at his or her appointment and will continue until removed by or as a result of death, voluntary resignation or action by the common member designating such director. In the event of removal of a director, the resulting vacancy shall be filled by the member that designated the removed director.

The Company’s Board does not have any standing committees.

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that apply to all our directors, officers and employees. A current version of this code is available free of charge by contacting Chad A. Freed, our Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Changes to our Security Holder Director Nomination Procedures

Members of our Board of Directors are appointed pursuant to the provisions of our operating agreement.

COMPENSATION DISCUSSION & ANALYSIS

2024 Executive Compensation

In this section, we describe the material components of the executive compensation program for the Company’s Named Executive Officers (“NEOs”), whose compensation is set forth in the Summary Compensation Table below. We also provide an overview of the Company’s executive compensation philosophy and executive compensation program.

For 2024, the Company’s NEOs were:

Named Executive Officer	Title as of December 31, 2024
Mary B. Fedewa	Chief Executive Officer and President
Chad A. Freed	Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
Craig A. Barnett	Executive Vice President – Credit & Real Estate Underwriting
Tyler S. Maertz	Executive Vice President – Acquisitions
Ashley A. Dembowski	Executive Vice President – Chief Financial Officer

Compensation Philosophy and Objectives

For 2024, our Board of Directors approved a program that contained a competitive annual base salary but that was weighted towards variable at-risk pay elements through the use of short-term and long-term cash incentives. Under this program, NEOs are required to contribute to STORE’s achievement of measurable financial performance metrics in order to increase their cash compensation. Each element of the 2024 compensation program is discussed in more detail below.

How We Determine Compensation

Our Board of Directors oversees the design, development and implementation of the executive compensation program and is primarily responsible for reviewing and approving the compensation policies and the compensation paid to the NEOs. Our Chief Executive Officer works closely with the Board of Directors to provide input into the compensation program design.

Components of 2024 Compensation

The components of the NEOs’ 2024 compensation were set forth in agreements entered into upon the closing of the Merger. For 2024, the compensation of the NEOs consisted of three principal components:

Compensation Element	Purpose of Compensation Element	Key Features of Compensation Element
Base Salary	• A stable means of cash compensation designed to provide competitive compensation that reflects the contributions and skill levels of each executive.	• Paid in cash. • The Board reviews base salaries each year and may raise them in its sole discretion.
Short-Term Incentives

•

The annual cash bonus program is designed to motivate the executive officers to achieve performance goals established by the Board that reinforces the Company’s annual business plan and assists STORE in attracting and retaining qualified executives.

•

The threshold, target and maximum dollar amounts for short-term incentive compensation are set by the Board.

•

Paid each year in cash following certification of achievement of goals for the applicable year.

Compensation Element	Purpose of Compensation Element	Key Features of Compensation Element
Long-Term Incentives

•

The long-term cash incentive program motivates the executive officers to achieve longer-term performance goals established by the Board, supports the Company’s long term strategic incentives and helps to maintain the competitiveness of the total compensation package.

•

For Ms. Fedewa and Messrs. Freed, Barnett and Maertz, to vest as of the end of a three-year performance period ending December 31, 2025 and paid following certification of achievement of the stated performance metrics. For Ms. Dembowski, two-thirds to vest in the same manner.

Set forth below is a discussion of each of the principal components of 2024 compensation for the NEOs.

Base Salary

The following table shows the 2024 base salaries of the current NEOs:

Name	Base Salary
Mary B. Fedewa	$795,000
Chad. A. Freed	430,000
Craig A. Barnett	400,000
Tyler S. Maertz	373,000
Ashley A. Dembowski	350,000

Short-Term Incentives

For 2024, the Board of Directors approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which the NEOs were eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities
	(as a percentage of base salary)
Name	Threshold	Target	Maximum
Mary B. Fedewa	75.0%	150.0%	300.0%
Chad. A. Freed	37.5%	75.0%	150.0%
Craig A. Barnett	37.5%	75.0%	150.0%
Tyler S. Maertz	37.5%	75.0%	150.0%
Ashley A. Dembowski	37.5%	75.0%	150.0%

The compensation program as adopted by the Board of Directors provided that all of the NEOs would be eligible to earn annual cash bonuses based on STORE’s achievement of identified corporate performance metrics (as described in more detail below).

The corporate performance metrics in effect for the 2024 annual incentive program included (as applicable to each NEO participant):

Metric	Definition
Net Origination Volume	The dollar value of the Company’s acquisition gross volume (equal to the sum of (a) the aggregate purchase price for all properties acquired, and (b) the aggregate principal amount of all loans or construction draws funded by the Company) during such year less the dollar value of the Company’s property dispositions (equal to the aggregate purchase price received by the Company for all properties sold and aggregate amount of all loans re-paid) during such year.
Average Levered Equity Spread on New Originations	The weighted average equity spread for the Company, taken as a whole, annually via weighting it by deal size. The equity spread of each acquisition of any property is determined by: (a) the capitalization rate on the sale-leaseback transaction for such property, calculated as the initial annualized base rent and interest divided by the purchase price of such property, less (b) the Company’s cost of funds.
Portfolio Lease Term	The weighted average (based on annual base rent and interest) remaining lease term of all leases in effect as of December 31 of the applicable performance period.
Portfolio Bad Debt	The number, expressed as a percentage, equal to (a) the total contracted cash base rent and interest payable on all leases in effect during the applicable year (or such shorter period during such year during which such leases were in effect) less the actual cash rent and interest received on such leases during such period, divided by (b) the total contracted cash base rent and interest on all leases in effect during the applicable year.
Portfolio Bad Debt (Amendments and Re-lets)

The number, expressed as a percentage, equal to: (A + B) / C, where:

A = Pre-amendment total contracted annual cash base rent and interest on all leases that were amended during the applicable year minus post-amendment annual cash base rent and interest;

B = Prior total contracted annual cash base rent and interest on all leases that were relet during the applicable year minus post-relet annual cash base rent and interest; and

C = total contracted annual cash base rent and interest for such applicable year.

Levered Cash Yield	The number, expressed as a percentage, equal to (a) the Company’s annual net operating income (annual owed cash base rent and interest minus bad debt) for the applicable year less (i) the Company’s general and administrative expenses for such year, less (ii) the Company’s total interest expense for such year and less (iii) maintenance capex and operational expenses, divided by (b) the average invested equity over the course of such year.

The percentage that each of the foregoing metrics was weighed varied among the NEOs depending upon their position and the relative importance that each such metric represented as to a particular NEO’s job duties. In addition, the Board of Directors adopted threshold, target and maximum goal levels for each corporate performance metric.

2024 Payouts

The following table shows the actual payouts for each NEO for 2024:

NEO	Actual Payout
Mary B. Fedewa	$1,642,399
Chad. A. Freed	452,278
Craig A. Barnett	421,421
Tyler S. Maertz	355,700
Ashley A. Dembowski	380,994

Long-Term Incentives

During 2023, we granted long-term cash incentives to Ms. Fedewa and Messrs. Freed, Barnett and Maertz, these cash-based awards vest at the end of a three-year performance period ending December 31, 2025 based on the achievement of specified corporate performance metrics. During 2024, the aforementioned long-term cash incentives were granted to Ms. Dembowski; a prorated two-thirds of the award vests at the end of the performance period. The corporate performance metrics in effect for the long-term incentive grants included:

Metric	Definition
Portfolio Lease Term	The weighted average (based on annual base rent and interest) remaining lease term of all leases in effect as of December 31 of the applicable performance period.
Levered Cash on Cash Yield	The average of the Levered Cash Yield for the performance period.
Volume Adjusted Levered Equity Spread	Net Origination Volume for the performance period, multiplied by the Average Levered Equity Spread on New Originations for the performance period.
Median Portfolio 4-Wall	The median 4-wall coverage ratio for all Company tenants based on the most recently received financial statements as of December 31 of the applicable performance period.
3 Year Vehicle IRR	The levered net internal rate of return over the performance period.

For 2023, Ms. Dembowski participated in a separate program for certain participants below the level of Executive Vice President in which the participants were granted time-based cash awards that vest and are paid out ratably over a three-year period.

401(k) Plan

We have established a 401(k) retirement savings plan (the “401(k) Plan”) for the Company’s employees who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though the 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of the executive compensation package and provides further incentives to employees, including the NEOs, in accordance with the compensation policies.

Severance and Change in Control Arrangements

The NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as provided in their respective employment agreements entered into upon the closing of the Merger.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment under the employment agreements, see the section entitled “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Personal Benefits

We do not provide the NEOs with perquisites or other personal benefits, except for a long-term disability policy (not to exceed $15,000 per year or such higher amount as is subsequently approved by the Board), reimbursement for the costs of an annual physical (not to exceed $2,500 per year or such higher amounts as is subsequently approved by the Board of Directors), and reimbursement for the monthly dues at a fitness or country club (not to exceed $1,000 per month or such higher amounts as is subsequently approved by the Board). These items are provided because we believe that they serve a necessary business purpose and represent an immaterial element of the executive compensation program. The value of these perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of the executive officers.

Summary Compensation Table

The following table sets forth for each of the Named Executive Officers the compensation amounts paid or earned for the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)(b)	Non-Equity Incentive Plan Compensation(c)	All Other Compensation(d)	Total
Mary B. Fedewa	2024	$795,000	$—	$—	$1,642,399	$34,135	$2,471,534
Chief Executive Officer and President	2023	795,000	—	—	2,378,428	36,035	3,209,463
	2022	795,000	—	4,988,030	2,378,428	37,535	8,198,993

Chad A. Freed	2024	430,000	—	—	452,278	29,439	911,717
Executive Vice President – General Counsel, Chief Compliance Officer and Secretary	2023	420,000	—	—	628,264	28,839	1,077,103
	2022	420,000	—	980,761	628,264	27,839	2,056,864

Craig A. Barnett	2024	400,000	—	—	421,421	17,631	839,052
Executive Vice President – Credit & Real Estate Underwriting	2023	391,875	—	—	560,950	16,962	969,787
	2022	375,000	—	818,395	560,950	17,947	1,772,292

Tyler S. Maertz	2024	373,000	—	—	355,700	22,123	750,823
Executive Vice President – Acquisitions	2023	365,750	—	—	523,553	17,302	906,605
	2022	350,000	—	763,820	523,553	17,598	1,654,971

Ashley A. Dembowski	2024	350,000	—	—	435,994	13,800	799,794
Executive Vice President – Chief	2023	282,994	—	—	279,980	13,200	576,174
Financial Officer	2022	261,099	206,250	165,000	—	12,200	644,549

a)

The amounts included in this column reflect the aggregate grant date fair value of both restricted stock and RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to the December 31, 2024 consolidated financial statements.
b)

The performance RSUs granted in 2022 to the NEOs included a performance condition based on STORE’s Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for 2022 reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved.

c)

The amounts included in this column represent the annual cash incentive earned in the year indicated and paid in the following year. For Ms. Dembowski, the 2023 and 2024 amount also includes 33% of her time-based cash awards granted in 2023 that vest and are paid out ratably over a three-year period. The performance-based long-term cash incentive awards granted to Ms. Fedewa and Messrs. Freed, Barnett and Maertz in 2023 and Ms. Dembowski in 2024 were not earned as of December 31, 2024 and are therefore not reflected in this column. The cash incentive amounts awarded to the NEOs for 2024 are described in more detail in the section titled “Compensation Discussion & Analysis” under the headings “Short-Term Incentives” and “Long-Term Incentives.”

d)

The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, the NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium	Annual Physical	Club Dues	401(k) Match	Total
Mary B. Fedewa	2024	$8,335	$—	$12,000	$13,800	$34,135
	2023	8,335	2,500	12,000	13,200	36,035
	2022	8,335	5,000	12,000	12,200	37,535
Chad A. Freed	2024	3,639	—	12,000	13,800	29,439
	2023	3,639	—	12,000	13,200	28,839
	2022	3,639	—	12,000	12,200	27,839
Craig A. Barnett	2024	3,272	—	559	13,800	17,631
	2023	3,272	—	490	13,200	16,962
	2022	5,306	—	441	12,200	17,947
Tyler S. Maertz	2024	3,059	—	5,264	13,800	22,123
	2023	3,059	—	1,043	13,200	17,302
	2022	5,398	—	—	12,200	17,598
Ashley A. Dembowski	2024	—	—	—	13,800	13,800
	2023	—	—	—	13,200	13,200
	2022	—	—	—	12,200	12,200

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity plan-based awards made during 2023 and 2024 to the NEOs.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)
Name	Threshold	Target	Maximum
Mary B. Fedewa	$5,167,500	$14,906,250	$43,526,250
Chad A. Freed	1,060,050	3,018,900	8,734,200
Craig A. Barnett	933,750	2,651,251	7,653,752
Tyler S. Maertz	871,375	2,474,251	7,143,003
Ashley A. Dembowski	762,917	1,827,500	4,890,000

a)

The amounts reported in these columns represent the range of possible and future payouts under cash incentive awards that were granted to Ms. Fedewa and Messrs. Freed, Barnett, and Maertz in 2023 and in 2024 to Ms. Dembowski under the Company’s short-term annual cash incentive program and its long-term cash incentive plan. The cash awards are described in more detail in the section titled “2023 Executive Compensation” under the headings “Short-Term Incentives” and “Long-Term Incentives.” The actual cash amounts paid in February 2025 to the NEOs for performance under the 2024 annual cash bonus program and in connection with the vesting of time-based cash awards granted in 2023 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

The table below shows the breakdown between the possible payouts under the short-term annual incentive program (consisting of the annual cash bonus amounts) and the estimated future payouts under the long-term cash incentive plan and, in the case of Ms. Dembowski, the vesting of time-based cash awards granted in 2023. Under the long-term cash incentive plan, awards are granted once every three years. The awards granted to Ms. Fedewa and Messrs. Freed, Barnett and Maertz in 2023 and Ms. Dembowski in 2024 vest as of the end of a three-year performance period ending December 31, 2025 and amounts earned, if any, will be paid at one time in 2026 following certification of achievement of the stated performance metrics.

	Short-Term Incentives
Name	Threshold	Target	Maximum
Mary B. Fedewa	$596,250	$1,192,500	$2,385,000
Chad A. Freed	161,250	322,500	645,000
Craig A. Barnett	150,000	300,000	600,000
Tyler S. Maertz	139,875	279,750	559,500
Ashley A. Dembowski	131,250	262,500	525,000

	Long-Term Incentives
Name	Threshold	Target	Maximum
Mary B. Fedewa	4,571,250	13,713,750	41,141,250
Chad A. Freed	898,800	2,696,400	8,089,200
Craig A. Barnett	783,750	2,351,251	7,053,752
Tyler S. Maertz	731,500	2,194,501	6,583,503
Ashley A. Dembowski	631,667	1,565,000	4,365,000

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

During 2024, Mses. Fedewa and Dembowski and Messrs. Freed, Barnett and Maertz were party to employment agreements (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of STORE (“STORE Capital Advisors”), and STORE, as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have terms that run through February 2, 2026 and are subject to automatic one-year renewal terms unless either party gives the other not less than ninety (90) days’ advance notice of nonrenewal. The Employment Agreements include provisions that required STORE or its successors to pay or provide certain compensation and benefits to the NEOs in the event of certain terminations of employment.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable pursuant to the Employment Agreements to Mses. Fedewa and Dembowski and Messrs. Freed, Barnett and Maertz in the event of a termination of the NEO’s employment under the various circumstances described below (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	LTIP	Other Benefits(a)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	A cash payment equal to the pro rata portion of the LTIP payment that the executive would have received for any performance period that had not been completed as of the date of such termination if the executive had continued in employment through the end of the performance period, if any, based on the Board’s determination of actual performance for the entire performance period (the “Pro-Rated LTIP Payments”).	For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in the Company’s medical and health benefits plan.
Without “Cause”(b) or for “Good Reason”(c)(d)

An amount equal to the sum of:

(i) for Ms. Fedewa, 1.5 times her base salary in effect on the date of termination and, for each other NEO, 1.0 times his base salary in effect on the date of termination, plus

(ii) the target incentive bonus for which the NEO was eligible in the year of termination

		Pro-Rated LTIP Payments, as defined above.	For a period of up to 12 months, the excess of (i) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (ii) the amount the NEO would have paid monthly if he or she had continued to participate in the Company’s medical and health benefits plan.

a)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

b)

For all NEOs party to an Employment Agreement, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iii) violation of any material written policy that is not cured without resulting in financial or reputational harm to us within 20 days of receipt of written notice by us (iv) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

c)

For all NEOs party to an Employment Agreement, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties or responsibilities or the assignment to the NEO of any duties or responsibilities that are materially inconsistent with his or her position; (ii) a material reduction in the NEO’s base salary, the target percentage with respect to the NEO’s cash bonus or the target long term incentive cash grant; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a Change in Control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Previous Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

d)

For each NEO, the sum amount of the Cash Severance and the Pro-Rated LTIP Payments payable to such NEO are to be paid in a single, lump sum cash payment within 62 days following the effective date of such NEO’s termination of employment.

Payments upon Termination

The following table shows the estimated payments that are payable to each NEO under the Employment Agreements if a termination “without cause” or resignation for “good reason,” had occurred on December 31, 2024.

Name	Benefit	Death or Disability	Termination without Cause or Resignation for Good Reason(a)
Mary B. Fedewa	Cash Severance	$1,192,500	$2,415,000
	Long-term Incentive Plan	4,571,250	4,571,250
	Health Benefits	16,562	11,042

	Total	5,780,312	6,997,292
Chad A. Freed	Cash Severance	322,500	769,500
	Long-term Incentive Plan	898,800	898,800
	Health Benefits	21,292	14,195

	Total	1,242,592	1,682,495
Craig A. Barnett	Cash Severance	300,000	710,000
	Long-term Incentive Plan	783,750	783,750
	Health Benefits	21,419	14,279

	Total	1,105,169	1,508,029

Name	Benefit	Death or Disability	Termination without Cause or Resignation for Good Reason(a)
Tyler S. Maertz	Cash Severance	279,750	661,750
	Long-term Incentive Plan	731,500	731,500
	Health Benefits	21,293	14,195

	Total	1,032,543	1,407,445
Ashley A. Dembowski	Cash Severance	262,500	626,500
	Long-term Incentive Plan	466,667	521,667
	Health Benefits	20,004	13,336

	Total	749,171	1,161,503

a)

If a NEO was terminated for “cause” or resigned without “good reason” on December 31, 2024, the NEO would have been entitled to receive only his or her base salary, cash bonus and any other compensation-related payments that had been earned but not yet paid, and unreimbursed expenses that were owed as of the date of the termination, in each case that were related to any period of employment preceding the NEO’s termination date. The NEO would not have been entitled to any additional payments.

OTHER COMPENSATION MATTERS

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Ms. Fedewa, STORE Capital LLC’s Chief Executive Officer for 2024. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2024, the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of the company (other than our Chief Executive Officer) was $134,523. The total annualized compensation of Ms. Fedewa, as reported above in the Summary Compensation Table, was $2,471,534.

Based on this information, for 2024, the ratio of the annual total compensation of Ms. Fedewa, the Chief Executive Officer for fiscal 2024, to the median of the annual total compensation of all employees was 18.4 to 1. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2024, our employee population consisted of 126 individuals, all of whom were full-time employees located in the United States. We selected December 31, 2024 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of total compensation of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2024. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $134,523. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

Supplemental Pay Ratio

Under the long-term incentive plan for our NEOs, these cash-based awards vest at the end of the three-year performance period ending December 31, 2025 and are paid following certification of achievement of the stated performance metrics. Since no portion of these awards were earned in 2024, Ms. Fedewa’s total annualized compensation for 2024 for purposes of the pay ratio disclosed above does not include any amounts related to the long-term incentive plan. For 2025, assuming achievement of the performance metrics for the long-term incentive plan, all three years of that award will be paid at once, resulting in a material increase in the pay ratio for that year.

We understand that the CEO pay ratio is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the median employee. As such, we are providing a supplemental ratio that compares the CEO’s regular annual pay, including an estimate of the annualized portion of the long-term incentive plan assuming achievement of the performance metrics at the target level, to the pay of the median-paid employee as we believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental CEO pay ratio is 52.4 to 1.

2024 Director Compensation

Subsequent to the Merger, in accordance with the operating agreement of STORE Capital LLC, except for compensation paid by the Company to any independent director as approved by the Board, no Board Member shall be entitled to receive any compensation from the Company for services rendered as a Director. During 2024, there were no independent directors serving on the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our units of common equity as of December 18, 2025, for each person or group of affiliated persons whom we know to beneficially own more than 5% of our common equity. As of December 18, 2025, our directors and executive officers do not hold beneficial ownership of our common equity. The table is based on 1,000 units of our common equity outstanding.

Name of Greater than Five Percent Beneficial Owners	Common Equity Units Beneficially Owned Number	Percentage of Common Equity Owned
Ivory Parent, LLC 8377 E Hartford Drive Ste 100 Scottsdale, AZ 85255	510	51%

Ivory SuNNNs LLC 280 Park Avenue, 9th Floor New York, New York 10017	490	49%

Securities Authorized for Issuance Under Equity Compensation Plans

Pursuant to the terms of the Merger Agreement, in connection with the completion of the Merger, our equity incentive plan was terminated effective February 3, 2023. As such, no securities were issued under our equity incentive plan during 2023 and no equity compensation plan exists as of September 30, 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Independence Determinations

At the closing of the Merger, the Company delisted its common stock on the NYSE. As a result, the Company is no longer required to comply with the NYSE’s corporate governance requirements, including the requirement that a majority of its Board be comprised of independent directors.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related parties (our “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to STORE (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of our Related Person Policy), our Chief Compliance Officer will report the transaction to our Board for its approval.

The Company has a service contract with PCSD Ivory Private Limited, an entity affiliated with GIC, the Company’s majority member, under which it has agreed to perform certain loan servicing and other administrative services on behalf of PCSD Ivory Private Limited in exchange for a servicing fee. During the year ended December 31, 2024, the Company collected $0.8 million of fee income which is recorded in other income on the consolidated statements of operations. No such amounts were recorded for the period from January 1, 2023 through February 2, 2023 or the period from February 3, 2023 through December 31, 2023.

The Company has Administrative Management Services Agreements (“Service Agreements”) with certain affiliated entities including Ivory Parent, LLC, Waterparks LLC and Ivory Parent Waterparks, LLC. Under these Service Agreements, the Company agrees to render certain services, including but not limited to, maintenance of the books and records in exchange for a fee equal to the costs incurred to provide the services plus eight percent. Fees earned during the year ended December 31, 2024 were $112,000 and are recorded on the consolidated statements of operations as other income. As of December 31, 2024, $128,000 remained payable to STORE and is recorded as a receivable included in other assets on the consolidated balance sheet.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On March 25, 2025, we sold $350 million aggregate principal amount of the Old Notes in a private placement. The Old Notes were sold to the initial purchasers who in turn resold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act and to certain non-U.S. persons within the meaning of Regulation S under the Securities Act.

In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New Notes in exchange for the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of Notes” for more information on the terms of the New Notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

None of us, the Trustee or the Exchange Agent makes any recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving New Notes from you has, any arrangement or understanding with any person to participate in the distribution of the New Notes;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes acquired as a result of market-making or other trading activities, you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the New Notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not properly withdrawn as permitted below. As of the date of this prospectus, $350 million aggregate principal amount of the Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Old Notes except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act;

•	will not contain the registration rights contained in the Old Notes; and

•	will not contain the liquidated damages provisions relating to the Old Notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m., New York City time, on     , 2025. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned promptly to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

A tendering holder must, prior to the expiration time, transmit to Wilmington Trust, National Association, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 5:00 p.m., New York City time, on     , 2025 will be disregarded and of no effect.

In addition, you must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•

deliver a timely confirmation of the book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No Old Notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all Old Notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account. The tender by a holder of Old Notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Although we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any Old Notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular Old Note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after the expiration time. For purposes of an exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each Old Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to that of the surrendered Old Note. Under the registration rights agreement, we may be required to make additional payments of interest to the holders of the Old Notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned promptly without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes for which they were exchanged, or if interest has not been paid in respect of the Old Notes, then from the date the Old Notes were first issued. Accordingly, registered holders of the New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the date the Old Notes were issued or, if interest has already been paid on the Old Notes, the most recent interest payment date on the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and upon the consummation of the exchange offer, no amount will be paid in respect of previously accrued interest on the Old Notes that are exchanged for New Notes.

Withdrawal Rights

Tender of Old Notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to Old Notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including certificate numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered.

Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval is deemed necessary for the consummation of the exchange offer;

•

any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which makes it inadvisable to proceed with the exchange offer, with the acceptance of Old Notes for exchange or with the exchange of Old Notes for New Notes; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we reasonably determine that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the waiver and the manner of disclosure to the registered holders, we may extend the exchange offer for a period of five business days, if the exchange offer would otherwise expire during the five business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of New Notes received in exchange for Old Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer.

Questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Email	By Telephone
nsutton@wilmingtontrust.com	(302) 636-6470

All executed letters of transmittal and any other required documents should be delivered to the exchange agent at the address set forth below.

By Hand or Overnight Delivery	By Facsimile Transmission (eligible institutions only):

Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626	Fax: (302) 636-4139 Attn: Workflow Management–5th Floor
Attn: Workflow Management–5th Floor	To Confirm by Telephone: (302) 636-6470

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange Old Notes

Holders who desire to tender their Old Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

Old Notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Old Notes and the existing restrictions on transfer set forth in the legend on the Old Notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of Old Notes, we will have no further obligation to provide for the registration under the Securities Act of such Old Notes. In general, Old Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the Old Notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the Old Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the New Notes issued in the exchange offer, any Old Notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs associated with the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF NOTES

The following description summarizes key terms and provisions of the notes and the indenture referred to below, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference.

Capitalized terms used but not otherwise defined herein have the meanings given to them in the notes or the indenture, as applicable. As used in this “Description of Notes,” references to the “Company,” “we,” “our” or “us” refer solely to STORE Capital LLC and not to its subsidiaries. Unless the context requires otherwise, references to “dollars” mean U.S. dollars. Certain capitalized terms used in this section have the meaning set forth below in “—Definitions.”

The Old Notes were issued on March 25, 2025 in private offerings in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

In the exchange offer, we will issue up to $350 million aggregate principal amount of New Notes. The New Notes will be issued under the indenture, dated as of March 15, 2018, between STORE Capital Corporation and Wilmington Trust, National Association, as trustee, as supplemented by a fifth supplemental indenture, dated as of February 3, 2023, among STORE Capital Corporation, Ivory REIT, LLC and the trustee, as further supplemented by a sixth supplemental indenture, dated as of March 25, 2025, between us and the trustee, under which the Old Notes were also issued. We refer to the indenture, as so supplemented, as the “indenture.” The following statements relating to the notes and the indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the forms of notes and the indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indenture does not limit the aggregate principal amount of senior notes that we may issue under the indenture.

The New Notes will be treated as a single class with any Old Notes that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of Old Notes who do not exchange their Old Notes for New Notes will vote together with the holders of the New Notes for all relevant purposes under the Indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the indenture. In determining whether holders of the requisite percentage of aggregate principal amount of notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any Old Notes that remain outstanding after the exchange offer will be aggregated with the New Notes, and the holders of these Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the Old Notes is consummated, such percentage in aggregate principal amount of such Old Notes and the New Notes then outstanding. As used in this Description of the Notes, the term “notes” refers to both the Old Notes and the New Notes.

General

The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act. The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act. You may request copies of the indenture and the form of the notes from us.

The New Notes will be issued in fully registered, global book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The principal of, and premium, if any, and interest on, and the redemption price of, the notes will be payable in U.S. dollars. The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or a place of payment on the notes are authorized or obligated by law or executive order to close.

The terms of the notes provide that we are permitted to reduce interest payments and payments upon a redemption of notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-U.S. holders of the notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the notes and payments upon a redemption of notes.

Ranking

The notes will be our direct, senior, unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior, unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated in right of payment to:

•	all existing and future mortgage indebtedness and other secured indebtedness of ours (to the extent of the value of the collateral securing such indebtedness);

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of our subsidiaries and of any entity we account for using the equity method of accounting; and

•	all existing and future equity not owned by us, if any, in our subsidiaries and in any entity we account for using the equity method of accounting.

As of September 30, 2025, the Company had approximately $3.5 billion principal amount of unsecured indebtedness outstanding, and certain of the Company’s consolidated special purpose entity subsidiaries had approximately $3.3 billion principal amount of non-recourse mortgage notes payable outstanding.

Except as described under “—Certain Covenants” and “—Merger, Consolidation or Sale,” the indenture governing the notes will not prohibit us or any of our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor will the indenture afford holders of the notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction involving us, (2) a change of control of us or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of our assets or similar transaction that may adversely affect the holders of the notes. We may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or a merger or consolidation that may increase the amount of our indebtedness or substantially change our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. See “Risk Factors–Risks Related to this Offering and the Notes—The effective subordination of the New Notes may limit our ability to satisfy our obligations under the New Notes” and “—We may incur additional indebtedness in the future, which could exacerbate the risks related to our indebtedness and adversely impact our ability to pay the principal of or interest on the notes” in this prospectus.

Additional Notes

The notes will initially be limited to an aggregate principal amount of $350,000,000. We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future, subject to the restrictions described under “—Certain Covenants,” on the same terms and conditions

(except for any difference in the issue date, public offering price and, if applicable, the date from which interest thereon will begin to accrue and the initial interest payment date) with the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes and any additional notes subsequently issued, would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Interest on the notes will accrue at the rate of 5.400% per year from and including March 25, 2025 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on April 30 and October 30 of each year, which began on October 30, 2025. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the April 15 or October 15 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we redeem the notes in accordance with the terms of such note, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

Additional interest is payable with respect to the notes in certain circumstances if we do not consummate the exchange offer as described in this prospectus. We shall pay all additional interest, if any, on the interest payment date for the period for which additional interest has accrued in the same manner as interest is paid on the notes. References herein to “interest” are deemed to include additional interest unless the context expressly requires otherwise.

Maturity

The notes will mature on April 30, 2030 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee, unless earlier redeemed by us at our option as described under “—Optional Redemption” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption

Prior to March 30, 2030 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) accrued and unpaid interest thereon to, but excluding, the date of redemption; and

•	100% of the principal amount of the notes being redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its notes for redemption).

As used herein:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the notice of the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)–H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields–one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life–and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the notice of the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such notice of the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed with a copy to the trustee.

We will calculate the redemption price as described in the terms of the notes to be redeemed and will deliver an officer’s certificate to the trustee setting forth the redemption price no later than two business days prior to the redemption date, and the trustee will not be responsible for such calculation nor shall the trustee have any duty to monitor the accuracy of any calculations made by us which will be conclusive and binding on the holders, absent manifest error. In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

In the event of any redemption of notes, we will not be required to:

•

issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the notes selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

The transferor shall also provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

Limitation on Total Outstanding Debt

The indenture provides that we will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) our and our Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; plus (2) the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable acquired, and the net aggregate amount of any securities offering proceeds and Debt proceeds received (to the extent such proceeds were not used to invest in real estate assets or mortgages receivable or used to reduce Debt), by us or any of our Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, minus the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable disposed of since the end of such fiscal quarter.

Secured Debt Test

The indenture provides that we will not, and will not permit any of our Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of our or any of our Subsidiaries’ property or assets, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of our and our Subsidiaries’ outstanding Debt that is secured by a Lien on any of our and our Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) our and our Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; plus (2) the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable acquired, and the net aggregate amount of any securities offering proceeds and Debt proceeds received (to the extent such proceeds were not used to invest in real estate assets or mortgages receivable or used to reduce Debt), by us or any of our Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, minus the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable disposed of since the end of such fiscal quarter.

Debt Service Test

The indenture provides that we will not, and will not permit any of our Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would be less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by us or any of our Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt of ours or any of our Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition or the placement of any assets in service or removal of any assets from service by us or any of our Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the daily rate which was, or would have been, in effect at the end of such four quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of the foregoing, Debt will be deemed to be incurred by us or any of our Subsidiaries whenever we or any of our Subsidiaries create, assume, guarantee or otherwise become liable in respect thereof.

Maintenance of Unencumbered Assets

The indenture provides that we will not have at the end of each fiscal quarter Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of our and our Subsidiaries’ outstanding Unsecured Debt, determined on a consolidated basis in accordance with GAAP.

Existence

Except as permitted under “—Merger, Consolidation or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises. However, we will not be required to preserve any right or franchise if our board of directors (or an authorized committee of our board of directors) determines that the preservation of the right or franchise is no longer desirable in the conduct of our business, as the case may be.

Maintenance of Properties

The indenture provides that we will cause all of our and our Subsidiaries’ properties used or useful in the conduct of our business or any of our Subsidiaries’ business to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in our judgment may be necessary in order for us and our Subsidiaries to at all times properly and advantageously conduct our respective businesses carried on in connection with such properties, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on our business. We will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in our best interests, (2) discontinuing maintenance or operation of any property if, in our reasonable judgment, such removal is in our best interest and is not disadvantageous in any material respect to the holders of the notes or (3) selling or otherwise disposing for value our properties in the ordinary course of business consistent with the terms of the indenture.

Insurance

The indenture provides that we will, and will cause each of our Subsidiaries to, keep in force upon all of our and our Subsidiaries’ properties and operations insurance policies carried with reputable companies in such amounts and covering all such risks as is customary in the industry in which we and our Subsidiaries do business in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims

The indenture provides that we will pay or discharge or cause to be paid or discharged before it becomes delinquent:

•	all material taxes, assessments and governmental charges levied or imposed on us or any of our Subsidiaries or on our or their respective income, profits or property; and

•	all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon our or our Subsidiaries’ respective properties.

However, we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Provision of Financial Information

For as long as the notes are outstanding, we will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports with the SEC pursuant to either Section 13 or Section 15(d) of the Exchange Act, we will file with the trustee and the SEC, in accordance with any other rules and regulations that may be prescribed from time to time by the SEC, such annual and quarterly reports and supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time by the SEC in such rules and regulations.

In addition to the previous paragraph, for as long as the notes are outstanding, if at any time we are not subject to Section 13 or Section 15(d) of the Exchange Act and we are not providing annual and quarterly reports and supplementary and periodic information, documents and reports to the SEC and the trustee pursuant to the previous paragraph, we will, at our option, either (i) post on a publicly available website or (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (a “Confidential Datasite”), within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying disclosure described in Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the SEC if we were subject to Section 13(a) or Section 15(d) of the Exchange Act. If we elect to furnish such reports via a Confidential Datasite, access to such Confidential Datasite will be provided promptly upon request to holders and beneficial owners of, and bona fide potential investors in, the notes as well as securities analysts and market makers and no such request for access to such Confidential Datasite will be unreasonably denied.

Reports and other documents filed by us with the SEC and publicly available via the EDGAR system, a publicly available website or a Confidential Datasite will be deemed to be delivered to the trustee as of the time such filing is publicly available via EDGAR, such publicly available website or delivered via electronic mail to the trustee. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or relating to the notes (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall not be obligated to monitor or confirm on a continuing basis or otherwise our compliance with the covenants or with respect to any reports or other documents filed with the SEC, a publicly available website or a Confidential Datasite under the indenture. In the event that any direct or indirect parent company of the Company provides a full and unconditional guarantee of the notes, we may satisfy our obligations under this covenant to provide financial information of the Company by furnishing the equivalent financial information relating to such parent; provided that the Company is a consolidated subsidiary of such parent and such equivalent financial information is accompanied by consolidating financial information that explains in reasonable detail the differences between the information for such parent, on the one hand, and the information for the Company and its consolidated subsidiaries, on the other hand.

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes and the indenture. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of the notes. The trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Merger, Consolidation or Sale

The indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our consolidated assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

we are the continuing entity, or the successor entity (if other than us) formed by or resulting from any consolidation or merger or which received the transfer of assets is domiciled in the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture payment of the principal of and premium, if any, and interest on, and any redemption price of, all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event that, after notice or the lapse of time, or both, would become an Event of Default, has occurred and is continuing; and

•	an officer’s certificate and legal opinion covering these conditions precedent is delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the continuing entity, the successor person formed or remaining will succeed, and be substituted for, and may exercise every right and power of ours, and, except in the case of a lease, we will be discharged from our obligations under the notes and the indenture.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to the notes:

•	default for 30 days in the payment of any installment of interest on the notes;

•

default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of the notes in accordance with the terms of the indenture will not constitute a default in the payment of principal;

•

our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default from the trustee, or receipt by us and the trustee of notice of such default by holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•

failure to pay any Debt (other than Non-Recourse Debt) for money borrowed by us or any Significant Subsidiary in an outstanding principal amount in excess of $100 million at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes);

•

one or more uninsured or unbonded final judgments being rendered against us or any of our subsidiaries that, individually or in the aggregate, exceed $100 million and remains in force, undischarged, unsatisfied and unstayed, for more than 60 days (whether or not consecutive) during any calendar year; or

•

certain events of bankruptcy, insolvency or reorganization, court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary or any substantial part of our or their respective properties, or the commencement of an involuntary case or other proceeding against us or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to us or any Significant Subsidiary or our or their respective debts under any bankruptcy, insolvency or other similar law (which involuntary case or other proceeding remains undismissed and unstayed for 30 days).

If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to us, which will result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of and interest on all of the notes (or, if any notes have been called for redemption at the time of such acceleration, the redemption price therefor, if greater than such principal and interest) to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on (or, if applicable, the redemption price of) the notes have been cured or waived as will be provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•

in the payment of the principal of or premium or interest on, or the redemption price of, the notes, unless such default has been cured and we have deposited with the trustee all required payments of the principal of and premium or interest on, or the redemption price of, the notes; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee is required to give notice to the holders of the notes of a default under the indenture unless the default has been cured or waived within 90 days after a responsible officer of the trustee has actual knowledge of such default; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or premium or interest on, or the redemption price of, the notes) if the trustee considers the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of (and provision of) security or indemnity satisfactory to the trustee. This provision does not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and premium or interest on, or the redemption price of, the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders have offered (and if requested, provided) to the trustee security or indemnity satisfactory to the trustee. Subject to certain rights of the trustee, the holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes not joining therein, or which may subject the trustee to liability.

Within 120 days after the close of each fiscal year, we must deliver an officer’s certificate certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, and to have satisfied all other obligations under such notes and the indenture, except as to:

•

the rights of holders of outstanding notes to receive payments in respect of the principal of, or premium or interest on, or the redemption price of, such notes when such payments are due from the trust funds referred to below;

•

our obligations with respect to such notes concerning exchange and registration of transfer of notes, mutilated, destroyed, lost or stolen notes, issuing temporary notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trust, duties, protections, indemnities and immunities of the trustee, and our obligations in connection therewith; and

•	the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants under the indenture, including the covenants listed under “—Certain Covenants—Limitation on Total Outstanding Debt,” “—Secured Debt Test,” “—Debt Service Test” and “—Maintenance of Unencumbered Assets” above, as described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations will not constitute a default or an Event of Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Except as specified herein, however, the remainder of the indenture and such notes will be unaffected by the occurrence of Covenant Defeasance, and the notes will continue to be deemed “outstanding” for all other purposes under the indenture other than for the purposes of any direction, waiver, consent or declaration or act of holders (and the consequences of any thereof) in connection with any of the defeased covenants.

In order to exercise either Legal Defeasance or Covenant Defeasance:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of reinvestment, in the written opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium and interest on, or the redemption price of, the outstanding notes on the stated date for payment thereof or on the redemption date of the notes, as applicable, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

•	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel confirming that:

•	we have received from, or there has been published by the Internal Revenue Service a ruling, or

•

since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•

in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•

no default or Event of Default will have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit

(and any similar concurrent deposit relating to other indebtedness being defeased, discharged or replaced), and the granting of liens to secure such borrowings);

•

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we are a party or by which we are bound;

•

solely in the case of Legal Defeasance, no Event of Default arising from specified events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary or default that, with notice or lapse of time both, would become such an Event of Default will have occurred and be continuing during the period ending on the 91st day after the date of such deposit;

•

we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•

we must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, and certain rights of the trustee, as will be expressly provided for in the indenture) as to all outstanding notes when:

•	either:

•

all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

•

all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and we have irrevocably deposited or caused to be irrevocably deposited with the trustee or the paying agent (other than us or any of our affiliates), as applicable, as trust funds in trust cash or non-callable U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal, premium and interest to the date of such deposit (in the case of notes which have become due and payable) or to the maturity date or redemption date, as applicable; provided, however, that there does not exist, on the date of such deposit, a default or Event of Default; provided, further, that such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or to which we are bound;

•	we have paid or caused to be paid all other sums payable under the indenture by us; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent that will be provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification, Waiver and Meetings

Modifications and amendments of, and supplements to, the indenture (other than certain modifications, supplements and amendments for administrative purposes or for the benefit of holders, in each case as further described below) will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note affected thereby:

•

change the stated maturity of the principal of or any installment of interest, or any premium, on the notes issued under such indenture, reduce the principal amount of, or the rate or amount of interest, or any premium, on, or the redemption price of, the notes, or adversely affect any right of repayment of the holder of the notes, change the place of payment, or the coin or currency, for payment of principal of or premium or interest on, or the redemption price of, any note or impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

•

reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the indenture;

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal, premium and interest, including the ranking of the notes; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by us and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to evidence a successor to us as obligor under the indenture;

•	to add to our covenants or for the benefit of the holders of the notes or to surrender any right or power conferred upon us in the indenture;

•	to add Events of Default for the benefit of the holders of the notes;

•

to amend or supplement any provisions of the indenture; provided, that no such amendment or supplement, together with all other such amendments or supplements made pursuant to the provision described in this bullet point, materially adversely affects the interests of the holders of any notes then outstanding;

•	to secure the notes;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for rights of holders of the notes if any consolidation, merger or sale of all or substantially all of our consolidated property or assets occurs;

•	to cure any ambiguity, defect or inconsistency in the indenture; provided, that the action will not adversely affect the interests of holders of the notes in any material respect;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the notes; provided, that the action will not adversely affect the interests of the holders of the notes in any material respect;

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of notes; provided, however, that such amendment does not materially and adversely affect the rights of holders to transfer notes;

•	to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add guarantors for the benefit of holders of the notes; or

•

to conform the text of the indenture or the notes to any provision of this “Description of Notes” section to the extent that such provision in this “Description of Notes” section was intended to be a verbatim recitation of a provision of the indenture or the consent of any holder of the notes.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the notes, the indenture provides that notes owned by us or any other obligor upon the notes, or any of our affiliates or of the other obligor, will be disregarded.

The indenture contains provisions for convening meetings of the holders of the notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as will be provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any action to be taken, or resolution presented, at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be taken or adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any action to be taken or resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be taken or adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting duly reconvened, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Trustee

Wilmington Trust, National Association is acting as the trustee, registrar and paying agent for the notes, subject to replacement at our option as provided in the indenture.

If an Event of Default occurs and is continuing, and is actually known to a responsible officer of the trustee, the trustee will be required to use the same degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the required percentage of the outstanding notes under the indenture only after those holders have offered (and if requested, provided) the trustee indemnity or security satisfactory to the trustee and subject to certain exceptions set forth in the indenture.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Conversion or Exchange Rights

The notes will not be convertible into or exchangeable for any shares of our capital stock.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee, as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.

We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on behalf of the owners of such interests.

Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

The period beginning on the closing date and ending 40 days after the closing date shall be the “Distribution Compliance Period.” During the Distribution Compliance Period, beneficial interests in the Regulation S global note may be transferred only to non-U.S. persons under Regulation S or QIBs.

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the seller may be required to provide certain written certifications in the form provided in the indenture.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of we, the trustee, the paying agent, the registrar, the initial purchasers nor any of our respective agents are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by us or on our behalf to DTC’s nominee as the registered holder of the global note. None of we, the trustee, the paying agent, the registrar nor any of our respective agents will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. None of we, the trustee, the paying agent, the registrar nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

None of we, the trustee, the paying agent, the registrar nor any of our respective agents has any responsibility or liability for any act or omission of DTC, Euroclear or Clearstream. Any notices required to be given to the holders while the notes are global notes will be given to DTC.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the indenture should occur.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any authorized denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

In connection with any proposed exchange of a certificated note for a global note, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Same-day Settlement and Payment

Payments in respect of the notes represented by global notes (including principal and interest) will be made by wire transfer of immediately available funds to DTC or its nominee, as the registered holder of the global notes. In the event that certificated notes are issued under the limited circumstances described above, we will pay the principal and premium, if any, on, and may pay interest on, the certificated notes at the office or agency maintained by us for such purpose in the United States of America, which initially shall be an office of the trustee, upon surrender of such certificated note at such office or agency. Interest on any certificated notes may also be paid, at our option, by check mailed to the addresses of the registered holders entitled thereto or by wire transfer to accounts in the United States of America specified by such holders. The notes represented by global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided, however, that notices given to holders holding notes in global book-entry form may be given through the facilities of DTC or any successor depository in accordance with its applicable procedures, and notice given in such manner will be deemed to be in writing.

Governing law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Definitions

As used in the indenture, the following terms have the respective meanings specified below:

“Acquired Debt” means Debt of a person:

•	existing at the time such person is merged or consolidated with or into us or any of our Subsidiaries or becomes a Subsidiary of ours; or

•	assumed by us or any of our Subsidiaries in connection with the acquisition of assets from such person.

•

Acquired Debt will be deemed to be incurred on the date the acquired person is merged or consolidated with or into us or any of our Subsidiaries or becomes a Subsidiary of ours or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the Interest Expense of us and our Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of ours and our Subsidiaries for such period, plus amounts that have been deducted and minus amounts that have been added for, without duplication:

•	Interest Expense;

•	provision for taxes based on income;

•	amortization of debt discount, premium and deferred financing costs;

•	impairment losses and gains on sales or other dispositions of properties and other investments;

•	non-cash compensation;

•	real estate-related depreciation and amortization;

•	the effect of any non-recurring non-cash items;

•	amortization of deferred charges;

•	gains and losses resulting from currency exchange effects and hedging arrangements;

•	gains or losses on early extinguishment of debt; and

•

fees, costs and expenses incurred during such period in sourcing, investigating, reviewing and making acquisitions and dispositions (in each case, whether or not completed), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of ours and our Subsidiaries for such period, excluding, without duplication:

•	extraordinary items; and

•

the portion of net income (but not losses) of us and our Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by us or one of our Subsidiaries, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

“Debt” means, with respect to any person, without duplication, any indebtedness of such person in respect of:

•	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

•

indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (1) the amount of indebtedness so secured and (2) the fair market value (determined in good faith by the board of directors of such person or, in the case of us or a Subsidiary, by our board of directors or a duly authorized committee thereof) of the property subject to such Lien;

•

reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by such person as lessee that is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person (it being understood that Debt will be deemed to be incurred by such person whenever such person creates, assumes, guarantees (on a non-contingent basis) or otherwise becomes liable in respect thereof); provided, however, that the term “Debt” will not include (x) Intercompany Debt (to the extent the corresponding intercompany receivable is not included in Total Assets);

and (y) Permitted Non-Recourse Guarantees of ours or any of our Subsidiaries until such time as they become primary obligations of, and payments are due and required to be made thereunder by, us or any of our Subsidiaries.

“Intercompany Debt” means, as of any date, indebtedness and liabilities for borrowed money, secured or unsecured, to which the only parties are us and any Subsidiary of ours as of that date. “Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with U.S. generally accepted accounting principles for such period of time by us and our Subsidiaries, but excluding: (1) interest reserves funded from the proceeds of any loan; (2) amortization of deferred financing costs, including gains or losses on early extinguishment of debt; (3) prepayment penalties; (4) non-cash swap ineffectiveness charges and (5) any expense resulting from the discount or premium of any indebtedness in connection with the application of purchase accounting; and including, without duplication, effective interest in respect of original issue discount as determined in accordance with U.S. generally accepted accounting principles.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance securing Debt.

“Non-Recourse Debt” means Debt of a Subsidiary of ours (or an entity in which we are the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of such Subsidiary or entity, of which Debt the Subsidiary or entity is the borrower, and which Debt is non-recourse to us or any of our Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to such Subsidiary or entity that is the borrower); provided, however, that, if any such Debt is partially recourse to us or any of our Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to such Subsidiary or entity that is the borrower) and therefore does not meet the criteria set forth above, then only the portion of such Debt that does meet the criteria set forth above will constitute “Non-Recourse Debt.”

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Debt in the ordinary course of business by us or any of our Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of ours (or an entity in which we are the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to us or any of our other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to nonrecourse liability).

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means, with respect to us, any person (as defined in the indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by us, or by one or more other Subsidiaries of ours, and which is required to be consolidated with us in accordance with GAAP. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” means the sum of, without duplication:

•	Undepreciated Real Estate Assets; and

•

all other assets (excluding accounts receivable and non-real estate intangibles) of ours and our Subsidiaries, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

“Total Unencumbered Assets” means the sum of, without duplication:

•	those Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and

•

all other assets (excluding accounts receivable and non-real estate intangibles) of ours and our Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above in “—Certain Covenants—Maintenance of Unencumbered Assets,” any investment in an unconsolidated limited partnership, unconsolidated limited liability company or other unconsolidated entity will be excluded from Total Unencumbered Assets if any real estate asset owned by such unconsolidated limited partnership, unconsolidated limited liability company or other unconsolidated entity is subject to a Lien securing Debt.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets and related intangibles of ours and our Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with U.S. generally accepted accounting principles.

“Unsecured Debt” means Debt of ours or any of our Subsidiaries that is not secured by a Lien on any property or assets of us or any of our Subsidiaries.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax considerations relevant to the exchange of New Notes for Old Notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal tax consequences described herein. The following discussion does not deal with special classes of holders, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships or other pass-through entities and the partners therein, controlled foreign corporations, passive foreign investment companies, persons whose functional currency is not the U.S. dollar, tax-exempt organizations, real estate investment trusts, persons subject to an alternative minimum tax and persons holding the notes as part of a “wash sale,” “straddle,” “hedge,” “conversion transaction” or as part of a “synthetic security” or other integrated transaction for tax purposes and persons subject to special tax accounting rules under Section 451(b) of the Code. This discussion applies only to persons holding Old Notes as “capital assets” within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address foreign, state, local or other tax laws or any U.S. taxes other than U.S. federal income taxes (such as estate or gift taxes).

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, (1) a holder should not recognize any taxable gain or loss as a result of the exchange of such holder’s notes; (2) the holding period of the New Notes received should include the holding period of the Old Notes exchanged therefor; and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before such exchange.

This discussion is for general information purposes only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s Old Notes for New Notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until     , 2025, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all reasonable expenses incident to the exchange offer (including the reasonable expenses of one counsel for the Holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Old Notes have been exchanged for New Notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona.

EXPERTS

The consolidated financial statements of STORE Capital LLC (Successor) at December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income (loss), members’ equity and cash flows for the year ended December 31, 2024, the related consolidated statements of operations, comprehensive income

(loss), members’ equity and cash flows for the period from February 3, 2023 through December 31, 2023 (Successor), and related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of STORE Capital Corporation (Predecessor) (collectively with Successor, the Company) for the period from January 1, 2023 through February 2, 2023, and for the year ended December 31, 2022 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Audited Financial Statements for the years ended December 31, 2024, 2023 and 2022:

Unaudited Quarterly Financial Statements for the quarter ended September 30, 2025:

Report of Independent Registered Public Accounting Firm
To the Members and Board of Directors of STORE Capital LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of STORE Capital LLC (Successor) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), members’ equity and cash flows for the year ended December 31, 2024, the related consolidated statements of operations, comprehensive income (loss), members’ equity and cash flows for the period from February 3, 2023 through December 31, 2023 (Successor), and related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of STORE Capital Corporation (Predecessor) (collectively with Successor, the Company) for the period from January 1, 2023 through February 2, 2023, and for the year ended December 31, 2022 (Predecessor), and the related notes and financial statement schedules listed in the Index at Item 15(a) (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of STORE Capital LLC at December 31, 2024 and 2023, and the results of their operations and their cash flows for the year ended December 31, 2024, for the period from February 3, 2023 through December 31, 2023 (Successor), for the period from January 1, 2023 through February 2, 2023 (Predecessor), and for the year ended December 31, 2022 (Predecessor), in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Acquisition of real estate investments

Description of the Matter	As described in Notes 2 and 3 to the financial statements, the Company recorded $584 million in acquisitions to real estate during 2024. Auditing the Company’s accounting for the 2024 acquisitions was complex and required specialized skills and knowledge due to the estimation involved in the allocation of the purchase price to the assets acquired, including land, buildings, improvements and intangible lease assets. The Company utilized multiple sources to estimate such values including third party appraisers and other data such as market rents and comparables.

How We Addressed the Matter in Our Audit
We obtained an understanding over the accounting for acquisitions process, including understanding over the initiation and approval of purchases, inputs and assumptions used in the valuation estimates, and allocation of value among the assets acquired. For a sample of acquisitions, we read the purchase agreements, evaluated the significant assumptions and methodologies used in developing the allocation estimates, and tested the recording of the assets acquired.

Our audit procedures included evaluating whether any intangible assets were properly identified and the appropriateness of market data and other significant assumptions, including land comparables and replacement costs. We reviewed the valuations completed by third party appraisers including a review of the underlying market data utilized. We further compared the allocations to those historically recognized by the Company and reviewed for any allocation outliers in the population. We involved valuation specialists to assist in the evaluation of significant assumptions used and the appropriateness of the methodologies selected and the qualifications of the third-party appraisers.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Phoenix, Arizona
March 5, 2025

STORE Capital LLC
Consolidated Balance Sheets
(In thousands)

	December 31,
	2024	2023
Assets
Investments:
Real estate investments:
Land and improvements	$3,840,415	$3,805,685
Buildings and improvements	9,506,402	9,373,309
Intangible lease assets	588,635	615,327

Total real estate investments	13,935,452	13,794,321
Less accumulated depreciation and amortization	(1,083,693)	(531,351)

	12,851,759	13,262,970
Operating ground lease assets	57,245	52,068
Loans and financing receivables, net	1,941,032	1,103,931

Net investments	14,850,036	14,418,969
Cash and cash equivalents	162,188	239,477
Other assets, net	150,349	90,041

Total assets	$15,162,573	$14,748,487

Liabilities and equity
Liabilities:
Credit facility	$375,000	$375,000
Unsecured notes and term loans payable, net	2,977,100	2,839,708
Non-recourse debt obligations of consolidated special purpose entities, net	2,831,007	2,568,474
Intangible lease liabilities, net	125,095	140,516
Operating lease liabilities	54,501	49,481
Accrued expenses, deferred revenue and other liabilities	215,101	176,110

Total liabilities	6,577,804	6,149,289

Equity:
Members’ equity	8,571,554	8,730,569
Accumulated deficit	(15,406)	(138,599)
Accumulated other comprehensive income (loss)	20,497	(816)

Total members’ equity	8,576,645	8,591,154
Noncontrolling interest	8,124	8,044

Total equity	8,584,769	8,599,198

Total liabilities and equity	$15,162,573	$14,748,487

See accompanying notes.

STORE Capital LLC
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Revenues:
Rental revenues	$989,869	$870,707	$75,008	$846,420
Interest income on loans and financing receivables	141,432	76,467	5,326	56,776
Other income	21,115	4,726	850	6,976

Total revenues	1,152,416	951,900	81,184	910,172

Expenses:
Interest	362,069	362,605	19,080	189,549
Property costs	24,878	16,873	1,348	14,696
General and administrative	68,468	55,035	5,679	62,555
Merger-related	—	—	895	12,248
Depreciation and amortization	587,575	533,637	27,789	308,084
Provisions for impairment	31,911	25,265	—	16,428

Total expenses	1,074,901	993,415	54,791	603,560

Other income (loss):
Gain (loss) on dispositions of real estate	48,525	(6,680)	97	19,224
Loss on extinguishment of debt	—	(67,897)	—	—
Income from non-real estate, equity method investments	—	—	—	2,949

Income (loss) before income taxes	126,040	(116,092)	26,490	328,785
Income tax expense	1,947	22,567	703	884

Net income (loss)	124,093	(138,659)	25,787	327,901
Less: Net income (loss) attributable to noncontrolling interest	900	(60)	—	—

Net income (loss) attributable to controlling interest	$123,193	$(138,599)	$25,787	$327,901

Net income per share of common stock
Basic			$0.09	$1.17

Diluted			$0.09	$1.17

Weighted average common shares outstanding:
Basic			282,238,151	280,105,477

Diluted			282,338,405	280,105,477

See accompanying notes.

STORE Capital LLC
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Net income (loss)	$124,093	$(138,659)	$25,787	$327,901
Other comprehensive income (loss):
Unrealized gains (losses) on cash flow hedges	53,278	17,410	(10,531)	30,393
Cash flow hedge (gains) losses reclassified to interest expense	(31,965)	(18,226)	(894)	1,292

Total other comprehensive income (loss)	21,313	(816)	(11,425)	31,685

Total comprehensive income (loss)	145,406	(139,475)	14,362	359,586
Comprehensive income (loss) attributable to noncontrolling interest	900	(60)	—	—

Comprehensive income (loss) attributable to controlling interest	$144,506	$(139,415)	$14,362	$359,586

See accompanying notes.

STORE Capital LLC
Consolidated Statements of Stockholders’ Equity
For the Year Ended December 31, 2022 and for the period from January 1, 2023 through February 2, 2023
(In thousands, except share and per share data)

	Predecessor
	Common Stock		Capital in Excess of Par Value	Distributions in Excess of Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Par Value
Balance at December 31, 2021	273,806,225	$2,738	$5,745,692	$(602,137)	$(2,164)	$5,144,129
Net income	—	—	—	327,901	—	327,901
Other comprehensive income	—	—	—	—	31,685	31,685
Issuance of common stock, net of costs of $3,268	8,607,771	86	249,520	—	—	249,606
Equity-based compensation	473,798	3	12,426	112	—	12,541
Shares repurchased under stock compensation plan	(202,796)	—	(4,307)	(1,964)	—	(6,271)
Common dividends declared ($1.18 per common share) and dividend equivalents on restricted stock units	—	—	—	(333,273)	—	(333,273)

Balance at December 31, 2022	282,684,998	2,827	6,003,331	(609,361)	29,521	5,426,318
Net income	—	—	—	25,787	—	25,787
Other comprehensive loss	—	—	—	—	(11,425)	(11,425)
Common stock issuance costs	—	—	—	—	—	—
Equity-based compensation	—	—	975	—	—	975
Shares repurchased under stock compensation plan	—	—	—	—	—	—
Common dividends declared	—	—	—	—	—	—

Balance at February 2, 2023	282,684,998	$2,827	$6,004,306	$(583,574)	$18,096	$5,441,655

See accompanying notes.

STORE Capital LLC
Consolidated Statements of Members’ Equity
For the period from February 3, 2023 through December 31, 2023 and For the Year Ended December 31, 2024
(In thousands, except unit data)

	Successor
	Members’ Units		Members’ Equity		Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity	Non- controlling Interest	Total Equity
	Common	Preferred	Common	Preferred
Balance at February 3, 2023	—	—	$—	$—	$—	$—	$—	$—
Members’ contributions	1,000	125	9,251,844	125	—	9,251,969	—	9,251,969
Members’ distributions	—	—	(510,000)	(15)	—	(510,015)	—	(510,015)
Net (loss) income	—	—	(138,614)	15	—	(138,599)	(60)	(138,659)
Other comprehensive loss	—	—	—	—	(816)	(816)	—	(816)
Contributions from noncontrolling interest	—	—	—	—	—	—	8,104	8,104
Non-cash distribution to members	—	—	(11,385)	—	—	(11,385)	—	(11,385)

Balance at December 31, 2023	1,000	125	8,591,845	125	(816)	8,591,154	8,044	8,599,198
Members’ contributions	—	—	580,000	—	—	580,000	—	580,000
Members’ distributions	—	—	(739,000)	(15)	—	(739,015)	—	(739,015)
Net income	—	—	123,178	15	—	123,193	900	124,093
Other comprehensive income	—	—	—	—	21,313	21,313	—	21,313
Distributions to noncontrolling interest	—	—	—	—	—	—	(820)	(820)

Balance at December 31, 2024	1,000	125	$8,556,023	$125	$20,497	$8,576,645	$8,124	$8,584,769

See accompanying notes.

STORE Capital LLC
Consolidated Statements of Cash Flows
(In thousands)

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Operating activities
Net income (loss)	$124,093	$(138,659)	$25,787	$327,901
Adjustments to net income (loss):
Depreciation and amortization	587,575	533,637	27,789	308,084
Amortization of debt discounts, deferred financing costs and other noncash interest expense	77,798	82,830	715	9,509
Amortization of equity-based compensation	—	—	975	12,430
Provisions for impairment	31,911	25,265	—	16,428
Net (gain) loss on dispositions of real estate	(48,525)	6,680	(97)	(19,224)
Income from non-real estate, equity method investments	—	—	—	(2,949)
Distribution received from non-real estate, equity method investment	—	—	—	468
Loss on extinguishment of debt	—	67,897	—	—
Noncash revenue and other	(52,053)	(11,787)	(77)	(4,423)
Changes in operating assets and liabilities:
Other assets	(3,937)	(2,175)	(2,876)	4,455
Accrued expenses, deferred revenue and other liabilities	24,820	21,339	7,164	21,736

Net cash provided by operating activities	741,682	585,027	59,380	674,415

Investing activities
Acquisition of and additions to real estate	(676,372)	(508,224)	(48,063)	(1,457,503)
Investment in loans and financing receivables	(668,665)	(598,990)	(82,112)	(158,676)
Collections of principal on loans and financing receivables	1,636	74,408	468	67,922
Proceeds from dispositions of real estate	355,182	73,799	682	195,629
Proceeds from sale of loans and financing receivables to related party	—	327,454	—	—
Contribution made to non-real estate, equity method investment	—	—	—	(468)
Acquisition of STORE Capital Corporation	—	(10,547,219)	—	—

Net cash used in investing activities	(988,219)	(11,178,772)	(129,025)	(1,353,096)

Financing activities
Borrowings under credit facility	97,000	1,266,500	70,000	1,183,000
Repayments under credit facility	(97,000)	(891,500)	(25,000)	(758,000)
Borrowings under unsecured notes and term loans payable	135,000	1,513,600	40,000	690,000
Repayments under unsecured notes and term loans payable	(32,400)	(185,600)	—	(75,000)
Borrowings under secured term loan facility	—	1,957,750	—	—
Repayments under secured term loan facility	—	(2,000,000)	—	—
Borrowings under non-recourse debt obligations of consolidated special purpose entities	449,936	527,925	—	—
Repayments under non-recourse debt obligations of consolidated special purpose entities	(219,845)	(35,548)	(15,906)	(192,559)
Financing costs and prepayment penalties paid	(4,423)	(59,213)	(1,106)	(3,272)
Members’ contributions	580,000	9,251,969	—	—
Members’ distributions	(739,015)	(510,015)	—	—
Proceeds from the issuance of noncontrolling interests	—	8,104	—	—
Distributions to noncontrolling interest	(820)	—	—	—
Proceeds from the issuance of common stock	—	—	—	252,873
Stock issuance costs paid	—	—	—	(3,268)
Shares repurchased under stock compensation plans	—	—	—	(6,271)
Dividends paid	—	—	—	(439,067)

Net cash provided by financing activities	168,433	10,843,972	67,988	648,436

Net change in cash, cash equivalents and restricted cash	(78,104)	250,227	(1,657)	(30,245)
Cash, cash equivalents and restricted cash, beginning of period	250,227	—	39,804	70,049

Cash, cash equivalents and restricted cash, end of period	$172,123	$250,227	$38,147	$39,804

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$162,188	$239,477	$33,096	$35,137
Restricted cash included in other assets	9,935	10,750	5,051	4,667

Total cash, cash equivalents and restricted cash	$172,123	$250,227	$38,147	$39,804

Supplemental disclosure of noncash investing and financing activities:
Accrued tenant improvements included in real estate, loans and financing receivable investments	$24,599	$24,516	$—	$21,118
Tenant funded improvements to real estate investments	16,263	—	—	10,550
Acquisition of real estate assets from borrowers under loans and financing receivables	—	—	—	8,945
Accrued financing costs	—	62	—	54
Noncash distribution to members	—	11,385	—	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$282,690	$283,814	$11,488	$177,294
Cash paid during the period for income and franchise taxes	6,049	12,592	20	2,937
See accompanying notes.

STORE Capital LLC
Notes to Consolidated Financial Statements
December 31, 2024
1. Organization
STORE Capital Corporation was incorporated under the laws of Maryland on May 17, 2011 to acquire single-tenant
operational real estate to be leased on a
long-term,
net basis to companies that operate across a wide variety of industries within the service, service-oriented retail and manufacturing sectors of the United States economy. From time to time, it also provided mortgage financing to its customers.
On November 21, 2014, the Company completed the initial public offering of its common stock. The shares traded on the New York Stock Exchange from November 18, 2014 through the Closing Date, as defined below, under the ticker symbol “STOR”.
On September 15, 2022, STORE Capital Corporation, Ivory Parent, LLC, a Delaware limited liability company (“Parent”) and Ivory REIT, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Parent Parties are affiliates of GIC, a global institutional investor, and funds managed by Blue Owl Capital. On February 3, 2023 (the “Closing Date”), pursuant to the terms and subject to the conditions set forth in the Merger Agreement, STORE Capital Corporation merged with and into Merger Sub (the “Merger”) with Merger Sub surviving (the “Surviving Entity”), and the separate existence of STORE Capital Corporation ceased. Immediately following the completion of the Merger, the Surviving Entity changed its name to STORE Capital LLC. References herein to “we,” “us,” “our,” the “Company” or “STORE Capital” are references to STORE Capital Corporation prior to the Merger and to STORE Capital LLC upon and following the Merger. As of the Closing Date of the Merger, the common equity of the Company is no longer publicly traded.
STORE Capital Corporation elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes beginning with its initial taxable year ended December 31, 2011. STORE Capital LLC has made an election to qualify, and believes it is operating in a manner to continue to qualify, as a REIT for federal income tax purposes beginning with its initial taxable year ended December 31, 2022. As a REIT, the Company will generally not be subject to federal income taxes to the extent that it distributes all of its taxable income to its members and meets other specific requirements.
2. Summary of Significant Accounting Principles
Basis of Accounting and Principles of Consolidation
The accompanying audited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).
These consolidated statements include the accounts of STORE Capital Corporation and its wholly-owned subsidiaries and special purpose entities that it controlled through its voting interest for the periods prior to the Merger. For the periods after the Merger, these consolidated statements include the accounts of STORE Capital LLC, its wholly-owned subsidiaries, and special purpose entities, and variable interest entities (“VIEs”) that it controls through its voting interest and other means. One of the Company’s wholly owned subsidiaries, STORE Capital Advisors, LLC, provides all the general and administrative services for the day-to-day
operations of the consolidated group, including property acquisition and lease origination, real estate portfolio management and marketing, accounting and treasury services. The remaining subsidiaries were formed to acquire and hold real estate investments or to facilitate non-recourse
secured borrowing activities. Generally, the initial operations of the real estate subsidiaries are funded by an interest-bearing
intercompany loan from STORE Capital, and such intercompany loan is repaid when the subsidiary issues long-term
debt secured by its properties. All intercompany account balances and transactions have been eliminated in consolidation.

Certain of the Company’s consolidated subsidiaries are special purpose entities or VIEs. Each special purpose entity or VIE is a separate legal entity and is the sole owner of its assets and liabilities. The assets of the special purpose entities or VIEs may only be used to settle the liabilities of such entity and are not available to pay or otherwise satisfy obligations to the creditors of any owner or affiliate of the applicable special purpose entity or VIE. At December 31, 2024 and 2023, these special purpose entities held assets totaling $13.2 billion and $12.9 billion, respectively, and had third-party
liabilities totaling $3.1 billion and $2.8 billion, respectively. At December 31, 2024 and 2023, these VIEs held assets totaling $275.7 million and $267.9 million, respectively, and had third-party liabilities totaling $1.4 million and $3.1 million, respectively. These assets and liabilities are included in the accompanying consolidated balance sheets.
The Company is required to continually evaluate its VIE relationships and consolidate these entities when it is determined to be the primary beneficiary of their operations. A VIE is broadly defined as an entity where either: (i) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support, (ii) substantially all of an entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights, or (iii) the equity investors as a group lack any of the following: (a) the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of an entity, or (c) the right to receive the expected residual returns of an entity.
The designation of an entity as a VIE is reassessed upon certain events, including, but not limited to: (i) a change to the contractual arrangements of the entity or in the ability of a party to exercise its participation or kick-out
rights, (ii) a change to the capitalization structure of the entity, or (iii) acquisitions or sales of interests that constitute a change in control.
A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors includes, but is not limited to, which activities most significantly impact the entity’s economic performance and the ability to direct those activities, the variable interest holder’s form of ownership interest, the variable interest holder’s representation on the VIE’s governing body, the size and seniority of the variable interest holder’s investment, the variable interest holder’s ability and the rights of other investors to participate in policy making decisions, the variable interest holder’s ability to manage its ownership interest relative to the other interest holders, and the variable interest holder’s ability to replace the VIE manager and/or liquidate the entity.
For its investments in entities that are not considered to be VIEs, the Company evaluates the type of ownership rights held by each party with an interest in the entity to determine if the Company holds a controlling financial interest. The assessment of whether the Company holds a controlling financial interest is made at inception of the entity and continually reassessed.
Consolidated VIE
The Company holds a 95% ownership interest in and is the managing member of a joint venture entity formed in December 2023 that owns and leases real estate to lessees that are affiliates of the noncontrolling interest holder. The Company also provided a $105.2 million loan to the joint venture. The Company classifies the joint venture as a VIE, as the equity holders do not have the obligation to absorb all future losses of the joint venture due to a provision that protects the equity holders from certain losses if an event of default occurs under the leases. The Company consolidates the joint venture as the primary beneficiary because it has the ability to control the activities that most significantly impact the VIE’s economic performance. The assets of the joint venture primarily consist of leased properties (net lease real estate accounted for as financing arrangements) and cash; its obligations primarily consist of debt service payments to the Company, which are eliminated in consolidation.

Accounting for the Merger
As further described in Note 10 to these consolidated financial statements, the Merger was accounted for using the asset acquisition method of accounting in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805,
Business Combinations
(“ASC Topic 805”), which requires that the cost of an acquisition be allocated on a relative fair value basis to the assets purchased and the liabilities assumed. Direct transaction costs incurred by STORE Capital LLC as the acquirer and amounts transferred to reimburse STORE Capital Corporation for costs incurred as the acquiree to sell the business are included in the consideration transferred and capitalized as a component of the cost of the assets acquired. An assembled workforce intangible asset is recorded at the acquisition date if it is part of the asset group acquired. Goodwill is not recognized in an asset acquisition and consideration transferred in excess over the fair value of the net assets acquired, if any, is allocated on a relative fair value basis to the identifiable assets and liabilities.
As noted above, the consolidated financial statements of STORE Capital LLC reflect the recording of assets and liabilities at fair value as of the date of the Merger. The Merger resulted in the termination of the prior reporting entity and a corresponding creation of a new reporting entity. Accordingly, the Company’s consolidated financial statements and transactional records prior to the Closing Date, or February 3, 2023, reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor” while such records subsequent to the Closing Date reflect the fair value of assets acquired and liabilities assumed in the Company’s consolidated financial statements and are labeled “Successor.” This change in reporting entity is represented in the consolidated financial statements by a black line that appears between “Predecessor” and “Successor” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the Merger are not comparable.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.
Segment Reporting
The FASB’s ASC Topic 280,
Segment Reporting
, established standards for the manner in which enterprises report information about operating segments. The Company views its operations as one reportable segment. We are engaged in the business of acquiring, investing in and managing Single Tenant Operational Real Estate across the U.S. The Company’s operating results depend primarily upon generating rental revenue and interest income from leasing its properties. The Company’s
Chief Executive Officer
acts as the chief operating decision maker (“CODM”). Our CODM assesses entity-wide operating results and makes decisions on how to allocate resources based on consolidated net income, which is reported in the consolidated statements of operations. Additionally, the measure of segment assets is reported in the consolidated balance sheets as “Total assets.”
Significant expenses categories, including interest, property costs, general and administrative and depreciation and amortization, are included on the Company’s consolidated statements of operations. Asset information is included on the consolidated balance sheets and in Note 3.

Investment Portfolio
STORE Capital invests in real estate assets through three primary transaction types as summarized below. At the beginning of 2019, the Company adopted Accounting Standards Update (“ASU”)
2016-02,
Leases (Topic

842)
(“ASC Topic 842”) which had an impact on certain accounting related to the Company’s investment portfolio.

•
Real Estate Investments
– investments are generally made in one of two ways, either through sale-leaseback transactions in which the Company acquires the real estate from the owner-operators and then leases the real estate back to them, or through acquisitions from third-party sellers in connection with which a new lease is entered into with the tenant. Both approaches result in long-term leases which are classified as operating or finance leases and, in both cases, the operators become the Company’s long-term
tenants (its customers). If the terms of a lease contract specifically associated with a sale-leaseback transaction result in the lease being classified as a finance lease, or the lease contains terms, such as a purchase option, the transaction is required to be accounted for as a financing arrangement, due to the Company’s adoption of ASC Topic 842, rather than as an investment in real estate subject to an operating or finance lease.

•
Mortgage Loans Receivable
– investments are made by issuing mortgage loans to the owner-operators of the real estate that serves as the collateral for the loans and the operators become long-term borrowers and customers of the Company. On occasion, the Company may also make other types of loans to its customers, such as equipment loans.

•
Hybrid Real Estate Investments
– investments are made through modified sale-leaseback transactions, where the Company acquires land from the owner-operators, leases the land back through long-term leases and simultaneously issues mortgage loans to the operators secured by the buildings and improvements on the land. Subsequent to the adoption of ASC Topic 842, new or modified hybrid real estate investment transactions are generally accounted for as operating leases of the land and mortgage loans on the buildings and improvements.

Accounting for Real Estate Investments
Classification and Cost
STORE Capital records the acquisition of real estate properties at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Intangible assets and liabilities acquired may include the value of existing in-place
leases, above-market or below-market lease value of
in-place
leases and ground lease-related intangibles, as applicable. Management uses multiple sources to estimate fair value, including independent appraisals and information obtained about each property as a result of its pre-acquisition
due diligence and its marketing and leasing activities. Certain of the Company’s lease contracts allow its tenants the option, at their election, to purchase the leased property from the Company at a specified time or times (generally at the greater of the then-fair
market value or the Company’s cost, as defined in the lease contracts). Subsequent to the adoption of ASC Topic 842, for real estate assets acquired through a sale-leaseback transaction and subject to a lease contract that, due to the terms of the contract is classified as a finance lease, or where the contract contains a purchase option, the Company accounts for such an acquisition as a financing arrangement and records the investment in loans and financing receivables on the consolidated balance sheets. For contracts accounted for as a financing arrangement due to the presence of a purchase option, should the purchase option later expire or be removed from the lease contract, the Company would derecognize the asset accounted for as a financing arrangement and recognize the transferred leased asset in real estate investments.
In-place
lease intangibles are valued based on management’s estimates of lost rent and carrying costs during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases (including leasing commissions) and other related costs. The value assigned to in-place
leases is amortized on a
straight-line
basis as a component of depreciation and amortization expense typically over the remaining term of the related leases.

The fair value of any
above-market
or
below-market
lease is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place
lease and management’s estimate of current market lease rates for the property, measured over a period equal to the remaining term of the lease. Capitalized above-market
lease intangibles are amortized over the remaining term of the respective leases as a decrease to rental revenue.
Below-market
lease intangibles are amortized as an increase in rental revenue over the remaining term of the respective leases plus the contractual renewal periods on those leases, if any. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in operations.
The Company’s real estate portfolio is depreciated using the straight-line
method over the estimated remaining useful life of the properties, which generally ranges from 20 to 40 years for buildings and is generally 10 to 15 years for land improvements. Properties classified as held for sale are recorded at the lower of their carrying value or their fair value, less anticipated selling costs. Any properties classified as held for sale are not depreciated.
Revenue Recognition
STORE Capital leases real estate to its tenants under
long-term
net leases that are predominantly classified as operating leases but in certain circumstances are classified as financing arrangements or finance leases. The Company’s leases generally provide for rent escalations throughout the lease terms. For leases classified as operating leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line
basis so as to produce a constant periodic rent over the term of the lease. When a lease, classified as a financing arrangement, provides the same specific contractual escalations, lease payments accounted for as interest income are recognized on a straight-line basis in the same manner. Accordingly, straight-line operating lease receivables and straight-line interest income receivables, calculated as the aggregate difference between the rental revenue or interest income recognized on a straight-line
basis and scheduled rents or interest, represent unbilled rent receivables that the Company will receive only if the tenants make all rent or interest payments required through the expiration of the leases; these receivables are included in other assets, net on the consolidated balance sheets. The Company reviews its straight-line operating lease and interest income receivables for collectibility on a contract by contract basis and any amounts not considered substantially collectible are written off against rental revenues. As of December 31, 2024 and 2023, the Company had $63.1 million and $13.3 million, respectively, of total straight-line operating lease and interest income receivables. Leases that have contingent rent escalators indexed to future increases in the Consumer Price Index (“CPI”) may adjust over a one-year
period or over
multiple-year
periods. Often, these escalators increase rent at (a) 1 to 1.25 times the increase in the CPI over a specified period or (b) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company’s inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company’s view that the multiplier does not represent a significant leverage factor, increases in rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have actually occurred.
In addition to base rental revenue, certain leases also have contingent rentals that are based on a percentage of the tenant’s gross sales; the Company recognizes contingent rental revenue when the threshold upon which the contingent lease payment is based is achieved. Approximately 2.9% of the Company’s investment portfolio is subject to leases that provide for contingent rent based on a percentage of the tenant’s gross sales; historically, contingent rent recognized has been less than 2.0% of rental revenues.
The Company reviews its revenue and interest receivables for collectibility on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that the collectibility of lease payments with respect to any tenant is not probable, a direct write-off
of the receivable is made and any future rental revenue or interest income is recognized only when the tenant makes a rental payment or when collectibility is again deemed probable.

Direct costs incremental to successful lease origination, offset by any lease origination fees received, are deferred and amortized over the related lease term as an adjustment to rental revenue. The Company periodically commits to fund the construction of new properties for its customers; rental revenue collected during the construction period is deferred and amortized over the remaining lease term when the construction project is complete. Substantially all of the Company’s leases are triple net, which means that the lessees are directly responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance. For a few lease contracts, the Company collects property taxes from its customers and remits those taxes to governmental authorities. Subsequent to the adoption of ASC Topic 842, these property tax payments are presented on a gross basis as part of both rental revenues and property costs in the consolidated statements of operations.
Impairment
STORE
Capital
reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations. Such events or changes in circumstances may include an expectation to sell certain assets in accordance with the Company’s long-term strategic plans. Management considers factors such as expected future undiscounted cash flows, capitalization and discount rates, terminal value, tenant improvements, market trends (such as the effects of leasing demand and competition) and other factors including bona fide purchase offers received from third parties in making this assessment. Depending on their nature, these factors are classified as Level 2 or Level 3 inputs within the fair value hierarchy, discussed in
Fair Value Measurement
below. If an asset is determined to be impaired, the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results.
During the year ended December 31, 2024, the Company recognized an aggregate provision for the impairment of real estate of $23.6 million. For the assets impaired in 2024, the estimated aggregate fair value of the impaired real estate assets at the time of impairment aggregated $81.1 million. The Company recognized aggregate provisions for the impairment of real estate of $17.6 million and $16.0 million for the period from February 3, 2023 through December 31, 2023, and the year ended December 31, 2022, respectively. No impairment of real estate was recognized during the period from January 1, 2023 through February 2, 2023.
Accounting for Loans and Financing Receivables
Loans Receivable – Classification, Cost and Revenue Recognition
STORE Capital holds its loans receivable, which are primarily mortgage loans secured by real estate, for long-term
investment. Loans receivable are carried at amortized cost, including related unamortized discounts or premiums, if any.
The Company recognizes interest income on loans receivable using the effective-interest method applied on a loan-by-loan
basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the term of the related loan receivable using the effective-interest method. A loan receivable is placed on nonaccrual status when the loan has become more than 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received. As of December 31, 2024 and 2023, the Company had loans receivable with an aggregate outstanding principal balance of $64.7 million and $54.8 million, respectively, on nonaccrual status.

Sale-Leaseback Transactions Accounted for as Financing Arrangements – Classification, Cost and Revenue Recognition
Lease contracts accounted for as financing arrangements are recorded at an amount equal to the cost of the associated real estate, including acquisition and closing costs. The Company recognizes revenue from sale-leaseback transactions accounted for as financing arrangements as interest income on the statement of operations.
Sales-Type Receivables – Classification, Cost and Revenue Recognition
Sales-type receivables are recorded at their net investment, determined as the present value of both the aggregate minimum lease payments and the estimated residual value of the leased property less unearned income. The unearned income is recognized over the life of the related contracts so as to produce a constant rate of return on the net investment in the assets. Rental payments received and the amortization of unearned income are recorded as interest income on the statement of operations.
Impairment and Provision for Credit Losses
The Company accounts for provision of credit losses in accordance with ASU
2016-13,
Financial Instruments — Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments (“ASC Topic 326”)
. In accordance with ASC Topic 326, the Company evaluates the collectibility of its loans and financing receivables at the time each financing receivable is issued and subsequently on a quarterly basis utilizing an expected credit loss model based on credit quality indicators. The primary credit quality indicator is the implied credit rating associated with each borrower, utilizing two categories, investment grade and non-investment
grade. The Company computes implied credit ratings based on regularly received borrower financial statements using Moody’s Analytics RiskCalc. The Company considers the implied credit ratings, loan and financing receivable term to maturity and underlying collateral value and quality, if any, to calculate the expected credit loss over the remaining life of the receivable. Loans are written off against the allowance for credit loss when all or a portion of the principal amount is determined to be uncollectible. For the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023 and the year ended December 31, 2022, the Company recognized an estimated $8.3 million, $7.7 million, and $0.4 million, respectively, of net provisions for credit losses related to its loans and financing receivables; the provision for credit losses is included in provisions for impairment on the consolidated statements of operations. For the period from January 1, 2023 through February 2, 2023, no provisions for credit losses were recognized. For the year ended December 31, 2024 the Company did not write off any credit losses associated with loans receivable. For the period from February 3, 2023 through December 31, 2023, the net provision for credit losses included a reduction of $2.1 million associated with the sale of certain loans and financing receivables and the Company did not write off any loans receivable. During the year ended December 31, 2022, the Company wrote off $3.7 million of loans receivable against previously established reserves for credit losses.
Accounting for Operating Ground Lease Assets
As part of certain real estate investment transactions, the Company may enter into long-term operating ground leases as a lessee. The Company is required to recognize an operating ground lease (or right-of-use)
asset and related operating lease liability for each of these operating ground leases. Operating ground lease assets and operating lease liabilities are recognized based on the present value of the lease payments. The Company uses its estimated incremental borrowing rate, which is the estimated rate at which the Company could borrow on a collateralized basis with similar payments over a similar term, in determining the present value of the lease payments.
Many of these operating lease contracts include options for the Company to extend the lease; the option periods are included in the minimum lease term if it is reasonably likely the Company will exercise the option(s). Rental expense for the operating ground lease contracts is recognized in property costs on a straight-line basis over the lease term. Some of the contracts have contingent rent escalators indexed to future increases in the CPI and a few contracts have contingent rentals that are based on a percentage of the gross sales of the property; these payments are recognized in expense as incurred. The payment obligations under these contracts are typically the responsibility of the tenants operating on the properties, in accordance with the Company’s leases with the respective tenants. As a result, the Company also recognizes sublease rental revenue on a straight-line basis over the term of the Company’s sublease with the tenant; the sublease income is included in rental revenues.
Cash and Cash
Equivalents
Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money-market
funds of major financial institutions, consisting predominantly of U.S. Government obligations.
Restricted Cash
Restricted cash may include reserve account deposits held by lenders, including deposits required to be used for future investment in real estate assets, escrow deposits and cash proceeds from the sale of assets held by a qualified intermediary to facilitate tax-deferred
exchange transactions under Section 1031 of the Internal Revenue Code. The Company had $9.9 million and $10.8 million of restricted cash at December 31, 2024 and 2023, respectively, which are included in other assets, net
, on the consolidated balance sheets.
Deferred Financing and Other Debt Costs
Financing costs related to the issuance of the Company’s long-term debt are deferred and amortized as an increase to interest expense over the term of the related debt instrument using the effective-interest method and are reported as a reduction of the related debt balance on the consolidated balance sheets. Costs paid to a lender as part of a debt issuance are recorded as a debt discount and amortized as an increase to interest expense over the term of the related debt instrument using the effective-interest method and are reported as a reduction of the related debt balance on the consolidated balance sheets. Financing costs related to the establishment of the Company’s credit facility are deferred and amortized to interest expense over the term of the credit facility and are included in other assets, net, on the consolidated balance sheets.
Derivative Instruments and Hedging Activities
The Company may enter into derivative contracts as part of its overall financing strategy to manage the Company’s exposure to changes in interest rates associated with current and/or future debt issuances. The Company does not use derivatives for trading or speculative purposes. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company enters into derivative financial instruments only with counterparties with high credit ratings and with major financial institutions with which the Company may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.
The Company records its derivatives on the balance sheet at fair value. All derivatives subject to a master netting arrangement in accordance with the associated master International Swap and Derivatives Association agreement have been presented on a net basis by counterparty portfolio for purposes of balance sheet presentation and related disclosures. See Note 9 for a summary of net derivative balances recorded on the consolidated balance sheets and gross asset and liability balances as if the Company had not elected to offset the asset and liability balances of the derivative instruments with each of its counterparties. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the earnings effect of the hedged forecasted transactions in a cash flow hedge. The changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income (loss). Amounts reported in accumulated other comprehensive income (loss) related to cash flow hedges are reclassified to operations as an adjustment to interest expense as interest payments are made on the hedged debt transaction.
As of December 31, 2024, the Company had 21 interest rate swap agreements in place. Eleven of the interest rate swap agreements have an aggregate notional value of $921.1 million, with ten maturing in May 2027 and one maturing in May 2029, and are designated cash flow hedges of the Company’s $921.1 million variable-rate bank unsecured term loan which matures in April 2027 (Note 4). Three interest rate swap agreements with an aggregate notional value of $375.0 million and maturing in February 2027 are designated cash flow hedges of the Company’s variable-rate unsecured revolving credit facility which matures in February 2027 (Note 4). Seven of the interest rate swap agreements with an aggregate notional value of $727.5 million, two with maturities in February 2027, and five with maturities in July 2028, are designated cash flow hedges of the Company’s $727.5 million floating-rate bank incremental unsecured term loan which matures in July 2026 (Note 4). As of December 31, 2023, the Company had 20 derivative instruments in place.
Fair Value Measurement
The Company estimates the fair value of financial and
non-financial
assets and liabilities based on the framework established in fair value accounting guidance. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1—Quoted market prices in active markets for identical assets and liabilities that the Company has the ability to access.

•
Level 2—Significant inputs that are observable, either directly or indirectly. These types of inputs would include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets in inactive markets and market-corroborated
inputs.

•	Level 3—Inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. These types of inputs include the Company’s own assumptions.
Share-based
Compensation
Historically, directors and employees of the Company had been granted long-term
incentive awards, including restricted stock awards (“RSAs”) and restricted stock unit awards (“RSUs’), which provided such directors and employees with equity interests as an incentive to remain in the Company’s service and aligned their interests with those of the Company’s stockholders. As of the closing of the Merger, the Company no longer has any equity incentives outstanding.
Income Taxes
As a REIT, the Company generally will not be subject to federal income tax. It is still subject, however, to state and local income taxes and to federal income and excise tax on its undistributed income. STORE Investment Corporation is the Company’s wholly owned taxable REIT subsidiary (“TRS”) created to engage in non-qualifying
REIT activities. The TRS is subject to federal, state and local income taxes.
The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines
it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.
Related Party Transactions
The Company has a service contract with PCSD Ivory Private Limited, an entity affiliated with GIC, the Company’s majority member, under which it has agreed to perform certain loan servicing and other administrative services on behalf of PCSD Ivory Private Limited in exchange for a servicing fee. During the year ended December 31, 2024, the Company collected $0.8 million of fee income which is recorded in other income on the consolidated statements of operations. No such amounts were recorded for the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 or the year ended December 31, 2022.
Net Income Per Common Share
Net income per common share has been computed for STORE Capital Corporation pursuant to the guidance in the FASB ASC Topic 260,
Earnings Per Share.
The guidance requires the classification of the Company’s unvested restricted common shares, which contain rights to receive non-forfeitable
dividends, as participating securities requiring the
two-class
method of computing net income per common share. The following table is a reconciliation of the numerator and denominator used in the computation of basic and diluted net income per common share (dollars in thousands):

	Predecessor
	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Numerator:
Net income	$25,787	$327,901
Less: Earnings attributable to unvested restricted shares	(41)	(558)

Net income used in basic and diluted income per share	$25,746	$327,343

Denominator:
Weighted average common shares outstanding	282,684,998	280,559,061
Less: Weighted average number of shares of unvested restricted stock	(446,847)	(453,584)

Weighted average shares outstanding used in basic income per share	282,238,151	280,105,477

Effects of dilutive securities:
Add: Treasury stock method impact of potentially dilutive securities (a)	100,254	—

Weighted average shares outstanding used in diluted income per share	282,338,405	280,105,477

(a)
For the period from January 1, 2023 to February 2, 2023 and the year ended December 31, 2022, excludes 197,026 shares and 121,112 shares, respectively, related to unvested restricted shares as the effect would have been antidilutive.

Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or the SEC. The Company adopts the new pronouncements as of the specified effective date. When permitted, the Company may elect to early adopt the new pronouncements. Unless otherwise discussed, these new accounting pronouncements include technical corrections to existing guidance or introduce new guidance related to specialized industries or entities and, therefore, will have minimal, if any, impact on the Company’s financial position, results of operations or cash flows upon adoption.
In December 2023, the FASB issued ASU
2023-09,
Income Taxes (Topic 740):
Improvements to Income Tax Disclosures,
which is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the potential impact the adoption of ASU
2023-09
will have on the consolidated financial statements or notes to the consolidated financial statements.
In November 2024, the FASB issued ASU
2024-03,
Income statement (Subtopic
220-40)
Reporting Comprehensive Income
-
Expense Disaggregation Disclosures,
effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. The Company is currently evaluating the potential impact the adoption of ASU
2024-07
will have on its future disclosures.
3. Investments
At December 31, 2024, STORE Capital had investments in 3,312 property locations representing 3,269 owned properties (of which 190 are accounted for as financing arrangements and 93 are accounted for as sales-type leases), 25 properties where all the related land is subject to an operating ground lease and 18 properties which secure mortgage loans. The gross investment portfolio totaled $15.8 billion at December 31, 2024 and consisted of the gross acquisition cost of the real estate investments totaling $13.8 billion, including an offset by intangible lease liabilities totaling $141.3 million, loans and financing receivables with an aggregate carrying amount of $1.9 billion and operating ground lease assets totaling $57.2 million. As of December 31, 2024, approximately 33% of these investments are assets of consolidated special purpose entity subsidiaries that are pledged as collateral under the non-recourse
obligations of such special purpose entities (Note 4).

The gross dollar amount of the Company’s investments includes the investment in land, buildings, improvements and lease intangibles related to real estate investments as well as the carrying amount of the loans and financing receivables and operating ground lease assets. For the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 to February 2, 2023, and for the year ended December 31, 2022, the Company had the following gross real estate and other investment activity (dollars in thousands):

	Successor		Predecessor
	Number of Investment Locations	Dollar Amount of Investments	Number of Investment Locations	Dollar Amount of Investments
Gross investments, December 31, 2021			2,866	$10,748,937
Acquisition of and additions to real estate (a)(b)(c)(d)			256	1,475,499
Investment in loans and direct financing receivables			28	158,676
Sales of real estate			(60)	(197,530)
Principal collections on loans and direct financing receivables (b)			(6)	(76,868)
Net change in operating ground lease assets (e)				(1,446)
Provisions for impairment				(16,428)
Other				(10,997)

Gross investments, December 31, 2022			3,084	12,079,843
Acquisition of and additions to real estate (a)(f)			19	42,452
Investment in loans and direct financing receivables			1	82,112
Sales of real estate			(1)	(760)
Principal collections on loans and direct financing receivables			(2)	(468)
Net change in operating ground lease assets (e)				(125)
Other				4,430

Gross investments, February 2, 2023			3,101	12,207,484
Gross investments, February 3, 2023	3,101	$14,201,731
Acquisition of and additions to real estate (a)(g)	112	517,624
Investment in loans and direct financing receivables	40	598,990
Sales of real estate, loans and direct financing receivables (h)	(40)	(404,939)
Principal collections on loans and direct financing receivables	(7)	(74,408)
Net change in operating ground lease assets (e)		(737)
Provisions for impairment		(25,265)
Other		(11,362)

Gross investments, December 31, 2023	3,206	14,801,634
Acquisition of and additions to real estate (a)(i)(j)	122	687,307

	Successor		Predecessor
	Number of Investment Locations	Dollar Amount of Investments	Number of Investment Locations	Dollar Amount of Investments
Investment in loans and financing receivables (a)	88	673,322
Sales of real estate	(104)	(340,247)
Principal collections on loans and financing receivables	—	(1,636)
Net change in operating ground lease assets (e)		5,178
Provisions for impairment		(31,911)
Other		(1,180)

Gross investments, December 31, 2024 (k)		15,792,467
Less accumulated depreciation and amortization (k)		(1,067,526)

Net investments, December 31, 2024 (l)	3,312	$14,724,941

(a)
For year ended December 31, 2022, the period from January 1, 2023 through February 2, 2023, the period from February 3, 2023 through December 31, 2023, and the year ended December 31, 2024, includes $2.3 million, $0.2 million, $2.9 million and $2.6 million, respectively, of interest capitalized to properties under construction.

(b)
For the year ended December 31, 2022, includes $8.9 million of non-cash
principal collection transactions in which the Company acquired the underlying collateral property (buildings and improvements) and leased them back to a customer.

(c)	Excludes $22.6 million of tenant improvement advances disbursed in 2022 which were accrued as of December 31, 2021.
(d)	Includes $10.6 million of tenant funded improvements during 2022.
(e)
During the year ended December 31, 2022, the period from January 1, 2023 through February 2, 2023 and the period from February 3, 2023 through December 31, 2023, represents amortization recognized on operating ground lease assets; during the year ended December 31, 2024, includes new operating ground lease assets recognized net of amortization.

(f)	Excludes $5.2 million of tenant improvement advances disbursed from January 1, 2023 to February 2, 2023 which were accrued as of December 31, 2022.
(g)	Excludes $15.1 million of tenant improvement advances disbursed from February 3, 2023 to December 31, 2023 which were accrued as of February 2, 2023.
(h)	Includes the sale of certain loans and financing receivables with an aggregate carrying value of $332.0 million to a related party.
(i)	Excludes $25.3 million of total tenant improvement advances disbursed in 2024 which were accrued as of December 31, 2023.
(j)	Includes $16.3 million of tenant funded improvements during 2024.
(k)
Includes the below-market lease liabilities ($141.3 million) and the accumulated amortization ($16.2 million) of the liabilities recorded on the consolidated balance sheets as intangible lease liabilities as of December 31, 2024.

(l)
In connection with certain acquisitions completed during the year ended December 31, 2024, the Company modified existing operating leases in a manner which required them to be accounted for as finance leases in accordance with ASC Topic 842. As a result, the Company reclassified $156.5 million of net real estate investments to loans and financing receivables, net on the consolidated balance sheets. The Company also recognized a $16.0 million non-cash
net gain in connection with the modification which is included in net gain (loss) on dispositions of real estate in the consolidated statements of operations.

The following table summarizes the revenues the Company recognized from its investment portfolio (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Rental revenues:
Operating leases (a)	$982,847	$862,891	$75,005	$845,880
Sublease income - operating ground leases (b)	2,966	2,577	234	2,812
Amortization of lease related intangibles and costs	4,056	5,239	(231)	(2,272)

Total rental revenues	$989,869	$870,707	$75,008	$846,420

Interest income on loans and financing receivables:
Mortgage and other loans receivable	$33,434	$33,885	$2,434	$26,667
Sale-leaseback transactions accounted for as financing arrangements	79,182	31,760	2,444	24,140
Sales-type and financing receivables	28,816	10,822	448	5,969

Total interest income on loans and financing receivables	$141,432	$76,467	$5,326	$56,776

(a)
For the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 and the year ended December 31, 2022, includes $4.5 million, $3.3 million, $252,000, and $3.1 million, respectively, of property tax tenant reimbursement revenue and includes $1.3 million, $1.0 million, $24,000, and $1.0 million, respectively, of variable lease revenue.

(b)
Represents total revenue recognized for the sublease of properties subject to operating ground leases to the related tenants; includes both payments made by the tenants to the ground lessors and straight-line revenue recognized for scheduled increases in the sublease rental payments.

The Company has elected to account for the lease and nonlease components in its lease contracts as a single component if the timing and pattern of transfer for the separate components are the same and, if accounted for separately, the lease component would classify as an operating lease.
Significant Credit and Revenue Concentration
STORE Capital’s real estate investments are leased or financed to 649 customers who operate their businesses across 138 industries geographically dispersed throughout 49 states. The primary sectors of the U.S. economy and their proportionate dollar amount of STORE Capital’s investment portfolio at December 31, 2024 are service at 61%, service-oriented retail at 13% and manufacturing at 26%. Only one state, Texas (11%), accounted for 10% or more of the total dollar amount of STORE Capital’s investment portfolio at December 31, 2024. None of the Company’s customers represented more than 10% of the Company’s investment portfolio at December 31, 2024, with the largest customer representing 2.4% of the total investment portfolio. On an annualized basis, as of December 31, 2024, the largest customer represented approximately 2.3% of the Company’s total investment portfolio revenues.

Real Estate Investments
The weighted average remaining noncancelable lease term of the Company’s operating leases with its tenants at December 31, 2024 was approximately 14.1 years. Substantially all the leases are triple net, which means that the lessees are responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance; therefore, the Company is generally not responsible for repairs or other capital expenditures related to the properties while the triple-net
leases are in effect. At December 31, 2024, 19 of the Company’s properties were vacant and not subject to a lease.
Scheduled future minimum rentals to be received under the remaining noncancelable term of the operating leases in place as of December 31, 2024 are as follows (in thousands):

2025	$982,586
2026	981,728
2027	970,931
2028	955,216
2029	929,218
Thereafter	8,094,531

Total future minimum rentals (a)	$12,914,210

(a)
Excludes future minimum rentals to be received under lease contracts associated with sale-leaseback transactions accounted for as financing arrangements and sales-type financing receivables. See
Loans and Financing Receivables
section below.

Substantially all the Company’s leases include one or more renewal options (generally two to four five-year options). Since lease
renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease
term only. In addition, the future minimum lease payments presented above do not include any contingent rental payments such as lease escalations based on future changes in CPI.
Intangible Lease Assets
The following details intangible lease assets and related accumulated amortization at December 31 (in thousands):

	2024	2023
In-place leases	$551,442	$577,808
Above-market leases	37,193	37,519

Total intangible lease assets	588,635	615,327
Accumulated amortization	(99,007)	(51,650)

Net intangible lease assets	$489,628	$563,677

Aggregate lease intangible asset amortization included in depreciation and amortization expense was $54.5 million, $50.7 million, and $0.3 million during the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, and for the period from January 1, 2023 through February 2, 2023, respectively. The amount amortized as a decrease to rental revenue for capitalized above-market
lease intangibles was $2.8 million during both the year ended December 31, 2024 and for the period from February 3, 2023 through December 31, 2023. For the period from January 1, 2023 through February 2, 2023 and the year ended December 31, 2022, there was no amortization of above-market lease intangibles.
Based on the balance of the intangible lease assets as of December 31, 2024, the aggregate amortization expense is expected to be $48.5 million in 2025, $46.9 million in 2026, $45.1 million in 2027, $42.9 million in

2028, $40.2 million in 2029 and $234.2 million thereafter. The amount expected to be amortized as a decrease to rental revenue is expected to be $2.8 million in 2025, $2.8 million in 2026, $2.7 million in 2027, $2.6 million in 2028, $2.5 million in 2029 and $18.4 million thereafter. The weighted average remaining amortization period is approximately 11.7 years for the in-place
lease intangibles, and approximately 13.5 years for the above market lease intangibles.
Intangible Lease Liabilities
The following details intangible lease liabilities and related accumulated amortization as of December 31 (in thousands):

	2024	2023
Below-market leases	$141,262	$148,686
Accumulated amortization	(16,167)	(8,170)

Net intangible lease liabilities	$125,095	$140,516

Lease intangible liabilities are amortized as an increase to rental revenues. For the year ended December 31, 2024 and the period from February 3, 2023 through December 31, 2023, amortization was $10.6 million and $8.3 million, respectively. There was no amortization of below-market lease intangibles for the period from January 1, 2023 through February 2, 2023 and for the year ended December 31, 2022. Based on the balance of the intangible liabilities at December 31, 2024, the amortization included in rental revenue is expected to be $8.4 million in 2025, $8.4 million in 2026, $8.2 million in 2027, $8.0 million in 2028, $7.8 million in 2029 and $84.3 million thereafter. The weighted average remaining amortization period, including extension periods, is approximately
22.5
 years.
Operating Ground Lease Assets
As of December 31, 2024, STORE Capital had operating ground lease assets aggregating $57.2 million. Typically, the lease payment obligations for these leases are the responsibility of the tenants operating on the properties, in accordance with the Company’s leases with those respective tenants. The Company recognized total lease cost for these operating ground lease assets of $4.0 million, $3.2 million, $273,000 and $3.3 million, for the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 and for the year ended December 31, 2022, respectively. The Company also recognized, in rental revenues, sublease revenue associated with its operating ground leases of $3.0 million $2.6 million, $234,000 and $2.8 million for the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 and for the year ended December 31, 2022, respectively. The Company’s ground leases have remaining terms ranging from less than one year to 87 years, some of which have one or more options to extend
the lease for terms ranging from two years to ten years. The weighted average remaining non-cancelable
lease term for the ground leases was 24 years at December 31, 2024. The weighted average discount rate used in calculating the operating lease liabilities was 5.7%.

The future minimum lease payments to be paid under the operating ground leases as of December 31, 2024 were as follows (in thousands):

	Ground Leases Paid by STORE Capital	Ground Leases Paid by STORE Capital’s Tenants (a)	Total
2025	$57	$3,035	$3,092
2026	57	3,041	3,098
2027	57	3,041	3,098
2028	57	3,071	3,128
2029	58	3,158	3,216
Thereafter	3,258	110,278	113,536

Total lease payments	3,544	125,624	129,168
Less imputed interest	(2,923)	(74,537)	(77,460)

Total operating lease liabilities - ground leases	$621	$51,087	$51,708

(a)
STORE Capital’s tenants, who are generally
sub-tenants
under the ground leases, are responsible for paying the rent under these ground leases. In the event the tenant fails to make the required ground lease payments, the Company would be primarily responsible for the payment, assuming the Company does not re-tenant
the property or sell the leasehold interest. Of the total $125.6 million commitment, $86.5 million is due for periods beyond the current term of the Company’s leases with the tenants. Amounts exclude contingent rent due under three leases where the ground lease payment, or a portion thereof, is based on the level of the tenant’s sales.

Loans and Financing Receivables
The Company’s loans and financing receivables are summarized below (dollars in thousands):

Type	Interest Rate (a)	Maturity Date	December 31,
			2024	2023
Twelve mortgage loans receivable (b)	8.98%	2025 - 2066	$231,536	$125,093
Equipment and other loans receivable	10.38%	2025 - 2038	27,828	13,958

Total principal amount outstanding—loans receivable			259,364	139,051
Unamortized loan origination costs			686	61
Unamortized loan premium			642	664
Sale-leaseback transactions accounted for as financing arrangements (c)	8.55%	2034 - 2122	1,139,440	839,902
Sales-type financing receivables	8.82%	2044 - 2054	556,879	131,969
Allowance for credit and loan losses			(15,979)	(7,716)

Total loans and financing receivables			$1,941,032	$1,103,931

(a)	Represents the weighted average interest rate as of the balance sheet date.
(b)	One of these mortgage loans allows for a prepayment in whole, but not in part, with a penalty ranging from 20% to 70% depending on the timing of the prepayment.
(c)
In accordance with ASC Topic 842, represents sale-leaseback transactions accounted for as financing arrangements rather than as investments in real estate subject to operating leases. Interest rate shown is the weighted average initial rental or capitalization rate on the leases; the leases mature between 2034 and 2122 and the purchase options expire between 2026 and 2073.

Loans Receivable
At December 31, 2024, the Company held 28 loans receivable with an aggregate carrying amount of $256.4 million. Twelve of the loans are mortgage loans secured by land and/or buildings and improvements on the mortgaged property; the interest rates on eight of the mortgage loans are subject to increases over the term of the loans. The mortgage loans receivable generally require the borrowers to make monthly principal and interest payments based on a 20 to
40-year
amortization period with a balloon payment, if any, at maturity or earlier upon the occurrence of certain other events. The equipment and other loans generally require the borrower to make monthly principal and interest payments with a balloon payment, if any, at maturity.
The long-term mortgage loans receivable generally allow for prepayments without penalty or with penalties ranging from 1% to 15%, depending on the timing of the prepayment, except as noted in the table above. All other loans receivable allow for prepayments in whole or in part without penalty. Absent prepayments, scheduled maturities are expected to be as follows (in thousands):

	Scheduled Principal Payments	Balloon Payments	Total Payments
2025	$1,813	$10,428	$12,241
2026	1,990	9,835	11,825
2027	2,570	424	2,994
2028	2,625	1,953	4,578
2029	2,668	1,500	4,168
Thereafter	72,292	151,266	223,558

Total principal payments	$83,958	$175,406	$259,364

Sale-Leaseback Transactions Accounted for as Financing Arrangements
As of December 31, 2024 and 2023, the Company had $1.1 billion and $839.9 million, respectively, of investments acquired through sale-leaseback transactions accounted for as financing arrangements rather than as investments in real estate subject to an operating lease; revenue from these arrangements is recognized in interest income rather than as rental revenue. The scheduled future minimum rentals to be received under these agreements (which will be reflected in interest income) as of December 31, 2024, were as follows (in thousands):

2025	$95,490
2026	97,189
2027	98,939
2028	100,741
2029	102,655
Thereafter	3,293,942

Total future scheduled payments	$3,788,956

Sales-Type Financing Receivables
As of December 31, 2024 and 2023, the Company had $556.9 million and $132.0 million, respectively, of investments accounted for as sales-type leases; the components of these investments were as follows (in thousands):

	2024	2023
Minimum lease payments receivable	$1,580,222	$365,516
Estimated residual value of leased assets	9,229	1,521
Unearned income	(1,032,572)	(235,067)

Net investment	$556,879	$131,969

As of December 31, 2024, the future minimum lease payments to be received under the sales-type lease receivables are expected to be $44.5 million in 2025, $45.3 million in 2026, $46.3 million in 2027, $47.4 million in 2028, $48.6 million in 2029 and $1.3 billion thereafter.
Provision for Credit Losses
In accordance with ASC Topic 326, the Company evaluates the collectibility of its loans and financing receivables at the time each financing receivable is issued and subsequently on a quarterly basis utilizing an expected credit loss model based on credit quality indicators. The Company groups individual loans and financing receivables based on the implied credit rating associated with each borrower. Based on credit quality indicators as of December 31, 2024, $229.3 million of loans and financing receivables were categorized as investment grade and $1.7 billion were categorized as non-investment
grade. During the year ended December 31, 2024, there were $8.3 million of net provisions for credit losses recognized, no write-offs charged against the allowance and no recoveries of amounts previously written off.
As of December 31, 2024, the year of origination for loans and financing receivables with a credit quality indicator of investment grade was $51.9 million in 2024, $86.7 million in 2023, none in 2022, $18.0 million in 2021, none in 2020 and $72.7 million prior to 2020. The year of origination for loans and financing receivables with a credit quality indicator of non-investment
grade was $788.7 million in 2024, $573.6 million in 2023, $99.1 million in 2022, $52.2 million in 2021, $12.0 million in 2020 and $200.8 million prior to 2020.
4. Debt
Credit Facility
The Company has a credit agreement (the “Unsecured Credit Agreement”) with a group of lenders which provides for a senior unsecured revolving credit facility (the “Unsecured Revolving Credit Facility”) and unsecured, variable-rate term loans which are discussed in more detail in the section titled “Unsecured Notes and Term Loans Payable, net” below. The Unsecured Revolving Credit Facility has a borrowing capacity of $753.9 million, matures in February 2027 and includes two six-month
extension options, subject to certain conditions and the payment of a 0.075% extension fee. At December 31, 2024, the Company had $375.0 million of borrowings outstanding on the facility.
Borrowings under the Unsecured Revolving Credit Facility require monthly payments of interest at a rate selected by the Company of either (1)
SOFR
plus an adjustment of 0.10% plus a spread ranging from 1.00% to 1.45%, or (2) the
Base Rate
, as defined in the Unsecured Credit Agreement, plus a spread ranging from 0.00% to 0.45%. The spread used is based on the Company’s consolidated total leverage ratio as defined in the Unsecured Credit Agreement. The Company is required to pay a facility fee on the total commitment amount ranging from 0.15% to 0.30% based on the Company’s consolidated total leverage ratio. Currently, the applicable spread for SOFR-based borrowings is 1.10% and the facility fee is 0.20%. As of December 31, 2024, the Company has three interest rate swap agreements with an aggregate notional value of $375.0 million that effectively convert the outstanding borrowings on the Unsecured Revolving Credit Facility to an all-in
fixed rate of 4.5950%.

Under the terms of the Unsecured Credit Agreement, the Company is subject to various restrictive financial and nonfinancial covenants which, among other things, require the Company to maintain certain leverage ratios, cash flow and debt service coverage ratios and secured borrowing ratios. Certain of these ratios are based on the Company’s pool of unencumbered assets, which aggregated approximately $10.6 billion at December 31, 2024. The facility is recourse to the Company and, as of December 31, 2024, the Company was in compliance with the covenants under the facility.
The Unsecured Credit Agreement also includes capacity for uncommitted incremental term loans and revolving commitments, whether in the form of additional facilities or an increase to the existing facilities, up to an aggregate amount for all revolving commitments and term loans under the Unsecured Credit Agreement of $3.2 billion as amended in December 2023.
At December 31, 2024 and 2023, unamortized financing costs related to the Company’s credit facility totaled $4.1 million and $6.0 million, respectively, and are included in other assets, net, on the consolidated balance sheets.
Unsecured Notes and Term Loans Payable, net
The Company has completed four public offerings of
ten-year
unsecured notes (“Public Notes”). In March 2018, February 2019 and November 2020, the Company completed public offerings of $
350.0
 million each in aggregate principal amount. In November 2021, the Company completed a public offering of $375.0 million in aggregate principal amount. The Public Notes have coupon rates of 4.50%, 4.625%, 2.75% and 2.70%, respectively, and interest is payable semi-annually in arrears in March and September of each year for the 2018 and 2019 Public Notes, May and November of each year for the 2020 Public Notes, and June and December of each year for the 2021 Public Notes.
The supplemental indentures governing the Public Notes contain various restrictive covenants, including limitations on the Company’s ability to incur additional secured and unsecured indebtedness. As of December 31, 2024, the Company was in compliance with these covenants. The Public Notes can be redeemed, in whole or in part, at par within three months of their maturity date or at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued and unpaid interest and (ii) the make-whole premium, as defined in the supplemental indentures governing these notes.
The Company has entered into Note Purchase Agreements (“NPAs”) with institutional purchasers that provided for the private placement of three series of senior unsecured notes initially aggregating $375.0 million (the “Notes”). In November 2024, the Company repaid, in full, its $32.4 million Series B senior unsecured notes at maturity, which bore an interest rate of 5.24%. At December 31, 2024, the Company had $82.0 million of Notes outstanding. Interest on the Notes is payable semi-annually in arrears in May and November of each year. On each interest payment date, the interest rate on each series of Notes may be increased by 1.0% should the Company’s Applicable Credit Rating (as defined in the NPAs) fail to be an investment-grade credit rating; the increased interest rate would remain in effect until the next interest payment date on which the Company obtains an investment grade credit rating. The Company may prepay at any time all, or any part, of any series of Notes, in an amount not less than 5% of the aggregate principal amount of the series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the NPAs). The Notes are senior unsecured obligations of the Company.
The NPAs contain a number of financial covenants that are similar to the covenants contained in the Company’s Unsecured Credit Agreement as summarized above. Subject to the terms of the NPAs and the Notes, upon certain events of default, including, but not limited to, (i) a payment default under the Notes, and (ii) a default in the payment of certain other indebtedness by the Company or its subsidiaries, all amounts outstanding under the Notes will become due and payable at the option of the purchasers. As of December 31, 2024, the Company was in compliance with its covenants under the NPAs.

The Company’s Unsecured Credit Agreement, provides for the Company’s Unsecured Revolving Credit Facility, as discussed above, and two unsecured, variable-rate term loans. The loans consist of an unsecured, variable rate term loan issued in February 2023 (“February 2023 Unsecured Term Loan”) and an unsecured, variable rate term loan issued in December 2023 (“December 2023 Unsecured Term Loan”).
The February 2023 Unsecured Term Loan had initial borrowings of $600.0 million and was amended throughout 2023 to increase total borrowings to $921.1 million; as of December 31, 2024, total borrowings on the February 2023 Unsecured Term Loan remained at $921.1 million. The February 2023 Unsecured Term Loan matures in April 2027 and the interest rate resets daily at Daily Simple SOFR plus an adjustment of 0.10% plus a spread ranging from 1.10% to 1.70% based on the Company’s consolidated total leverage ratio as defined in the Unsecured Credit Agreement. At December 31, 2024, the spread applicable to the Company was 1.25%. As of December 31, 2024, the Company had
11
interest rate swap agreements, with an aggregate notional value of $921.1 million, which effectively convert the term loan borrowings to an all-in
fixed rate of 4.3469% for the remaining term of the loan.
The December 2023 Unsecured Term Loan had borrowings of $592.5 million as of December 31, 2023. In January 2024, the Company entered into an incremental amendment of the existing Unsecured Credit Agreement which provided for an increase to the December 2023 Unsecured Term Loan of $135.0 million; as of December 31, 2024 total term loan borrowings under the December 2023 Unsecured Term Loan were $727.5 million. The December 2023 Unsecured Term Loan matures in
July 2026
and includes
two
12-month
extensions. The interest rate resets at Daily Simple SOFR plus an adjustment of 0.10%, plus a spread ranging from 1.20% to 1.80% based on the Company’s consolidated total leverage ratio as defined in the Credit Agreement. At December 31, 2024, the spread applicable to the Company was 1.35%.
During 2023, the Company entered into six interest rate swap agreements, with an aggregate notional value of $592.5 million, which effectively convert the borrowings as of December 31, 2023 to an all-in
fixed rate of 5.4520% for the remaining term of the loan. In conjunction with the incremental amendment in January 2024, the Company entered into one interest rate swap agreement with a notional value of $135.0 million, which effectively converts the incremental borrowings to a fixed rate of 5.0095%.
As noted above, under the terms of the Unsecured Credit Agreement, the Company is subject to various restrictive financial and nonfinancial covenants which, among other things, require the Company to maintain certain leverage ratios, cash flow and debt service coverage ratios and secured borrowing ratios. As of December 31, 2024, the Company was in compliance with these covenants. The Unsecured Term Loans are senior unsecured obligations of the Company, require monthly interest payments and may be prepaid without premium or penalty at any time.

The Company’s senior unsecured notes and term loans payable are summarized below (dollars in thousands):

	Maturity Date	Interest Rate		December 31,
				2024	2023
Notes Payable:
Series B issued November 2015 (a)		5.24%		$—	$32,400
Series C issued April 2016	Apr. 2026	4.73%		82,000	82,000
Public Notes issued March 2018	Mar. 2028	4.50%		350,000	350,000
Public Notes issued February 2019	Mar. 2029	4.625%		350,000	350,000
Public Notes issued November 2020	Nov. 2030	2.75%		350,000	350,000
Public Notes issued November 2021	Dec. 2031	2.70%		375,000	375,000

Total notes payable				1,507,000	1,539,400

Term Loans:
Term Loan issued December 2023	Jul. 2026	5.3699	% (b)	727,500	592,500
Term Loan issued February 2023	Apr. 2027	4.3469	% (c)	921,100	921,100

Total term loans				1,648,600	1,513,600

Unamortized discount				(169,356)	(200,875)
Unamortized deferred financing costs				(9,144)	(12,417)

Total unsecured notes and term loans payable, net				$2,977,100	$2,839,708

(a)	Repaid in full, without penalty, in November 2024 at maturity.
(b)
Loan is a floating-rate loan which resets daily at Daily Simple SOFR plus an adjustment of
0.10
% plus the applicable spread which was
1.35
% at December 31, 2024. The Company has entered into seven interest rate swap agreements that effectively convert the floating rate to the weighted-average fixed rate noted as of December 31, 2024.

(c)
Loan is a floating-rate loan which resets daily at Daily Simple SOFR plus an adjustment of
0.10
% plus the applicable spread which was 1.25% at December 31, 2024. The Company has entered into 11 interest rate swap agreements that effectively convert the floating rate to the weighted-average fixed rate noted as of December 31, 2024.

Non-recourse
Debt Obligations of Consolidated Special Purpose Entities, net
During 2012, the Company implemented its STORE Master Funding debt program pursuant to which certain of its consolidated special purpose entities issue multiple series of non-recourse
net-lease
mortgage notes from time to time that are collateralized by the assets and related leases (collateral) owned by these entities. One of the principal features of the program is that, as additional series of notes are issued, new collateral is contributed to the collateral pool, thereby increasing the size and diversity of the collateral pool for the benefit of all noteholders, including those who invested in prior series. Another feature of the program is the ability to substitute collateral from time to time subject to meeting certain prescribed conditions and criteria. The notes issued under this program are generally segregated into Class A amortizing notes and Class B non-amortizing
notes. The Company has retained the Class B notes which aggregate $210.0 million at December 31, 2024.
The Class A notes require monthly principal and interest payments with a balloon payment due at maturity and these notes may be prepaid at any time, subject to a yield maintenance prepayment premium if prepaid more than 24 or
36 months
prior to maturity. As of December 31, 2024, the aggregate collateral pool securing the net-lease
mortgage notes was comprised primarily of single-tenant commercial real estate properties with an aggregate investment amount of approximately $4.9 billion.

Certain of the consolidated special purpose entity subsidiaries of the Company have financed their real estate properties with traditional first mortgage debt. The notes generally require monthly principal and interest payments with balloon payments due at maturity. In general, these mortgage notes payable can be prepaid in whole or in part upon payment of a yield maintenance premium. The mortgage notes payable are collateralized by real estate properties owned by these consolidated special purpose entity subsidiaries with an aggregate investment amount of approximately $233.5 million at December 31, 2024.
The mortgage notes payable, which are obligations of the consolidated special purpose entities described in Note 2, contain various covenants customarily found in mortgage notes, including a limitation on the issuing entity’s ability to incur additional indebtedness on the underlying real estate. Although this mortgage debt generally is non-recourse,
there are customary limited exceptions to recourse for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities. Certain of the mortgage notes payable also require the posting of cash reserves with the lender or trustee if specified coverage ratios are not maintained by the Company or one of its tenants.
The Company’s
non-recourse
debt obligations of consolidated special purpose entity subsidiaries are summarized below (dollars in thousands):

	Maturity Date		Interest Rate	December 31,
				2024	2023
Non-recourse net-lease mortgage notes:
$ 150,000 Series 2018-1, Class A-1 (a)			3.96%	$—	$139,052
$ 50,000 Series 2018-1, Class A-3 (a)			4.40%	—	47,917
$ 270,000 Series 2015-1, Class A-2	Apr. 2025	(b)	4.17%	256,951	258,300
$ 200,000 Series 2016-1, Class A-1 (2016)	Oct. 2026	(b)	3.96%	166,666	171,355
$ 82,000 Series 2019-1, Class A-1	Nov. 2026	(b)	2.82%	77,360	77,770
$ 46,000 Series 2019-1, Class A-3	Nov. 2026	(b)	3.32%	44,831	45,061
$ 135,000 Series 2016-1, Class A-2 (2017)	Apr. 2027	(b)	4.32%	114,098	117,201
$ 228,000 Series 2018-1, Class A-2	Oct. 2027	(c)	4.29%	209,079	211,358
$ 164,000 Series 2018-1, Class A-4	Oct. 2027	(c)	4.74%	155,527	157,167
$ 346,000 Series 2023-1, Class A-1	May 2028	(b)	6.19%	343,261	344,991
$ 182,000 Series 2023-1, Class A-2	May 2028	(b)	6.92%	180,559	181,469
$ 168,500 Series 2021-1, Class A-1	Jun. 2028	(b)	2.12%	165,551	166,394
$ 89,000 Series 2021-1, Class A-3	Jun. 2028	(b)	2.86%	87,442	87,887
$ 74,400 Series 2024-1, Class A-1	Apr. 2029	(b)	5.69%	74,152	—
$ 25,600 Series 2024-1, Class A-3	Apr. 2029	(b)	5.93%	25,515	—
$ 260,600 Series 2024-1, Class A-2	Apr. 2031	(b)	5.70%	259,731	—
$ 89,400 Series 2024-1, Class A-4	Apr. 2031	(b)	5.94%	89,102	—
$ 168,500 Series 2021-1, Class A-2	Jun. 2033	(c)	2.96%	165,551	166,394
$89,000 Series 2021-1, Class A-4	Jun. 2033	(c)	3.70%	87,442	87,887
$ 244,000 Series 2019-1, Class A-2	Nov. 2034	(c)	3.65%	230,194	231,414
$ 136,000 Series 2019-1, Class A-4	Nov. 2034	(c)	4.49%	132,543	133,223

Total non-recourse net-lease mortgage notes				2,865,555	2,624,840

Non-recourse mortgage notes:
$ 10,075 note issued March 2014 (d)			5.10%	—	8,386
$ 65,000 note issued June 2016	Jul. 2026	(e)	4.75%	55,313	56,674
$ 41,690 note issued March 2019	Mar. 2029	(f)	4.80%	39,313	40,001
$ 6,350 notes issued March 2019 (assumed in December 2020)	Apr. 2049	(e)	4.64%	5,749	5,874

Total non-recourse mortgage notes				100,375	110,935

	Maturity Date	Interest Rate	December 31,
			2024	2023
Unamortized discount			(130,111)	(164,326)
Unamortized deferred financing costs			(4,812)	(2,975)

Total non-recourse debt obligations of consolidated special purpose entities, net			$2,831,007	$2,568,474

(a)	Notes were prepaid, without penalty, in April 2024 using a portion of the proceeds from the aggregate $ 450.0 million STORE Master Funding Series 2024-1 issuance.
(b)	Prepayable, without penalty, 24 months prior to maturity.
(c)	Prepayable, without penalty, 36 months prior to maturity.
(d)	Note was repaid, without penalty, in April 2024 at maturity.
(e)	Prepayable, without penalty, three months prior to maturity.
(f)	Prepayable, without penalty, four months prior to maturity.
Credit Risk Related Contingent Features
The Company has agreements with derivative counterparties, which provide generally that the Company could be declared in default on its derivative obligations if the Company defaults on the underlying indebtedness. As of December 31, 2024, the termination value of the Company’s interest rate swaps that were in a liability position was approximately $2.5 million, which includes accrued interest but excludes any adjustment for nonperformance risk.
Debt Maturity Schedule
As of December 31, 2024, the scheduled maturities, including balloon payments, on the Company’s aggregate long-term debt obligations are as follows (in thousands):

	Scheduled Principal Payments	Balloon Payments	Total
2025	$24,667	$256,612	$281,279
2026	22,618	1,141,642	1,164,260
2027	14,112	1,381,572	1,395,684
2028	7,841	1,113,615	1,121,456
2029	5,358	483,585	488,943
Thereafter	20,801	1,649,107	1,669,908

	$95,397	$6,026,133	$6,121,530

5. Income Taxes
As a REIT, the Company generally will not be subject to federal income tax. It is still subject, however, to state and local income taxes and to federal income and excise tax on its undistributed income. STORE Investment Corporation is the Company’s wholly owned taxable REIT subsidiary (“TRS”) created to engage in non-qualifying
REIT activities. The TRS is subject to federal, state and local income taxes.
Following the Merger, the Company’s new ownership structure and status as a privately held REIT caused multiple state income tax jurisdictions to view the Company as a captive REIT. Within the jurisdictions where the Company is treated as a captive REIT, the dividends paid deduction may be disallowed, resulting in state income tax liabilities to which the Company was not previously subject when it was publicly traded.

Based on the projected increase in income tax liabilities related to STORE Capital’s new status as a captive REIT in multiple state tax jurisdictions, the Company, in addition to its existing obligation to compute current income tax expense, is now in a position where it needs to calculate deferred income taxes attributable to its temporary differences. While current income taxes are based upon the current period’s income taxable for state tax reporting purposes, deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes. Deferred tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income, and net operating loss (“NOL”) carryforwards.
The components of the Company’s income tax provision are listed below (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Current state income tax	$6,079	$6,776	$703	$884
Deferred state income tax (benefit) expense	(4,132)	15,791	—	—

Total income tax expense	$1,947	$22,567	$703	$884

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total benefit for income taxes is shown below (in thousands):

	Successor
	Year Ended December 31, 2024		Period from February 3, 2023 through December 31, 2023 (a)
	Amount	Percent	Amount	Percent
Income (loss) before taxes	$126,040	100.0%	$(116,092)	100.0%
Income tax benefit at federal statutory rate	26,469	21.0%	(24,379)	21.0%
State taxes, net of federal benefit	2,554	2.0%	(1,109)	1.0%
Income excluded from US taxation	(26,469)	(21.0)%	24,379	(21.0)%
Difference and changes in tax rates	2,249	1.8%	(86)	0.1%
Return to provision and other	(612)	(0.5)%	255	(0.2)%
Change in valuation allowance	(2,244)	(1.8)%	23,507	(20.3)%

Tax on income	$1,947	1.5%	$22,567	(19.4)%

(a)
The Company’s income tax expense was immaterial for the period from January 1, 2023 to February 2, 2023 and for the year ended December 31, 2022, therefore a reconciliation was not presented for such periods.

As required by ASC Topic 740,
Income Taxes
, management of the Company has evaluated the evidence bearing upon the realizability of its deferred tax assets, which is ultimately dependent upon the sources of future taxable income during the periods temporary differences become deductible. Based on the weight of available evidence, both positive and negative, management has determined that it is
“more-likely-than-not”
that the Company will not realize the benefits of some of its deferred tax assets. Accordingly, the Company recorded a valuation allowance of $24.2 million and $26.4 million for the year ended December 31, 2024 and the period from February 3, 2023 through December 31, 2023, respectively. The valuation allowance decreased by $2.2 million primarily as a result of changes in tax rates and book and tax values of fixed assets, intangible assets and debt balances.

Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2024	2023
Deferred tax assets:
Property and equipment, net	$22,538	$25,870
Other deferred tax asset	2,326	2,359

Total deferred tax assets	24,864	28,229
Less valuation allowance	(24,173)	(26,417)

Net deferred tax asset	691	1,812
Deferred tax liabilities:
Intangible assets	(6,437)	(9,001)
Ground lease assets	(965)	(1,133)
Debt discount and deferred financing costs	(4,827)	(7,469)
Other deferred tax liabilities	(121)	—

Total deferred tax liabilities	(12,350)	(17,603)

Net deferred tax liability	$(11,659)	$(15,791)

Certain state tax returns filed for 2020 and federal and state tax returns filed for 2021 through 2023 are subject to examination by these jurisdictions. As of December 31, 2024, management concluded that there is no tax liability relating to uncertain income tax positions. The Company’s policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as general and administrative expense. There was no accrual for interest or penalties at December 31, 2024 or December 31, 2023.
The Company’s common stock distributions were characterized for federal income tax purposes as
follows (per share for Predecessor periods):

	Successor (a)		Predecessor (b)
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Ordinary income dividends	$352,856,002	$284,026,090	$—	$1.1550
Return of capital	386,143,998	225,973,910	—	—
Cash liquidation distributions	—	—	32.2500	0.4100

Total	$739,000,000	$510,000,000	$32.2500	$1.5650

(a)
For the Successor period ended December 31, 2024 and December 31, 2023, there were 1,000 common shares authorized, issued and outstanding. Successor preferred shares and distributions thereon are excluded from the table above.

(b)	For the Predecessor periods ended February 2, 2023 and December 31, 2022, there were 375,000,000 common shares authorized and 282,684,998 shares issued and outstanding.
6. Equity
Stockholders’ Equity (Predecessor)
In November 2020, the Company established its fifth “at the market” equity distribution program, or ATM program, pursuant to which, from time to time, it could offer and sell up to $900.0 million of registered shares of common stock through a group of banks acting as its sales agents (the “2020 ATM Program”). For the period from January 1, 2023 to February 2, 2023, there were no common stock issuances under the 2020 ATM Program. Upon closing of the Merger, on February 3, 2023, the 2020 ATM Program was terminated.
Pursuant to the terms and conditions of the Merger Agreement, at or immediately prior to, as applicable, the effective time of the Merger, each share of common stock of the Company, par value $0.01 per share (“Common Stock”), other than shares of Common Stock held by STORE Capital, the Parent Parties or any of their respective wholly-owned subsidiaries, issued and outstanding immediately prior to the merger effective time, was automatically cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, without interest.
Members’ Equity (Successor)
In connection with the Merger, the Company issued 1,000 common units (“Common Units”) to its members for an aggregate cash amount of $8.3 billion. Prior to the Merger, the Company issued 125 Series A Preferred Units (the “Preferred Units”) for an aggregate cash amount of $125,000. The issuance of the Preferred Units was made through a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
In accordance with the Company’s operating agreement, members holding Preferred Units (“Preferred Members”) receive distributions bi-annually
and Members holding Common Units (“Common Members”) may receive distributions monthly. Common Members may be subject to capital calls. Except for their initial capital contribution, no Preferred Members may make any additional capital contributions. Additionally, no Preferred Members have the right to demand a withdrawal, reduction or return of their capital contributions or receive interest thereon.
The Preferred Units rank senior to the Common Units of the Company and to all other membership interests and equity securities issued by the Company with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company.
7.
Long-Term
Incentive Plans
In November 2014, the Company’s Board of Directors approved the adoption of the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the “2015 Plan”), which permitted the issuance of up to 6,903,076 shares of common stock, which represented 6% of the number of issued and outstanding shares of the Company’s common stock upon the completion of the IPO. In 2012, the Company’s Board of Directors established the STORE Capital Corporation 2012
Long-Term
Incentive Plan (the “2012 Plan”) which permitted the issuance of up to 1,035,400 shares of common stock. During 2022, the 2012 Plan expired.
Both the 2015 and 2012 Plans allowed for awards to officers, directors and employees of the Company in the form of restricted shares of the Company’s common stock and other equity-based awards including performance-based
grants.
The following table summarizes the restricted stock award (“RSA”) activity:

	Predecessor
	Period from January 1, 2023 through February 2, 2023		2022
	Number of Shares	Weighted Average Share Price (b)	Number of Shares	Weighted Average Share Price (b)
Outstanding non-vested shares, beginning of year	446,847	$27.79	437,424	$25.96
Shares granted	—	—	233,147	29.47

	Predecessor
	Period from January 1, 2023 through February 2, 2023		2022
	Number of Shares	Weighted Average Share Price (b)	Number of Shares	Weighted Average Share Price (b)
Shares vested	—	32.25	(166,770)	26.32
Shares forfeited	—	—	(56,954)	24.93

Outstanding non-vested shares, end of period (a)	446,847	$—	446,847	$27.79

(a)	In connection with the completion of the Merger on February 3, 2023, the 446,847 outstanding RSAs became fully vested.
(b)	Grant date fair value.
The Company historically granted RSAs to its officers, directors and employees. Generally, restricted shares granted to the Company’s employees vested in 25% increments in February or May of each year. The independent directors received annual grants that vested at the end of each term served. The Company estimated the fair value of RSAs at the date of grant and recognized that amount in expense over the vesting period as the greater of the amount amortized on a straight-line
basis or the amount vested. The fair value of the RSAs were based on the closing price per share of the Company’s common stock on the date of the grant.
Under the terms of the Merger Agreement, effective immediately prior to the merger effective time, each outstanding award of restricted stock automatically became fully vested and all restrictions and repurchase rights thereon lapsed, with the result that all shares of common stock represented thereby were considered outstanding for all purposes under the merger agreement and received an amount in cash equal to $32.25 per share (the ‘Merger Consideration”), less required withholding taxes.
The Company had granted restricted stock unit awards (“RSUs”) with (a) both a market and a performance condition or (b) a market condition to its executive officers; these awards also contained a service condition. The number of common shares to be earned from each grant ranged from zero to 100% of the total RSUs granted over a three-year performance period.
The following table summarizes the RSU activity:

	Predecessor
	Period from January 1, 2023 through February 2, 2023	2022
	Number of RSUs	Number of RSUs
Non-vested and outstanding, beginning of year	1,222,038	1,005,754
RSUs granted	—	629,307
RSUs vested	—	(217,987)
RSUs forfeited	—	—
RSUs not earned	—	(195,036)

Non-vested and outstanding, end of period (a)	1,222,038	1,222,038

(a)
In connection with the completion of the Merger on February 3, 2023, 506,136 outstanding performance-based RSUs became earned and vested in accordance with the actual level of performance of STORE or a minimum of target as of the date of the Merger Agreement and 715,902 shares were forfeited.

For the 2022 grants, 75% of the common shares to be earned was based on the Company’s total shareholder return (“TSR”) measured against a market index and 25% of shares to be earned is based on the growth in a key Company performance indicator over a three-year period. For the 2019 and 2020 grants, one-half
of the common shares to be earned was based on the Company’s TSR measured against a market index and one-half
of the number of shares to be earned is based on the growth in a key Company performance indicator over a three-year period. The 2019 through 2022 awards were to vest 100% at the end of the three-year performance period to the extent market, performance and service conditions are met. The RSUs accrued dividend equivalents which are paid only if the award vests. During the year ended December 31, 2022, the Company accrued dividend equivalents expected to be paid on earned awards of $0.9 million; during the year ended December 31, 2022, the Company paid $1.3 million of these accrued dividend equivalents to its executive officers.
Under the terms of the Merger Agreement, effective immediately prior to the merger effective time, outstanding awards of performance-based RSUs automatically became earned and vested with (a) approximately 53% of the maximum number of shares of common stock subject to the award vesting for performance-based RSUs granted in 2020, (b) approximately 50% of the maximum number of shares of common stock subject to the award vesting for performance-based RSUs granted in 2021 and (c) approximately 33% of the maximum number of shares of common stock subject to the award vesting for performance-based RSUs granted in 2022, and thereafter were cancelled and, in exchange therefor, each holder of any such cancelled vested performance-based RSUs ceased to have any rights with respect thereto, except the right to receive as of the merger effective time, in consideration for the cancellation of such vested performance unit and in settlement therefore, an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of so-determined
earned performance shares subject to such vested performance-based RSUs, without interest, less required withholding taxes. In addition, on the Closing Date, each holder of performance-based RSUs received an amount equivalent to all cash dividends that would have been paid on the number of so-determined
earned shares of the Company’s common stock subject to such performance-based RSUs as if they had been issued and outstanding from the date of grant up to, and including, the merger effective time, less required withholding taxes.
The Company previously valued the RSUs with a performance condition based on the closing price per share of the Company’s common stock on the date of the grant multiplied by the number of awards expected to be earned. The Company valued the RSUs with a market condition using a Monte Carlo simulation model on the date of grant which resulted in grant date fair values of $6.7 million for 2022. No RSUs were granted during the period from January 1, 2023 to February 2, 2023. The estimated fair value was amortized to expense on a tranche-by-tranche
basis ratably over the vesting periods. The following assumptions were used in the Monte Carlo simulation for computing the grant date fair value of the RSUs with a market condition for 2022:

Volatility	45.79%
Risk-free interest rate	1.77%
Dividend yield	0.00%
The 2015 and 2012 Plans each allowed the Company’s employees to elect to satisfy the minimum statutory tax withholding obligation due upon vesting of RSAs and RSUs by allowing the Company to repurchase an amount of shares otherwise deliverable on the vesting date having a fair market value equal to the withholding obligation. During the year ended December 31, 2022, the Company repurchased an aggregate 202,796 shares, in connection with this tax withholding obligation. No shares were repurchased during the period from January 1, 2023 to February 2, 2023.
Compensation expense for
equity-based
payments totaled $1.0 million and $12.4 million for period from January 1, 2023 through February 2, 2023 and the year ended December 31, 2022, respectively, and is included in general and administrative expenses. In conjunction with the accelerated vesting of outstanding equity awards, the compensation expense for equity-based payments was $16.4 million which was presented
“on-the-line”
at the closing of the Merger.

During 2023, the Company replaced the historical stock compensation program with a long-term cash incentive program. Certain members of management were granted long-term cash-based incentive awards that vest at the end of a three-year performance period ending December 31, 2025 based on the achievement of specified corporate performance metrics and are paid following certification of achievement of such metrics. Employees were granted time-based cash awards that vest and are paid out ratably over a three-year period.
8. Commitments and
Contingencies
The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Management believes that the final outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.
In the normal course of business, the Company enters into various types of commitments to purchase real estate properties. These commitments are generally subject to the Company’s customary due diligence process and, accordingly, a number of specific conditions must be met before the Company is obligated to purchase the properties. As of December 31, 2024, the Company had commitments to its customers to fund improvements to owned or mortgaged real estate properties totaling approximately $182.8 million, of which $161.4 million is expected to be funded in the next twelve months. These additional investments will generally result in increases to the rental revenue or interest income due under the related contracts.
The Company has entered into lease agreements with an unrelated third party for its corporate office space that will expire in July 2027 and July 2029; the leases each allow for one five-year renewal period at the option of the Company. For the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 and the year ended December 31, 2022, total rent expense was $946,000, $874,000, $77,000 and $829,000, respectively, which is included in general and administrative expense on the consolidated statements of operations. At December 31, 2024, the Company’s future minimum rental commitment under this noncancelable operating lease, excluding the renewal option period, was approximately $1.0 million in 2025, $1.0 million in 2026, $701,000 in 2027, $188,000 in 2028, and $104,000 in 2029. Upon adoption of ASC Topic 842, the Company recorded a right-of-use
asset and lease liability related to this lease; at December 31, 2024, the balance of the right-of-use
asset was $2.4 million, which is included in other assets, net on the consolidated balance sheets, and the balance of the related lease liability was $2.8 million.
The Company has employment agreements with each of its executive officers that provide for minimum annual base salaries, and cash incentive compensation based on the satisfactory achievement of reasonable performance criteria and objectives on an annual and multi-year basis. In the event an executive officer’s employment terminates under certain circumstances, the Company would be liable for cash severance, and continuation of healthcare benefits under the terms of the employee agreements.
The Company has a defined contribution retirement savings plan qualified under Section 401(a) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan is available to employees who have completed 30 days of service with the Company. STORE Capital provides a matching contribution in cash, up to a maximum of 4% of compensation, which vests immediately. For the year ended December 31, 2024, the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 and the year ended December 31, 2022, the matching contributions made by the Company totaled approximately $746,000, $704,000, $21,000, and $614,000, respectively.
9. Fair Value of Financial Instruments
The Company’s derivatives are required to be measured at fair value in the Company’s consolidated financial statements on a recurring basis. Derivatives are measured under a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy. As discussed in Note 2, the Company has elected to present the fair value of derivative assets and liabilities within the consolidated balance sheets on a net basis by counterparty. The net derivative assets are included in other assets, and the net derivative liabilities, if any, are included in accrued expenses, deferred revenue and other liabilities on the consolidated balance sheets.
The following table summarizes the net derivative balances recorded on the consolidated balance sheets and provides information as if the Company had not elected to offset the asset and liability balances of the derivative instruments with each of its counterparties in accordance with the associated master International Swap and Derivatives Association agreement (in thousands):

	December 31,
	2024	2023
Derivative assets:
Net derivative assets presented in the consolidated balance sheets	$32,535	$20,208
Gross amount of eligible offsetting recognized derivative liabilities	2,656	6,262

Gross amount of derivative assets	$35,191	$26,470

Derivative liabilities:
Net derivative liabilities presented in the consolidated balance sheets	$—	$(4,815)
Gross amount of eligible offsetting recognized derivative assets	(2,656)	(6,262)

Gross amount of derivative liabilities	$(2,656)	$(11,077)

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based on market conditions and perceived risks at December 31, 2024 and 2023. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.
Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and tenant deposits. Generally, these assets and liabilities are short-term
in duration and are recorded at fair value on the consolidated balance sheets. The Company believes the carrying value of the borrowings on its credit facility approximate fair value based on their nature, terms and variable interest rate. Additionally, the Company believes the current carrying values of its fixed-rate
loans receivable approximate fair values based on market quotes for comparable instruments or discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads.
The estimated fair values of the Company’s aggregate long-term debt obligations have been derived based on market observable inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. These measurements are classified as Level 2 within the fair value hierarchy. At December 31, 2024, these debt obligations had an aggregate carrying value of $5.8 billion and an estimated fair value of $5.8 billion. At December 31, 2023, these debt obligations had an aggregate carrying value of $5.4 billion and an estimated fair value of $5.3 billion.

10. Merger
On February 3, 2023, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, STORE Capital Corporation merged with and into Merger Sub and the separate existence of STORE Capital Corporation ceased. Immediately following the completion of the Merger, the Surviving Entity changed its name to STORE Capital LLC. As a result of the Merger and subsequent delisting of the Company’s Common Stock from the New York Stock Exchange, the common equity of the Company is no longer publicly traded.
Consideration and Purchase Price Allocation
The Merger was accounted for using the asset acquisition method of accounting in accordance with ASC Topic 805 which requires that the cost of an acquisition be allocated on a relative fair value basis to the assets acquired and the liabilities assumed. The following table summarizes the total consideration transferred in the purchase of STORE Capital Corporation (amounts in thousands):

Consideration Type
Cash paid to former shareholders and equity award holders	$9,142,744
Extinguishment of historical debt	1,331,698
Capitalized transaction costs	110,924

Total consideration	$10,585,366

The following table summarizes the estimated fair values assigned to the assets acquired and liabilities assumed (amounts in thousands):

Assets acquired:
Land and improvements	$3,620,509
Buildings and improvements	9,105,004
Intangible lease assets	620,034
Operating ground lease assets	52,805
Loans and financing receivables	952,039
Cash and cash equivalents	28,005
Other assets	71,209

Total assets acquired	14,449,605
Liabilities assumed:
Unsecured notes and term loans payable	1,725,000
Non-recourse debt obligations of consolidated special purpose entities	2,243,323
Below market value of debt	(430,908)
Intangible lease liabilities	148,660
Operating lease liabilities	50,516
Other liabilities	127,648

Total liabilities assumed	3,864,239

Fair value of net assets acquired	$10,585,366

Fair Value Measurement
The estimated fair values of assets acquired and liabilities assumed were primarily based on information that was available as of the Closing Date. The methodology used to estimate the fair values to apply purchase accounting and the ongoing financial statement impact, if any, are summarized below.

•
Real estate investments, including sale-leaseback transactions accounted for as financing arrangements, investments in sales-type leases and direct financing receivables
– the Company engaged third party valuation specialists to calculate the fair value of the real estate acquired by the Company using standard valuation methodologies, including the cost and market approaches. The remaining useful lives for real estate assets, excluding land, were reset based on the effective age of an asset compared to its overall average life, as determined by the valuation specialists.

•
Intangible lease assets and liabilities
– the Company engaged third party valuation specialists to calculate the fair value of in-place
lease assets based on estimated costs the Company would incur to replace the lease.
In-place
lease assets are amortized to expense over the remaining life of the lease. Above-market lease assets and below-market lease liabilities were recorded at the discounted difference between the contractual cash flows and the market cash flows for each lease using a market-based, risk related discount rate. Above-market and below-market lease assets and liabilities are amortized as a decrease and increase to rental revenue, respectively, over the remaining life of the lease.

•
Operating ground lease assets and liabilities
– the Company engaged third party valuation specialists to calculate the fair value of operating ground lease assets and liabilities based on the present value of future lease payments and an adjustment for the off-market
component by comparing market to contract rent.

•
Loans receivable
– the Company engaged third party valuation specialists to calculate the fair value of loans receivable based on the net present value of future payments to be received discounted at a market rate. The above-market value of the loans receivable is recorded as a loan premium and reported as an increase of the related loan balance on the consolidated balance sheets. The premium is amortized as a decrease to interest income over the remaining term of the loan receivable.

•
Assumed debt
– the Company engaged third party valuation specialists to calculate the fair value of the outstanding debt assumed using standard valuation methodology, including the market approach. The below-market value of debt is recorded as a debt discount and reported as a reduction of the related debt balance on the consolidated balance sheets. The discount is amortized as an increase to interest expense over the remaining term of the related debt instrument.

•
Other assets and liabilities
– the carrying values of cash, restricted cash, accounts receivable, prepaids and other assets, accounts payable, accrued expenses and other liabilities represented the fair values.

STORE Capital LLC
Schedule III—Real Estate and Accumulated Depreciation
(Dollars in Thousands)

Descriptions (a)				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross amount at December 31, 2024 (b) (c)
Property Location	Number of Properties	Encumbrances		Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d) (e)	Years Constructed	Years Acquired
Alabama	44	$—		$44,402	$109,022	$2,711	$4,963	$47,113	$113,985	$161,098	$(12,260)	1935-2024	2023 - 2024
Alabama	17	(f	)	15,006	31,416	—	49	15,006	31,465	46,471	(3,281)	1964-2007	2023
Alaska	9	—		9,996	25,117	—	—	9,996	25,117	35,113	(2,038)	1953-2005	2023
Alaska	1	(f	)	738	1,105	330	2,766	1,068	3,871	4,939	(199)	2005	2023
Arizona	70	—		90,120	226,975	3,994	9,810	94,114	236,785	330,899	(18,927)	1946-2021	2023 - 2024
Arizona	41	(f	)	75,084	185,880	—	54	75,084	185,934	261,018	(16,878)	1976-2023	2023
Arkansas	29	—		35,514	63,130	—	—	35,514	63,130	98,644	(7,669)	1960-2011	2023
Arkansas	20	(f	)	15,318	35,552	—	—	15,318	35,552	50,870	(3,929)	1920-2012	2023
California	30	—		127,243	275,771	759	6,862	128,002	282,633	410,635	(28,244)	1930-2022	2023
California	44	(f	)	77,378	99,756	3,824	14,696	81,202	114,452	195,654	(10,811)	1940-2024	2023
Colorado	29	—		61,725	208,470	1,413	9,489	63,138	217,959	281,097	(22,629)	1967-2016	2023 - 2024
Colorado	14	(f	)	17,201	38,647	1,255	4,213	18,456	42,860	61,316	(3,685)	1965-2023	2023
Connecticut	20	—		16,465	51,393	—	—	16,465	51,393	67,858	(5,431)	1850-2022	2023
Connecticut	7	(f	)	5,755	16,367	—	—	5,755	16,367	22,122	(1,872)	1860-1998	2023
Delaware	1	—		4,179	5,059	—	—	4,179	5,059	9,238	(827)	1973	2023
District of Columbia	1	—		1,514	315	—	—	1,514	315	1,829	(79)	1930	2023
Florida	90	—		151,037	248,481	2,478	4,272	153,515	252,753	406,268	(24,820)	1950-2024	2023 - 2024
Florida	55	(f	)	59,109	153,048	—	71	59,109	153,119	212,228	(15,406)	1950-2014	2023 - 2024
Georgia - Fitzgerald	1	—		7,564	36,442	—	—	7,564	36,442	44,006	(3,465)	1980	2023
Georgia - Augusta	7	—		15,817	24,507	288	3,030	16,105	27,537	43,642	(2,671)	1973-2015	2023
Georgia - Buford	2	—		6,552	31,156	—	—	6,552	31,156	37,708	(3,486)	1993-1998	2023
Georgia - Buford	1	(f	)	1,132	2,386	—	—	1,132	2,386	3,518	(252)	2004	2023
Georgia - Other	64	—		77,546	185,604	4	6,130	77,550	191,734	269,284	(17,612)	1939-2024	2023 - 2024
Georgia - Other	104	(f	)	108,784	253,590	—	—	108,784	253,590	362,374	(28,927)	1947-2021	2023
Idaho	13	—		14,584	17,443	—	432	14,584	17,875	32,459	(2,253)	1967-2008	2023
Idaho	9	(f	)	24,758	75,335	—	—	24,758	75,335	100,093	(6,328)	1946-2021	2023
Illinois - Chicago	6	—		19,149	20,293	—	—	19,149	20,293	39,442	(2,178)	1920-2015	2023
Illinois - Chicago	7	(f	)	12,453	29,707	1,509	6,578	13,962	36,285	50,247	(2,888)	1886-2024	2023
Illinois - Albion	5	—		11,358	38,145	—	—	11,358	38,145	49,503	(4,451)	1950-1998	2023
Illinois - Other	140	—		104,074	292,980	1,602	2,059	105,676	295,039	400,715	(30,863)	1870-2019	2023 - 2024
Illinois - Other	41	(f	)	65,987	145,047	379	5,947	66,366	150,994	217,360	(16,470)	1880-2015	2023
Indiana	64	—		85,285	188,597	515	1,159	85,800	189,756	275,556	(18,923)	1927-2022	2023 - 2024
Indiana	30	(f	)	30,896	69,926	—	—	30,896	69,926	100,822	(7,815)	1963-2013	2023
Iowa	19	—		26,537	56,263	719	5,128	27,256	61,391	88,647	(6,082)	1915-2009	2023 - 2024
Iowa	17	(f	)	12,688	40,077	—	—	12,688	40,077	52,765	(4,595)	1960-2013	2023
Kansas	20	—		10,893	49,871	—	—	10,893	49,871	60,764	(5,274)	1969-2019	2023
Kansas	5	(f	)	4,869	12,379	—	—	4,869	12,379	17,248	(965)	1976-2018	2023 - 2024

Descriptions (a)				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross amount at December 31, 2024 (b) (c)
Property Location	Number of Properties	Encumbrances		Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d) (e)	Years Constructed	Years Acquired
Kentucky	35	$—		$38,560	$107,915	$—	$—	$38,560	$107,915	$146,475	$(10,850)	1907-2020	2023
Kentucky	35	(f	)	23,598	58,023	—	—	23,598	58,023	81,621	(6,214)	1972-2023	2023 - 2024
Louisiana	8	—		5,654	17,712	—	—	5,654	17,712	23,366	(1,751)	1968-2014	2023
Louisiana	29	(f	)	31,858	48,410	—	6,903	31,858	55,313	87,171	(6,162)	1981-2020	2023
Maine	17	—		20,448	59,130	—	—	20,448	59,130	79,578	(7,778)	1798-2011	2023
Maine	4	(f	)	1,234	2,096	—	—	1,234	2,096	3,330	(345)	1979-1993	2023
Maryland	7	—		9,613	11,901	—	—	9,613	11,901	21,514	(1,336)	1963-2007	2023
Maryland	5	(f	)	7,657	18,403	—	—	7,657	18,403	26,060	(2,088)	1950-2007	2023
Massachusetts	29	—		61,035	139,541	—	744	61,035	140,285	201,320	(14,610)	1870-2009	2023
Massachusetts	10	(f	)	24,254	30,809	1,245	24,956	25,499	55,765	81,264	(3,383)	1850-2001	2023 - 2024
Michigan	96	—		115,620	320,859	—	6,768	115,620	327,627	443,247	(37,270)	1862-2022	2023 - 2024
Michigan	26	(f	)	22,592	69,344	2,812	5,965	25,404	75,309	100,713	(9,950)	1876-2024	2023
Minnesota	50	—		86,588	192,688	654	2,000	87,242	194,688	281,930	(20,825)	1905-2023	2023 - 2024
Minnesota	40	(f	)	46,439	110,946	77	3,397	46,516	114,343	160,859	(12,997)	1951-2021	2023 - 2024
Minnesota	1	11,204		7,058	17,075	—	—	7,058	17,075	24,133	(1,947)	2015	2023
Mississippi	27	—		24,453	69,339	—	—	24,453	69,339	93,792	(8,638)	1932-2010	2023
Mississippi	15	(f	)	18,460	53,286	—	1,400	18,460	54,686	73,146	(6,050)	1965-2009	2023
Mississippi	6	39,313		17,132	67,651	—	—	17,132	67,651	84,783	(8,030)	1989-2001	2023
Missouri	59	—		45,411	148,212	—	—	45,411	148,212	193,623	(15,777)	1928-2019	2023
Missouri	25	(f	)	29,671	57,387	—	—	29,671	57,387	87,058	(5,821)	1971-2022	2023
Montana	2	—		6,344	16,881	—	—	6,344	16,881	23,225	(1,390)	2009	2023 - 2024
Montana	3	(f	)	5,318	11,882	—	—	5,318	11,882	17,200	(1,742)	1920-2020	2023
Nebraska	10	—		11,350	15,072	—	—	11,350	15,072	26,422	(1,380)	1961-2022	2023
Nebraska	14	(f	)	7,402	25,817	931	996	8,333	26,813	35,146	(2,534)	1910-2015	2023
Nevada	8	—		14,103	19,370	—	677	14,103	20,047	34,150	(1,661)	1980-2021	2023
Nevada	5	(f	)	9,063	20,653	—	1,417	9,063	22,070	31,133	(2,322)	1960-2009	2023
Nevada	1	5,749		3,347	9,570	(1)	(94)	3,346	9,476	12,822	(1,245)	1995	2023
New Hampshire	8	—		9,196	25,556	—	—	9,196	25,556	34,752	(3,141)	1960-2001	2023
New Hampshire	2	(f	)	1,278	8,118	—	—	1,278	8,118	9,396	(644)	1975-2003	2023
New Jersey	3	—		3,268	4,317	—	—	3,268	4,317	7,585	(516)	1970-2008	2023
New Jersey	9	(f	)	11,325	42,360	—	—	11,325	42,360	53,685	(5,034)	1930-2015	2023
New Mexico	8	—		12,931	37,917	—	610	12,931	38,527	51,458	(3,030)	1946-2010	2023 - 2024
New Mexico	3	(f	)	3,751	3,790	—	—	3,751	3,790	7,541	(454)	1955-2019	2023
New York	19	—		30,313	130,925	—	—	30,313	130,925	161,238	(10,017)	1892-2016	2023 - 2024
New York	16	(f	)	15,405	37,570	—	—	15,405	37,570	52,975	(5,074)	1950-2014	2023
North Carolina	85	—		67,303	149,004	745	4,239	68,048	153,243	221,291	(15,289)	1942-2022	2023 - 2024
North Carolina	61	(f	)	43,360	95,094	—	—	43,360	95,094	138,454	(10,136)	1950-2018	2023
North Dakota	1	—		5,176	32,387	—	—	5,176	32,387	37,563	(2,444)	1993	2023
North Dakota	3	(f	)	2,823	13,596	—	—	2,823	13,596	16,419	(1,272)	1984-2013	2023
North Dakota	1	13,292		6,711	23,927	—	—	6,711	23,927	30,638	(3,084)	1995	2023
Ohio	85	—		95,871	302,834	57	1,671	95,928	304,505	400,433	(33,039)	1856-2019	2023 - 2024
Ohio	68	(f	)	65,893	196,161	—	—	65,893	196,161	262,054	(26,090)	1915-2020	2023

Descriptions (a)				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross amount at December 31, 2024 (b) (c)
Property Location	Number of Properties	Encumbrances		Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d) (e)	Years Constructed	Years Acquired
Oklahoma	28	$—		$27,763	$54,187	$—	$—	$27,763	$54,187	$81,950	$(6,265)	1965-2020	2023 - 2024
Oklahoma	36	(f	)	47,421	78,372	—	—	47,421	78,372	125,793	(9,208)	1946-2011	2023 - 2024
Oregon	6	—		5,252	14,460	—	—	5,252	14,460	19,712	(1,586)	1924-2010	2023
Oregon	5	(f	)	11,252	17,466	—	—	11,252	17,466	28,718	(2,740)	1965-1985	2023
Pennsylvania	65	—		82,256	264,980	—	2,220	82,256	267,200	349,456	(26,813)	1885-2018	2023 - 2024
Pennsylvania	43	(f	)	41,168	95,778	—	—	41,168	95,778	136,946	(10,900)	1865-2020	2023 - 2024
Rhode Island	5	—		3,108	9,642	—	—	3,108	9,642	12,750	(946)	1962-1995	2023
Rhode Island	6	(f	)	6,093	13,369	—	—	6,093	13,369	19,462	(1,465)	1968-1995	2023
South Carolina	44	—		42,807	141,049	2,284	6,441	45,091	147,490	192,581	(17,006)	1912-2024	2023 - 2024
South Carolina	32	(f	)	25,006	56,242	—	—	25,006	56,242	81,248	(5,150)	1973-2019	2023
South Dakota	12	—		22,431	68,490	—	—	22,431	68,490	90,921	(6,186)	1948-2020	2023
South Dakota	6	(f	)	8,447	30,069	—	—	8,447	30,069	38,516	(3,552)	1968-2014	2023
Tennessee	62	—		73,401	208,685	7,273	8,679	80,674	217,364	298,038	(20,548)	1920-2024	2023 - 2024
Tennessee	63	(f	)	70,965	155,002	1,046	3,792	72,011	158,794	230,805	(18,408)	1889-2019	2023
Texas - Abilene	1	—		7,065	36,904	—	—	7,065	36,904	43,969	(2,360)	2009	2023
Texas - Abilene	1	(f	)	792	2,793	—	—	792	2,793	3,585	(406)	1961	2023
Texas - Amarillo	4	—		5,425	17,573	320	5,175	5,745	22,748	28,493	(1,966)	1977-2016	2023
Texas - Amarillo	1	(f	)	379	389	—	—	379	389	768	(37)	1954	2023
Texas - Arlington	2	—		2,031	5,975	—	—	2,031	5,975	8,006	(728)	1964-1997	2023
Texas - Arlington	4	(f	)	3,816	13,367	—	—	3,816	13,367	17,183	(1,378)	1945-2010	2023
Texas - Austin	4	—		6,932	14,733	—	—	6,932	14,733	21,665	(1,197)	1991-2017	2023
Texas - Austin	1	(f	)	2,461	5,388	—	—	2,461	5,388	7,849	(482)	2006	2023
Texas - Baytown	4	—		1,697	16,328	—	—	1,697	16,328	18,025	(529)	1982-2013	2023 - 2024
Texas - Corpus Christi	5	—		9,968	20,928	—	—	9,968	20,928	30,896	(2,659)	1964-2017	2023
Texas - Corpus Christi	2	(f	)	1,835	2,685	—	—	1,835	2,685	4,520	(268)	1975-2016	2023
Texas - Cypress	2	—		2,168	5,110	248	11	2,416	5,121	7,537	(422)	2012-2017	2023
Texas - Cypress	1	(f	)	4,335	8,688	—	—	4,335	8,688	13,023	(577)	2019	2023
Texas - Forney	2	—		4,372	8,885	—	—	4,372	8,885	13,257	(696)	2006-2017	2023
Texas - Forney	1	(f	)	1,091	2,921	—	—	1,091	2,921	4,012	(266)	2004	2023
Texas - Fort Worth	5	—		9,619	22,361	—	—	9,619	22,361	31,980	(1,906)	1989-2014	2023
Texas - Fort Worth	4	(f	)	9,090	23,394	—	—	9,090	23,394	32,484	(1,370)	1998-2021	2023 - 2024
Texas - Frisco	4	—		6,408	13,316	—	—	6,408	13,316	19,724	(1,108)	2003-2018	2023
Texas - Frisco	2	(f	)	5,272	6,679	—	—	5,272	6,679	11,951	(632)	1996-2008	2023
Texas - Harlingen	4	—		4,078	11,812	—	—	4,078	11,812	15,890	(1,354)	1993-2014	2023
Texas - Harlingen	1	(f	)	1,184	3,798	—	—	1,184	3,798	4,982	(248)	2018	2023
Texas - Highlands	1	—		7,093	22,938	—	—	7,093	22,938	30,031	(701)	1930	2024 - 2024
Texas - Houston	21	—		33,129	51,391	—	—	33,129	51,391	84,520	(5,218)	1965-2021	2023
Texas - Houston	7	(f	)	20,964	34,006	—	—	20,964	34,006	54,970	(3,823)	1965-2016	2023
Texas - Humble	2	—		5,464	14,206	112	344	5,576	14,550	20,126	(1,030)	2009-2016	2023
Texas - Humble	3	(f	)	2,170	4,937	—	—	2,170	4,937	7,107	(441)	1982-2012	2023
Texas - Katy	4	—		5,030	7,154	264	(51)	5,294	7,103	12,397	(932)	1984-2016	2023
Texas - Katy	1	(f	)	1,844	4,121	—	—	1,844	4,121	5,965	(516)	2015	2023

Descriptions (a)				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross amount at December 31, 2024 (b) (c)
Property Location	Number of Properties	Encumbrances		Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d) (e)	Years Constructed	Years Acquired
Texas - League City	2	$—		$7,428	$15,930	$266	$2,834	$7,694	$18,764	$26,458	$(1,279)	2011-2016	2023
Texas - Lubbock	6	—		9,011	22,231	—	—	9,011	22,231	31,242	(1,150)	1994-2017	2023 - 2024
Texas - Lubbock	4	(f	)	10,065	19,371	—	—	10,065	19,371	29,436	(2,214)	1980-2007	2023
Texas - Lumberton	1	—		896	16,853	—	—	896	16,853	17,749	(435)	2013	2024 - 2024
Texas - McAllen	4	—		4,771	8,496	—	—	4,771	8,496	13,267	(935)	1976-2015	2023
Texas - McAllen	3	(f	)	6,100	9,626	—	—	6,100	9,626	15,726	(981)	1955-2015	2023
Texas - Mesquite	3	—		4,540	13,908	—	—	4,540	13,908	18,448	(1,162)	1973-2008	2023
Texas - Pearland	2	—		1,532	9,324	—	—	1,532	9,324	10,856	(283)	2002-2013	2023 - 2024
Texas - Pearland	1	(f	)	3,133	5,150	—	—	3,133	5,150	8,283	(408)	2011	2023
Texas - San Antonio	11	—		15,952	21,356	—	—	15,952	21,356	37,308	(2,580)	1967-2017	2023
Texas - San Antonio	5	(f	)	10,934	16,290	—	—	10,934	16,290	27,224	(1,738)	1985-2017	2023
Texas - Yoakum	1	—		3,665	20,107	—	—	3,665	20,107	23,772	(1,621)	1971	2023
Texas - Other	153	—		164,683	325,210	3,145	2,274	167,828	327,484	495,312	(32,697)	1920-2024	2023 - 2024
Texas - Other	63	(f	)	68,361	152,755	—	—	68,361	152,755	221,116	(16,042)	1950-2022	2023 - 2024
Utah	10	—		24,887	41,572	—	—	24,887	41,572	66,459	(4,685)	1972-2021	2023
Utah	4	(f	)	4,751	11,404	—	—	4,751	11,404	16,155	(1,297)	1961-2013	2023
Vermont	5	—		1,754	3,015	—	—	1,754	3,015	4,769	(415)	1950-1997	2023
Vermont	2	(f	)	565	1,024	—	—	565	1,024	1,589	(175)	1983-1998	2023
Virginia	36	—		50,300	135,190	—	—	50,300	135,190	185,490	(13,822)	1921-2024	2023 - 2024
Virginia	15	(f	)	12,755	36,650	—	—	12,755	36,650	49,405	(3,619)	1928-2008	2023
Washington	11	—		17,454	38,091	—	—	17,454	38,091	55,545	(5,566)	1910-2004	2023
Washington	11	(f	)	29,172	34,104	108	3,607	29,280	37,711	66,991	(4,835)	1948-2009	2023
West Virginia	14	—		13,524	38,876	—	—	13,524	38,876	52,400	(2,900)	1946-2007	2023 - 2024
West Virginia	11	(f	)	7,835	16,173	—	—	7,835	16,173	24,008	(2,114)	1970-2009	2023
Wisconsin - Colby	1	—		5,261	34,573	—	—	5,261	34,573	39,834	(4,478)	1976	2023
Wisconsin - Other	65	—		105,639	337,120	1,104	625	106,743	337,745	444,488	(34,345)	1911-2024	2023 - 2024
Wisconsin - Other	33	(f	)	33,177	103,972	—	—	33,177	103,972	137,149	(12,459)	1917-2022	2023
Wisconsin - Other	3	30,817		18,497	53,410	—	—	18,497	53,410	71,907	(6,992)	1966-1992	2023
Wyoming	3	—		1,446	3,558	—	—	1,446	3,558	5,004	(266)	1975-2009	2023
Wyoming	4	(f	)	7,199	16,642	—	(238)	7,199	16,404	23,603	(1,326)	1980-2022	2023

	3,010	$100,375		$3,795,945	$9,321,332	$44,470	$185,070	$3,840,415	$9,506,402	$13,346,817	$(984,685)

(a)
As of December 31, 2024, we had investments in 3,294 single-tenant real estate property locations including 3,269 owned properties and 25 ground lease interests; 190 of our owned properties and one ground lease interest are accounted for as financing arrangements and 93 are accounted for as sales-type leases and are excluded from the table above. Initial costs exclude intangible lease assets totaling $588.6 million.

(b)	The aggregate cost for federal income tax purposes is approximately $15.8 billion.

(c)
The following is a reconciliation of total real estate carrying value for the year ended December 31, 2024, for the period from February 3, 2023 through December 31, 2023, the period from January 1, 2023 through February 2, 2023 and for the year ended December 31, 2022:

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Balance, beginning of period	$13,178,994	$12,725,295	$11,198,897	$9,936,320
Additions
Acquisitions	584,366	386,842	39,920	1,333,088
Improvements	102,933	130,787	2,532	135,781
Other (i)	8,716	29,078	—	—
Deductions
Provision for impairment of real estate	(21,862)	(17,853)	—	(16,050)
Other (ii)	(176,008)	—	(3,859)	(8,750)
Cost of real estate sold	(330,322)	(75,155)	(760)	(181,492)

Balance, end of period	$13,346,817	$13,178,994	$11,236,730	$11,198,897

(i)
For the year ended December 31, 2024 and the period from February 3, 2023 through December 31, 2023, represents owned properties previously recorded as financing leases or financing arrangements that were transferred to an operating lease during the period due to a modification or, in the case of a financing arrangement, a purchase option expiration.

(ii)
During the year ended December 31, 2024, includes $
171.3
 million of gross land and building reclassified to loans and financing receivables as a result of certain acquisitions which modified existing operating leases in a manner which required them to be accounted for as finance leases in accordance with ASC Topic 842.

(d)
The following is a reconciliation of accumulated depreciation for the year ended December 31, 2024, for the period from February 3, 2023 through December 31, 2023, for the period from January 1, 2023 through February 2, 2023 and for the year ended December 31, 2022:

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Balance, beginning of period	$(479,243)	$—	$(1,410,829)	$(1,134,007)
Additions
Depreciation expense	(533,299)	(482,246)	(27,482)	(304,588)
Deductions
Accumulated depreciation associated with real estate sold	15,779	3,003	173	19,016
Other	12,078	—	—	8,750

Balance, end of period	$(984,685)	$(479,243)	$(1,438,138)	$(1,410,829)

(e)
The Company’s real estate assets are depreciated using the straight-line method over the estimated useful lives of the properties, which generally ranges from 20 to 40 years for buildings and improvements and is 10 to 15 years for land improvements.

(f)	Property is collateral for non-recourse debt obligations totaling $2.9 billion issued and outstanding under the Company’s STORE Master Funding debt program.

STORE Capital LLC
Schedule IV—Mortgage Loans on Real Estate
As of December 31, 2024
(Dollars in thousands)

Description	Interest Rate	Final Maturity Date	Periodic Payment Terms	Final Payment Terms	Prior Liens	Outstanding face amount of mortgages (c)	Carrying amount of mortgages (c)
First mortgage loans:
Two movie theater properties located in North Carolina (a)	8.35%	(b)	Interest only	Balloon of $9.7 million	None	$9,723	$9,705
One restaurant property located in Montana (a)	9.57%	11/1/2036	Principal & Interest	Balloon of $2.1 million	None	2,351	2,352
Two restaurant properties located in Alabama (a)	7.50%	2/28/2055	Principal & Interest	Fully amortizing	None	3,505	3,570
Four restaurant properties located in Indiana	7.50%	12/31/2055	Principal & Interest	Fully amortizing	None	3,079	3,073
Three restaurant properties located in Ohio	8.79%	12/31/2055	Principal & Interest	Fully amortizing	None	2,957	2,973
One athletic club in Chicago, IL (a)	7.60%	1/31/2056	Principal & Interest	Fully amortizing	None	14,840	15,174
Leasehold interest in an amusement park property located in Ontario, Canada (a)	11.00%	8/1/2066	Principal & Interest	Fully amortizing	None	24,710	24,433
Six manufacturing properties in Illinois, Michigan, Oklahoma, and Texas	7.73%	10/1/2043	Principal & Interest	Balloon of $22.2 million	None	32,314	31,998
One manufacturing property in New Jersey	10.56%	11/1/2048	Principal & Interest	Balloon of $27.5 million	None	29,940	29,691
Specialized Improvements within twelve properties in Iowa, Illinois, Indiana, Kansas, Missouri, Nebraska	9.00%	11/30/2044	Principal & Interest	Balloon of $5.1 million	None	10,686	10,608
One rehabilitation property located in California	8.75%	1/1/2040	Principal & Interest	Balloon of $39.1 million	None	41,244	41,375
Three manufacturing properties in Kansas, Washington, Canada	8.75%	12/31/2039	Principal & Interest	Balloon of $53.0 million	None	56,187	56,014

						$231,536	$230,966

The following shows changes in the carrying amounts of mortgage loans receivable during the year ended December 31, 2024, for the period from February 3, 2023 through December 31, 2023, for the period from January 1, 2023 through February 2, 2023 and for the year ended December 31, 2022 (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2024	Period from February 3, 2023 through December 31, 2023	Period from January 1, 2023 through February 2, 2023	Year Ended December 31, 2022
Balance, beginning of period	$124,783	$359,124	$342,420	$342,317
Additions:
New and additions to mortgage loans	109,518	92,699	7,703	68,912
Other: Capitalized loan origination costs	593	220	—	85
Deductions:
Collections of principal (d)	(753)	(26,489)	—	(69,279)
Sale of loans to related party	—	(299,142)	—	—
Other: Amortization of premiums on notes receivable	(22)	(619)	—	—
Other: (Provisions for) reduction in loan losses	(826)	(1,006)	—	503
Other: Amortization of loan origination costs	(5)	(4)	(5)	(118)
Other: Non-cash principal reduction	(2,322)	—	—	—

Balance, end of period	$230,966	$124,783	$350,118	$342,420

(a)	Loan was on nonaccrual status as of December 31, 2024.
(b)	Loan matured prior to December 31, 2024 and the Company has been in negotiations with the borrower regarding a resolution.
(c)	The aggregate cost for federal income tax purposes is $232.8 million.
(d)
For the year ended December 31, 2022, collections of principal include non-cash
principal collections aggregating $8.9 million, related to loans receivable transactions in which the Company acquired the underlying mortgaged property.

PART I – FINANCIAL INFORMATION
Item 1. Financial Statements
STORE Capital LLC
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2025	December 31, 2024
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$3,917,564	$3,840,415
Buildings and improvements	9,734,880	9,506,402
Intangible lease assets	569,287	588,635

Total real estate investments	14,221,731	13,935,452
Less accumulated depreciation and amortization	(1,485,707)	(1,083,693)

	12,736,024	12,851,759
Real estate investments held for sale, net	27,856	—
Operating ground lease assets	53,897	57,245
Loans and financing receivables, net	2,682,685	1,964,710

Net investments	15,500,462	14,873,714
Cash and cash equivalents	163,497	162,188
Other assets, net	149,474	126,671

Total assets	$15,813,433	$15,162,573

Liabilities and equity
Liabilities:
Credit facility	$373,600	$375,000
Unsecured notes and term loans payable, net	3,339,744	2,977,100
Non-recourse debt obligations of consolidated special purpose entities, net	3,198,957	2,831,007
Intangible lease liabilities, net	115,733	125,095
Operating lease liabilities	49,788	54,501
Accrued expenses, deferred revenue and other liabilities	311,708	215,101

Total liabilities	7,389,530	6,577,804

Equity:
Members’ equity	8,321,559	8,571,554
Retained earnings (accumulated deficit)	97,772	(15,406)
Accumulated other comprehensive (loss) income	(8,755)	20,497

Total members’ equity	8,410,576	8,576,645
Noncontrolling interest	13,327	8,124

Total equity	8,423,903	8,584,769

Total liabilities and equity	$15,813,433	$15,162,573

See accompanying notes.

F-
5
0

STORE Capital LLC
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Rental revenues	$257,126	$247,388	$766,539	$742,825
Interest income on loans and financing receivables	46,583	33,652	136,469	82,435
Other income	1,915	6,377	8,331	16,831

Total revenues	305,624	287,417	911,339	842,091

Expenses:
Interest	94,812	91,732	278,040	270,498
Property costs	7,605	6,490	14,294	17,385
General and administrative	17,841	17,288	52,358	50,597
Depreciation and amortization	147,481	146,193	443,699	439,300
Provisions for impairment	11,769	11,370	26,260	28,823

Total expenses	279,508	273,073	814,651	806,603

Other income:
Net gain on dispositions of real estate	8,104	15,346	7,447	50,459

Income before income taxes	34,220	29,690	104,135	85,947
Income tax expense (benefit)	340	(2,657)	(10,150)	1,593

Net income	33,880	32,347	114,285	84,354
Less: Net income attributable to noncontrolling interest	126	221	1,107	683

Net income attributable to controlling interest	$33,754	$32,126	$113,178	$83,671

See accompanying notes.

F-
51

STORE Capital LLC
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$33,880	$32,347	$114,285	$84,354
Other comprehensive income (loss):
Unrealized gains (losses) on cash flow hedges	2,324	(45,691)	(17,850)	8,937
Cash flow hedge gains reclassified to interest expense	(3,762)	(8,816)	(11,065)	(26,262)
Deferred gain (loss) on cash flow hedges	846	—	(337)	—

Total other comprehensive loss	(592)	(54,507)	(29,252)	(17,325)

Total comprehensive income (loss)	33,288	(22,160)	85,033	67,029
Comprehensive income attributable to noncontrolling interest	126	221	1,107	683

Comprehensive income (loss) attributable to controlling interest	$33,162	$(22,381)	$83,926	$66,346

See accompanying notes.

F-
52

STORE Capital LLC
Condensed Consolidated Statements of Members’ Equity
(unaudited)
(In thousands, except unit data)

	Members’ Units		Members’ Equity		Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity	Non - controlling Interest	Total Equity
	Common	Preferred	Common	Preferred
Three Months Ended September 30, 2025
Balance at June 30, 2025	1,000	250	$8,239,327	$250	$(8,163)	$8,231,414	$8,775	$8,240,189
Members’ contributions	—	—	350,000	—	—	350,000	—	350,000
Members’ distributions	—	—	(204,000)	—	—	(204,000)	—	(204,000)
Net income	—	—	33,754	—	—	33,754	126	33,880
Contributions from noncontrolling interest	—	—	—	—	—	—	4,731	4,731
Other comprehensive loss	—	—	—	—	(592)	(592)	—	(592)
Distributions to noncontrolling interest	—	—	—	—	—	—	(305)	(305)

Balance at September 30, 2025	1,000	250	$8,419,081	$250	$(8,755)	$8,410,576	$13,327	$8,423,903

Nine Months Ended September 30, 2025
Balance at December 31, 2024	1,000	125	$8,556,023	$125	$20,497	$8,576,645	$8,124	$8,584,769
Members’ contributions	—	—	350,000	—	—	350,000	—	350,000
Members’ distributions	—	—	(600,000)	(15)	—	(600,015)	—	(600,015)
Issuance of preferred shares, net of costs of $105	—	125	—	20	—	20	—	20
Net income	—	—	113,058	120	—	113,178	1,107	114,285
Contributions from noncontrolling interest	—	—	—	—	—	—	4,946	4,946
Other comprehensive loss	—	—	—	—	(29,252)	(29,252)	—	(29,252)
Distributions to noncontrolling interest	—	—	—	—	—	—	(850)	(850)

Balance at September 30, 2025	1,000	250	$8,419,081	$250	$(8,755)	$8,410,576	$13,327	$8,423,903

	Members’ Units		Members’ Equity		Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity	Non - controlling Interest	Total Equity
	Common	Preferred	Common	Preferred
Three Months Ended September 30, 2024
Balance at June 30, 2024	1,000	125	$8,565,383	$125	$36,366	$8,601,874	$8,148	$8,610,022
Members’ distributions	—	—	(187,000)	—	—	(187,000)	—	(187,000)
Net income	—	—	32,126	—	—	32,126	221	32,347
Other comprehensive loss	—	—	—	—	(54,507)	(54,507)	—	(54,507)
Distributions to noncontrolling interest	—	—	—	—	—	—	(231)	(231)

Balance at September 30, 2024	1,000	125	$8,410,509	$125	$(18,141)	$8,392,493	$8,138	$8,400,631

Nine Months Ended September 30, 2024
Balance at December 31, 2023	1,000	125	$8,591,845	$125	$(816)	$8,591,154	$8,044	$8,599,198
Members’ contributions	—	—	285,000	—	—	285,000	—	285,000
Members’ distributions	—	—	(550,000)	(7)	—	(550,007)	—	(550,007)
Net income	—	—	83,664	7	—	83,671	683	84,354
Other comprehensive loss	—	—	—	—	(17,325)	(17,325)	—	(17,325)
Distributions to noncontrolling interest	—	—	—	—	—	—	(589)	(589)

Balance at September 30, 2024	1,000	125	$8,410,509	$125	$(18,141)	$8,392,493	$8,138	$8,400,631

See accompanying notes.

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STORE Capital LLC
Condensed Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net income	$114,285	$84,354
Adjustments to net income:
Depreciation and amortization	443,699	439,300
Amortization of debt discounts, deferred financing costs and other noncash interest expense	56,370	58,720
Provisions for impairment	26,260	28,823
Net gain on dispositions of real estate	(7,447)	(50,459)
Noncash revenue and other	(34,656)	(21,374)
Payments made in settlement of cash flow hedges	(337)	—
Changes in operating assets and liabilities:
Other assets	(1,531)	(525)
Accrued expenses, deferred revenue and other liabilities	(13,870)	2,729

Net cash provided by operating activities	582,773	541,568

Investing activities
Acquisition of and additions to real estate	(543,231)	(473,538)
Investment in loans and financing receivables	(741,430)	(371,875)
Collections of principal on loans and financing receivables	6,247	1,597
Proceeds from dispositions of real estate	287,843	306,397

Net cash used in investing activities	(990,571)	(537,419)

Financing activities
Borrowings under credit facility	1,094,979	—
Repayments under credit facility	(1,096,379)	—
Borrowings under unsecured notes and term loans payable	351,173	135,000
Borrowings under non-recourse debt obligations of consolidated special purpose entities	624,795	449,936
Repayments under non-recourse debt obligations of consolidated special purpose entities	(275,153)	(213,489)
Financing costs paid	(30,736)	(4,423)
Members’ contributions	350,000	285,000
Members’ distributions	(600,015)	(550,007)
Proceeds from issuance of preferred shares	125	—
Preferred shares issuance costs paid	(105)	—
Distributions to noncontrolling interest	(850)	(589)
Contributions from noncontrolling interest	4,946	—

Net cash provided by financing activities	422,780	101,428

Net change in cash, cash equivalents and restricted cash	14,982	105,577
Cash, cash equivalents and restricted cash, beginning of period	172,123	250,227

Cash, cash equivalents and restricted cash, end of period	$187,105	$355,804

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$163,497	$327,051
Restricted cash included in other assets	23,608	28,753

Total cash, cash equivalents and restricted cash	$187,105	$355,804

Supplemental disclosure of noncash investing and financing activities:
Accrued tenant improvements included in real estate, loans and financing receivable investments	$31,786	$20,232
Tenant funded improvements to real estate investments	1,981	13,167
Acquisition cash holdback s included in real estate investments	59,701	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$213,338	$212,245
Cash paid during the period for income and franchise taxes, net	3,203	7,411
See accompanying notes.

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STORE Capital LLC
Notes to Condensed Consolidated Financial Statements
September 30, 2025
1. Organization
STORE Capital Corporation was incorporated under the laws of Maryland on May 17, 2011 and completed its initial public offering of its common stock on November 21, 2014. On February 3, 2023, STORE Capital Corporation was taken private in a transaction by entities affiliated with GIC, a global institutional investor, and funds managed by Blue Owl Capital, Inc. in which it merged into a merger subsidiary of Ivory Parent, LLC, a Delaware limited liability company, and Ivory SuNNNs LLC, a Delaware limited liability company (the “Merger”). As a result of the Merger, the separate existence of STORE Capital Corporation ceased, its common equity was no longer traded, and the surviving merger subsidiary changed its name to STORE Capital LLC. Following the Merger, STORE Capital LLC continues the business of its predecessor entity and acquires single tenant operational real estate to be leased on a long term, net basis to companies that operate across a wide variety of industries within the service, service-oriented retail and manufacturing sectors of the United States economy. From time to time, it also provides mortgage financing to its customers. References herein to “we,” “us,” “our,” the “Company,” or “STORE Capital” are references to STORE Capital Corporation prior to the Merger and STORE Capital LLC upon and following the Merger.
STORE Capital Corporation elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes beginning with its initial taxable year ended December 31, 2011. STORE Capital LLC has made an election to qualify, and believes it is operating in a manner to continue to qualify, as a REIT for federal income tax purposes beginning with its initial taxable year ended December 31, 2022. As a REIT, the Company will generally not be subject to federal income taxes to the extent that it distributes all of its taxable income to its members and meets other specific requirements.
2. Summary of Significant Accounting Principles
Basis of Accounting and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of interim periods are not necessarily indicative of the results for the entire year. Certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted from these statements and, accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements as filed with the SEC in its Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
These condensed consolidated statements include the accounts STORE Capital LLC, its wholly-owned subsidiaries, and special purpose entities and variable interest entities (“VIEs”) that it controls through its voting interest and other means. One of the Company’s wholly owned subsidiaries, STORE Capital Advisors, LLC, provides all the general and administrative services for the day-to-day
operations of the consolidated group, including property acquisition and lease origination, real estate portfolio management and marketing, accounting and treasury services. The remaining subsidiaries were formed to acquire and hold real estate investments or to facilitate non-recourse
secured borrowing activities. Generally, the initial operations of the real estate subsidiaries are funded by an interest-bearing
intercompany loan from STORE Capital, and such intercompany loan is repaid when the subsidiary issues long-term
debt secured by its properties. All intercompany account balances and transactions have been eliminated in consolidation.

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5

Certain of the Company’s consolidated subsidiaries are special purpose entities or VIEs. Each special purpose entity or VIE is a separate legal entity and is the sole owner of its assets and liabilities. The assets of the special purpose entities or VIEs may only be used to settle the liabilities of such entity and are not available to pay or otherwise satisfy obligations to the creditors of any owner or affiliate of the applicable special purpose entity or VIE. At September 30, 2025 and December 31, 2024, the special purpose entities held assets totaling
$13.5 billion and $13.2
billion, respectively, and had third-party liabilities totaling
$3.5 billion and $3.1
billion, respectively. At September 30, 2025 and December 31, 2024, the VIEs held assets totaling
$438.8 million and $275.7
million, respectively, and had third-party liabilities totaling
$1.7 million and $1.4
million, respectively. These assets and liabilities are included in the accompanying condensed consolidated balance sheets.
The Company is required to continually evaluate its VIE relationships and consolidate these entities when it is determined to be the primary beneficiary of their operations. A VIE is broadly defined as an entity where either: (i) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support, (ii) substantially all of an entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights, or (iii) the equity investors as a group lack any of the following: (a) the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of an entity, or (c) the right to receive the expected residual returns of an entity.
The designation of an entity as a VIE is reassessed upon certain events, including, but not limited to: (i) a change to the contractual arrangements of the entity or in the ability of a party to exercise its participation or kick-out
rights, (ii) a change to the capitalization structure of the entity, or (iii) acquisitions or sales of interests that constitute a change in control.
A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors includes, but is not limited to, which activities most significantly impact the entity’s economic performance and the ability to direct those activities, the variable interest holder’s form of ownership interest, the variable interest holder’s representation on the VIE’s governing body, the size and seniority of the variable interest holder’s investment, the variable interest holder’s ability and the rights of other investors to participate in policy making decisions, the variable interest holder’s ability to manage its ownership interest relative to the other interest holders, and the variable interest holder’s ability to replace the VIE manager and/or liquidate the entity.
For its investments in entities that are not considered to be VIEs, the Company evaluates the type of ownership rights held by each party with an interest in the entity to determine if the Company holds a controlling financial interest. The assessment of whether the Company holds a controlling financial interest is made at inception of the entity and continually reassessed.
Consolidated VIE
The Company holds a
95
% ownership interest in and is the managing member of a joint venture entity formed in December 2023 that owns and leases real estate to lessees that are affiliates of the noncontrolling interest member. The Company has provided a $
170.8

million loan to the joint venture as of September 30, 2025. The Company classifies the joint venture as a VIE, as the equity holders do not have the obligation to absorb all future losses of the joint venture due to a provision that protects the equity holders from certain losses if an event of default occurs under the leases. The Company consolidates the joint venture as the primary beneficiary because it has the ability to control the activities that most significantly impact the VIE’s economic performance. The assets of the joint venture primarily consist of leased properties (net lease real estate accounted for as financing arrangements) and cash; its obligations primarily consist of debt service payments to the Company, which are eliminated in consolidation.

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6

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.
Reclassifications
We reclassified $23.7 million of interest income receivables associated with certain financing arrangements previously included in other assets, net on the condensed consolidated balance sheet as of December 31, 2024 to loans and financing receivables, net to conform to the presentation in this Quarterly Report on Form
10-Q.
This reclassification has no effect on total assets reported on the condensed consolidated balance sheet as of December 31, 2024.
Segment Reporting
The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 280,
Segment Reporting
, established standards for the manner in which enterprises report information about operating segments. The Company views its operations as one reportable segment. We are engaged in the business of acquiring, investing in and managing Single Tenant Operational Real Estate across the U.S. The Company’s operating results depend primarily upon generating rental revenue and interest income from leasing its properties. The Company’s
Chief Executive Officer
acts as the chief operating decision maker (“CODM”). Our CODM assesses entity-wide operating results and makes decisions on how to allocate resources based on consolidated net income, which is reported in the condensed consolidated statements of operations. Additionally, the measure of segment assets is reported in the condensed consolidated balance sheets as “Total assets.”
Significant expense categories, including interest, property costs, general and administrative and depreciation and amortization, are included on the Company’s condensed consolidated statements of operations. Asset information is included on the condensed consolidated balance sheets and in Note 3.
Investment Portfolio
STORE Capital invests in real estate assets through three primary transaction types as summarized below. At the beginning of 2019, the Company adopted Accounting Standards Update (“ASU”)
2016-02,
Leases (Topic 842)
(“ASC Topic 842”) which had an impact on certain accounting related to the Company’s investment portfolio.

•
Real Estate Investments – investments are generally made in one of two ways, either through sale-leaseback transactions in which the Company acquires the real estate from the owner-operators and then leases the real estate back to them, or through acquisitions from third-party sellers in connection with which a new lease is entered into with the tenant. Both approaches result in long-term leases which are classified as operating or finance leases and, in both cases, the operators become the Company’s long-term tenants (its customers). If the terms of a lease contract specifically associated with a sale-leaseback transaction result in the lease being classified as a finance lease, or the lease contains certain terms, such as a purchase option, the transaction is required to be accounted for as a financing arrangement, due to the Company’s adoption of ASC Topic 842, rather than as an investment in real estate subject to an operating or finance lease.

•
Mortgage Loans Receivable – investments are made by issuing mortgage loans to the owner-operators of the real estate that serves as the collateral for the loans and the operators become long-term borrowers and customers of the Company. On occasion, the Company may also make other types of loans to its customers, such as equipment loans.

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•
Hybrid Real Estate Investments – investments are made through modified sale-leaseback transactions, where the Company acquires land from the owner-operators, leases the land back through long-term leases and simultaneously issues mortgage loans to the operators secured by the buildings and improvements on the land. Hybrid real estate investment transactions are generally accounted for as operating leases of the land and mortgage loans on the buildings and improvements.

Accounting for Real Estate Investments
Classification and Cost
STORE Capital records the acquisition of real estate properties at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Intangible assets and liabilities acquired may include the value of existing in-place
leases, above-market or below-market lease value of
in-place
leases and ground lease-related intangibles, as applicable. Management uses multiple sources to estimate fair value, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. Certain of the Company’s lease contracts allow its tenants the option, at their election, to purchase the leased property from the Company at a specified time or times (generally at the greater of the then-fair market value or the Company’s cost, as defined in the lease contracts). Subsequent to the adoption of ASC Topic 842, for real estate assets acquired through a sale-leaseback transaction and subject to a lease contract that, due to the terms of the contract, is classified as a finance lease, or where the contract contains a purchase option, the Company accounts for such an acquisition as a financing arrangement and records the investment in loans and financing receivables, net on the condensed consolidated balance sheets. For contracts accounted for as a financing arrangement due to the presence of a purchase option, should the purchase option later expire or be removed from the lease contract, the Company would derecognize the asset accounted for as a financing arrangement and recognize the transferred leased asset in real estate investments.
In-place lease intangibles are valued based on management’s estimates of lost rent and carrying costs during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases (including leasing commissions) and other related costs. The value assigned to in-place leases is amortized on a straight-line basis as a component of depreciation and amortization expense typically over the remaining term of the related leases.
The fair value of any above-market or below-market lease is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place lease and management’s estimate of current market lease rates for the property, measured over a period equal to the remaining term of the lease. Capitalized above-market lease intangibles are amortized over the remaining term of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining term of the respective leases plus the contractual renewal periods on those leases, if any. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in operations.
The Company’s real estate portfolio is depreciated using the straight-line
method over the estimated remaining useful life of the properties, which generally ranges from 20 to 40 years for buildings and is generally 10 to 15 years for land improvements. Properties classified as held for sale are recorded at the lower of their carrying value or their fair value, less anticipated selling costs. Any properties classified as held for sale are not depreciated.
Revenue Recognition
STORE Capital leases real estate to its tenants under long-term net leases that are predominantly classified as operating leases, but in certain circumstances are classified as financing arrangements or finance leases. The Company’s leases generally provide for rent escalations throughout the lease terms. For leases classified as

F-5
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operating leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. When a lease classified as a financing arrangement provides the same specific contractual escalations, lease payments accounted for as interest income are recognized using the effective interest method. Accordingly, straight-line operating lease receivables and interest income receivables, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis or interest income recognized using the effective interest method, respectively, and scheduled rents or interest, represent unbilled rent receivables that the Company will receive only if the tenants make all rent or interest payments required through the expiration of the leases. These straight-line operating lease receivables and interest income receivables are included in other assets, net and loans and financing receivables, net, respectively, on the condensed consolidated balance sheets. The Company reviews its straight-line operating lease receivables and interest income receivables for collectibility on a contract by contract basis and any amounts not considered substantially collectible are written off against rental revenues or interest income, respectively. As of September 30, 2025 and December 31, 2024, the Company had

$
87.4
 million and $
63.1

million, respectively, of straight-line operating lease receivables and interest income receivables. Leases that have contingent rent escalators indexed to future increases in the Consumer Price Index (“CPI”) may adjust over a one-year
period or over
multiple-year
periods. Often, these escalators increase rent at (a)
1
to
1.25
times the increase in the CPI over a specified period or (b) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company’s inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company’s view that the multiplier does not represent a significant leverage factor, increases in rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have actually occurred.
In addition to base rental revenue and interest income, certain leases, including leases classified as financing arrangements, also have contingent rentals that are based on a percentage of the tenant’s gross sales; the Company recognizes contingent rental revenue and interest income when the threshold upon which the contingent lease payment is based is achieved. Approximately
3.4%
of the Company’s investment portfolio is subject to leases that provide for contingent rent based on a percentage of the tenant’s gross sales; historically, contingent rent recognized has been less than
1.0%
of rental revenues and interest income.
The Company reviews its revenue and interest receivables for collectibility on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that the collectibility of lease payments with respect to any tenant is not probable, a direct write-off
of the receivable is made and any future rental revenue or interest income is recognized only when the tenant makes a rental payment or when collectibility is again deemed probable.
Direct costs incremental to successful lease origination, offset by any lease origination fees received, are deferred and amortized over the related lease term as an adjustment to rental revenue. The Company periodically commits to fund the construction of new properties for its customers; rental revenue collected during the construction period is deferred and amortized over the remaining lease term when the construction project is complete. Substantially all of the Company’s leases are triple net, which means that the lessees are directly responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance. For a few lease contracts, the Company collects property taxes from its customers and remits those taxes to governmental authorities. These property tax payments are presented on a gross basis as part of both rental revenues and property costs in the condensed consolidated statements of operations.
Impairment
STORE Capital reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations. Such events or changes in circumstances may include an expectation to sell certain assets in accordance with the Company’s long-term strategic plans. Management considers factors such as expected future undiscounted cash flows, capitalization and discount rates, terminal value, tenant

F-5
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improvements, market trends (such as the effects of leasing demand and competition) and other factors including bona fide purchase offers received from third parties in making this assessment. Depending on their nature, these factors are classified as Level 2 or Level 3 inputs within the fair value hierarchy, discussed in
Fair Value Measurement
below. If an asset is determined to be impaired, the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows is highly subjective and such estimates could differ materially from actual results.
During the three and nine months ended September 30, 2025, the Company recognized an aggregate provision for the impairment of real estate of
 $9.8 million and $22.5
million, respectively. For the assets impaired in 2025, the estimated aggregate fair value of the impaired real estate assets at the time of impairment aggregated
$56.9
million. The Company recognized an aggregate provision for the impairment of real estate of
$8.7 million and $22.8
million during the three and nine months ended September 30, 2024, respectively.
Accounting for Loans and Financing
Receivables
Loans Receivable – Classification, Cost and Revenue Recognition
STORE Capital holds its loans receivable, which are primarily mortgage loans secured by real estate, for long-term
investment. Loans receivable are carried at amortized cost, including related unamortized discounts or premiums, if any.
The Company recognizes interest income on loans receivable using the effective-interest
method applied on a
loan-by-loan
basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the term of the related loan receivable using the effective-interest method. A loan receivable is placed on nonaccrual status when the loan has become more than 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received. As of September 30, 2025 and December 31, 2024, the Company had loans receivable with an aggregate outstanding principal balance of
$26.9 million and $64.7
million, respectively, on nonaccrual status.
Sale-Leaseback Transactions Accounted for as Financing Arrangements – Classification, Cost and Revenue Recognition
Lease contracts accounted for as financing arrangements are initially recorded at an amount equal to the cost of the associated real estate, including acquisition and closing costs. Certain financing arrangements which include fixed rent escalations are subsequently accounted for using the effective interest method as discussed in
Accounting for Real Estate Investments, Revenue Recognition
above. The Company recognizes revenue from sale-leaseback transactions accounted for as financing arrangements as interest income on the condensed consolidated statement of operations.
Sales-Type Receivables – Classification, Cost and Revenue Recognition
Sales-type receivables are recorded at their net investment, determined as the present value of both the aggregate minimum lease payments and the estimated residual value of the leased property less unearned income. The unearned income is recognized over the life of the related contracts so as to produce a constant rate of return on the net investment in the assets. Rental payments received and the amortization of unearned income are recorded as interest income on the condensed consolidated statement of operations.
Impairment and Provision for Credit Losses
The Company accounts for provision of credit losses in accordance with ASU
2016-13,
Financial Instruments — Credit Losses (
“
Topic 326
”
): Measurement of Credit Losses on Financial Instruments
(“ASC Topic 326”). In accordance with ASC Topic 326, the Company evaluates the collectibility of its loans and

F-
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0

financing receivables at the time each financing receivable is issued and subsequently on a quarterly basis utilizing an expected credit loss model based on credit quality indicators. The primary credit quality indicator is the implied credit rating associated with each borrower, utilizing two categories, investment grade and non-investment grade. The Company computes implied credit ratings based on regularly received borrower financial statements using Moody’s Analytics RiskCalc. The Company considers the implied credit ratings, loan and financing receivable term to maturity and underlying collateral value and quality, if any, to calculate the expected credit loss over the remaining life of the receivable. Loans are written off against the allowance for credit loss when all or a portion of the principal amount is determined to be uncollectible. During the three and nine months ended September 30, 2025, the Company recognized an estimated
$2.0 million and $3.8
million, respectively, of provisions for credit losses related to its loans and financing receivables; the provision for credit losses is included in provisions for impairment on the condensed consolidated statements of operations. During the three and nine months ended September 30, 2024, the Company recognized an estimated
$2.7 million and $6.0
million, respectively, of provisions for credit losses. During the three months ended September 30, 2025, the Company did not write off any credit losses associated with loans and financing receivables. During the nine months ended September 30, 2025, the Company wrote off
$2.6
million of loans receivable against previously established reserves for credit losses. For the three and nine months ended September 30, 2024, the Company did not write off any credit losses associated with loans and financing receivables.
Accounting for Operating Ground Lease
Assets
As part of certain real estate investment transactions, the Company may enter into long-term operating ground leases as a lessee. The Company is required to recognize an operating ground lease (or right-of-use)
asset and related operating lease liability for each of these operating ground leases. Operating ground lease assets and operating lease liabilities are recognized based on the present value of the lease payments. The Company uses its estimated incremental borrowing rate, which is the estimated rate at which the Company could borrow on a collateralized basis with similar payments over a similar term, in determining the present value of the lease payments.
Many of these operating lease contracts include options for the Company to extend the lease; the option periods are included in the minimum lease term if it is reasonably likely the Company will exercise the option(s). Rental expense for the operating ground lease contracts is recognized in property costs on a straight-line basis over the lease term. Some of the contracts have contingent rent escalators indexed to future increases in the CPI and a few contracts have contingent rentals that are based on a percentage of the gross sales of the property; these payments are recognized in expense as incurred. The payment obligations under these contracts are typically the responsibility of the tenants operating on the properties, in accordance with the Company’s leases with the respective tenants. As a result, the Company also recognizes sublease rental revenue on a straight-line basis over the term of the Company’s sublease with the tenant; the sublease income is included in rental revenues.
Cash and Cash Equivalents
Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money-market
funds of major financial institutions, consisting predominantly of U.S. Government obligations.
Restricted Cash
Restricted cash may include reserve account deposits held by lenders, including deposits required to be used for future investment in real estate assets, escrow deposits and cash proceeds from the sale of assets held by a qualified intermediary to facilitate tax-deferred
exchange transactions under Section 1031 of the Internal Revenue Code. The Company had $23.6 million and $9.9 million of restricted cash at September 30, 2025 and December 31, 2024, respectively, which are included in other assets, net
,
on the condensed consolidated balance sheets.

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1

Deferred Financing and Other Debt Costs
Financing costs related to the issuance of the Company’s long-term debt are deferred and amortized as an increase to interest expense over the term of the related debt instrument using the effective-interest method and are reported as a reduction of the related debt balance on the condensed consolidated balance sheets. Costs paid to a lender as part of a debt issuance are recorded as a debt discount and amortized as an increase to interest expense over the term of the related debt instrument using the effective-interest method and are reported as a reduction of the related debt balance on the condensed consolidated balance sheets. Financing costs related to the Company’s credit facility are deferred and amortized to interest expense over the term of the credit facility and are included in other assets, net, on the condensed consolidated balance sheets.
Derivative Instruments and Hedging Activities
The Company may enter into derivative contracts as part of its overall financing strategy to manage the Company’s exposure to changes in interest rates associated with current and/or future debt issuances. The Company does not use derivatives for trading or speculative purposes. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company enters into derivative financial instruments only with counterparties with high credit ratings and with major financial institutions with which the Company may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.
The Company records its derivatives on the balance sheet at fair value. All derivatives subject to a master netting arrangement in accordance with the associated master International Swap and Derivatives Association agreement have been presented on a net basis by counterparty portfolio for purposes of balance sheet presentation and related disclosures. See Note 7 for a summary of net derivative balances recorded on the condensed consolidated balance sheets and gross asset and liability balances as if the Company had not elected to offset the asset and liability balances of the derivative instruments with each of its counterparties. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the earnings effect of the hedged forecasted transactions in a cash flow hedge. The changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income. Amounts reported in accumulated other comprehensive income related to cash flow hedges are reclassified to operations as an adjustment to interest expense as interest payments are made on the hedged debt transaction.
As of September 30, 2025 and December 31, 2024, respectively, the Company had 21 interest rate swap agreements in place. Ten of the interest rate swap agreements have an aggregate notional value of $1.0 billion, with two maturing in February 2027, one maturing in April 2027, six maturing in May 2027 and one maturing in May 2029, and as of September 30, 2025 are designated cash flow hedges of the Company’s $1.0 billion variable-rate bank unsecured term loan which matures in September 2030 (Note 4). Six of the interest rate swap agreements with an aggregate notional value of $650.0 million, three with maturities of February 2027, one with a maturity of May 2027 and two with a maturity of July 2028, are, as of September 30, 2025, designated cash flow hedges of the Company’s $650.0 million floating-rate bank unsecured term loan which matures in September 2028 (Note 4). Five interest rate swap agreements with an aggregate notional value of $373.6 million, with two maturing in May 2027 and three maturing in July 2028, are, as of September 30, 2025, designated cash flow hedges of the Company’s variable-rate unsecured revolving credit facility which matures in September 2029 (Note 4).
Fair Value Measurement
The Company estimates the fair value of financial and
non-financial
assets and liabilities based on the framework established in fair value accounting guidance. Fair value is defined as the price that would be received

F-
6
2

to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1—Quoted market prices in active markets for identical assets and liabilities that the Company has the ability to access.

•
Level 2—Significant inputs that are observable, either directly or indirectly. These types of inputs would include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets in inactive markets and market-corroborated inputs.

•	Level 3—Inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. These types of inputs include the Company’s own assumptions.
Income Taxes
As a REIT, the Company is generally not subject to federal income tax but is subject to certain state and local income taxes as well as federal income and excise tax on its undistributed income. STORE Investment Corporation, the Company’s wholly owned taxable REIT subsidiary (“TRS”) created to engage in non-qualifying
REIT activities, is subject to federal, state and local income taxes, but these annual taxes have historically been and are currently estimated to be negligible and have not been nor will be impacted by the Merger transaction, the income tax implications of which (to the Company) are referenced hereinafter.
Following the Merger, the Company’s new ownership structure and status as a privately held REIT caused multiple state income tax jurisdictions to view the Company as a captive REIT, resulting in state income tax liabilities to which the Company was not previously subject when it was publicly traded.
During the nine months ended September 30, 2025, the Company’s status as a captive REIT in most states ceased, which significantly reduced the state income tax liabilities that were triggered by the Merger. As such, the Company expects its state effective income tax rate, with respect to most captive REIT jurisdictions, to be zero for the foreseeable future. After applying the projected future effective income tax rate of approximately zero to the Company’s temporary differences, the
$11.7
million balance in its net deferred tax liability recorded at December 31, 2024 was reversed in full during the nine months ended September 30, 2025, resulting in the recognition of a net tax benefit.
During the three and nine months ended September 30, 2025, the Company recorded an income tax expense of
$0.3 million and a benefit of $10.2
million, respectively, and an income tax benefit of
$2.7
million and an expense of
$1.6
million during the three and nine months ended September 30, 2024, respectively.
Certain state tax returns filed for 2021 and federal and state tax returns filed for 2022 through 2024 are subject to examination by the respective taxing authorities in these jurisdictions. As of September 30, 2025, management concluded that there is no
tax liability relating to uncertain income tax positions. The Company’s policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as general and administrative expense. There was no
accrual for interest or penalties at September 30, 2025 or December 31, 2024.
Related Party Transactions
The Company has a service contract with PCSD Ivory Private Limited, an entity affiliated with GIC, one of the Company’s members, under which it has agreed to perform certain loan servicing and other administrative services on behalf of PCSD Ivory Private Limited in exchange for a servicing fee. During the three and nine months ended September 30, 2025, the Company recognized
$0.1 million and $0.5 million of fee income,

respectively, which is recorded in other income on the condensed consolidated statements of operations. During the three and nine months ended September 30, 2024, the Company recognized
$
0.2
 million and $
0.6

million, respectively, of fee income.
In accordance with the terms of the service contract and related arrangements, during the nine months ended September 30, 2025, the Company agreed to dispose of certain real estate assets held on behalf of PCSD Ivory Private Limited and recorded a related party liability equal to the fair value of the real estate assets. Such related party liability balance was
$27.4
million as of September 30, 2025.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or the SEC. The Company adopts the new pronouncements as of the specified effective date. When permitted, the Company may elect to early adopt the new pronouncements. Unless otherwise discussed, these new accounting pronouncements include technical corrections to existing guidance or introduce new guidance related to specialized industries or entities and, therefore, will have minimal, if any, impact on the Company’s financial position, results of operations or cash flows upon adoption.
In December 2023, the FASB issued ASU
2023-09,
Income Taxes (Topic 740):
Improvements to Income Tax Disclosures
(“ASU
2023-09”),
which is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the potential impact the adoption of ASU
2023-09
will have on the consolidated financial statements or notes to the consolidated financial statements.
In November 2024, the FASB issued ASU
2024-03,
Income statement (Subtopic
220-40)
Reporting Comprehensive Income—Expense Disaggregation Disclosures
(“ASU
2024-03”),
effective for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. The Company is currently evaluating the potential impact the adoption of ASU
2024-03
will have on its future disclosures.
3. Investments
At September 30, 2025, STORE Capital had investments in
3,564 property locations representing 3,395 owned properties (of which 227 are accounted for as financing arrangements and 101 are accounted for as sales-type leases), 22 properties where all the related land is subject to an operating ground lease and 147 properties which secure mortgage loans. The gross investment portfolio totaled $16.9 billion at
September
 30, 2025 and consisted of the gross acquisition cost of the real estate investments totaling $14.1 billion including an offset by intangible lease liabilities totaling $137.8 million, loans and financing receivables with an aggregate carrying amount of $2.7 billion and operating ground lease assets totaling $53.9 million. As of
September
 30, 2025, approximately 33% of these investments are assets of consolidated special purpose entity subsidiaries that are pledged as collateral under the non-recourse
obligations of such special purpose entities (Note 4).

The gross dollar amount of the Company’s investments includes the investment in land, buildings, improvements and lease intangibles related to real estate investments as well as the carrying amount of the loans and financing receivables and operating ground lease assets.
During
the nine months ended September 30, 2025, the Company had the following gross real estate and other investment activity (dollars in thousands):

	Number of Investment Locations	Dollar Amount of Investments
Gross investments, December 31, 2024 (h)	3,312	$15,816,145
Acquisition of and additions to real estate (a)(d)(f)(g)	144	633,120
Investment in loans and financing receivables (a)(g)	179	743,308
Sales of real estate and financing receivables	(71)	(301,158)
Principal collections on loans and financing receivables	—	(6,247)
Net change in operating ground lease assets (b)		(3,348)
Provisions for impairment		(26,260)
Other		(1,473)
Gross investments, September 30, 2025 (c)(e)(h)		16,854,087
Less accumulated depreciation and amortization (c)(e)		(1,469,358)

Net investments, September 30, 2025	3,564	$15,384,729

(a)	Excludes $ 23.4 million of total tenant improvement advances disbursed in 2025 which were accrued as of December 31, 2024.
(b)	Represents amortization recognized on operating ground lease assets and the disposal of operating ground lease assets net of amortization during the nine months ended September 30, 2025.
(c)
Includes the below-market lease liabilities ($
137.8
 million) and the accumulated amortization ($
22.0
 million) of the liabilities recorded on the condensed consolidated balance sheets as intangible lease liabilities as of
September
 30, 2025.

(d)	Includes $ 2.0 million of tenant funded improvements during 2025.
(e)	Includes the dollar amount of investments ($ 33.5 million) and the accumulated depreciation ($ 5.6 million) related to real estate investments held for sale at September 30, 2025.
(f)	Includes non-cash acquisition of $ 18.4 million of real estate improvements.
(g)	Includes $ 63.0 million of total non-cash real estate and financing receivables acquired in connection with holdback arrangements.
(h)	Includes $22.5 million and $23.7 million of interest income receivables associated with certain financing arrangements as of September 30, 2025 and December 31, 2024, respectively.
The following table summarizes the revenues the Company recognized from its investment portfolio (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Rental revenues:
Operating leases (a)	$255,171	$245,228	$760,453	$736,537
Sublease income - operating ground leases (b)	705	780	2,268	2,186
Amortization of lease related intangibles and costs	1,250	1,380	3,818	4,102

Total rental revenues	$257,126	$247,388	$766,539	$742,825

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income on loans and financing receivables:
Mortgage and other loans receivable	$7,237	$3,310	$16,746	$7,190
Sale-leaseback transactions accounted for as financing arrangements	25,116	21,403	80,670	57,116
Sales-type and financing receivables	14,230	8,939	39,053	18,129

Total interest income on loans and financing receivables	$46,583	$33,652	$136,469	$82,435

(a)
For the three months ended
September
 30, 2025 and 2024, includes $
1.0
 million and $
1.1
 million, respectively, of property tax tenant reimbursement revenue and includes $
227,000
and $
385,000
, respectively, of variable lease revenue. For the
nine
months ended
September
 30, 2025 and 2024, includes $
3.2
 million and $
3.3
 million, respectively, of property tax tenant reimbursement revenue and includes $
1.0
million
and $
921,000
, respectively, of variable lease revenue.

(b)
Represents total revenue recognized for the sublease of properties subject to operating ground leases to the related tenants; includes both payments made by the tenants to the ground lessors and straight-line revenue recognized for scheduled increases in the sublease rental payments.

The Company has elected to account for the lease and nonlease components in its lease contracts as a single component if the timing and pattern of transfer for the separate components are the same and, if accounted for separately, the lease component would classify as an operating lease.
Significant Credit and Revenue Concentration
STORE Capital’s real estate investments are leased or financed to 672 customers who operate their businesses across 145 industries geographically dispersed throughout 49 states. The primary sectors of the U.S. economy and their proportionate dollar amount of STORE Capital’s investment portfolio at
September
 30, 2025 are service at 61%, service-oriented retail at 12% and manufacturing at 27%. Only one state, Texas (11%), accounted for 10% or more of the total dollar amount of STORE Capital’s investment portfolio at
September
 30, 2025. None of the Company’s customers represented more than 10% of the Company’s investment portfolio at
September
 30, 2025, with the largest customer representing 2.2% of the total investment portfolio. On an annualized basis, as of
September
 30, 2025, the largest customer represented approximately 2.2% of the Company’s total investment portfolio revenues.
Real Estate Investments
The weighted average remaining noncancelable lease term of the Company’s operating leases with its tenants at
S
eptember
 30, 2025 was approximately 14.5 years. Substantially all the leases are triple net, which means that the lessees are responsible for the payment of all property operating expenses, including property taxes, maintenance and insurance; therefore, the Company is generally not responsible for repairs or other capital expenditures related to the properties while the triple-net
leases are in effect. At
S
eptember
 30, 2025, 23 of the Company’s properties were vacant and not subject to a lease.

Scheduled future minimum rentals to be received under the remaining noncancelable term of the operating leases in place as of September 30, 2025, are as follows (in thousands):

Remainder of 2025	$250,961
2026	1,014,981
2027	1,005,754
2028	992,855
2029	971,951
2030	950,518
Thereafter	8,569,390

Total future minimum rentals (a)	$13,756,410

(a)
Excludes future minimum rentals to be received under lease contracts associated with sale-leaseback transactions accounted for as financing arrangements and sales-type financing receivables. See
Loans and Financing Receivables
section below.

Substantially all the Company’s leases include one or more renewal options (generally two to four five-year options). Since lease renewal periods are exercisable at the option of the lessee
, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum lease payments presented above do not include any contingent rental payments such as lease escalations based on future changes in CPI.
Intangible Lease Assets
The following details intangible lease assets and related accumulated amortization (in thousands):

	September 30, 2025	December 31, 2024
In-place leases (a)	$533,536	$551,442
Above-market leases	35,790	37,193

Total intangible lease assets	569,326	588,635
Accumulated amortization (a)	(132,468)	(99,007)

Net intangible lease assets	$436,858	$489,628

(a)	Includes the dollar amount of in-place lease intangibles ($ 39,000 ) and the related accumulated amortization ($ 39,000 ) associated with the real estate investments held for sale at September 30, 2025.
Aggregate lease intangible asset amortization included in depreciation and amortization expense was $13.3 million and $13.2 million during the three months ended
September
 30, 2025 and 2024, respectively, and $41.6 million and $39.5 million for the nine
months ended
September
 30, 2025 and 2024, respectively. The amount amortized as a decrease to rental revenue for capitalized above-market
lease intangibles was $0.7 million and $0.7 million for the three months ended
September
 30, 2025 and 2024, respectively, and $2.6 million and $2.1 million for the nine
months ended
September
 30, 2025 and 2024, respectively.
Based on the balance of the intangible lease assets at
September
 30, 2025, the aggregate amortization expense is expected to be $11.7 million for the remainder of 2025, $45.3 million in 2026, $43.6 million in 2027, $41.5 million in 2028, $39.0 million in 2029, $36.1 million in 2030 and $191.1 million thereafter. The amount expected to be amortized as a decrease to rental revenue is expected to be $0.7 million for the remainder of 2025, $2.7 million in 2026, $2.6 million in 2027, $2.5 million in 2028, $2.4 million in 2029, $2.4 million in 2030 and $15.3 million thereafter. The weighted average remaining amortization period is approximately 11.1 years for the in-place
lease intangibles and approximately 12.9 years for the above-market lease intangibles.

Intangible Lease Liabilities
The following details intangible lease liabilities and related accumulated amortization (in thousands):

	September 30, 2025	December 31, 2024
Below-market leases	$137,806	$141,262
Accumulated amortization	(21,985)	(16,167)

Net intangible lease liabilities (a)	$115,821	$125,095

(a)
Includes the dollar amount of below-market lease intangibles ($
120,000
) and the related accumulated amortization ($
32,000
) associated with the real estate investments held for sale at
Sept
ember
 30, 2025.

Lease intangible liabilities are amortized as an increase to rental revenues. For the three months ended
September
 30, 2025 and 2024, amortization was $2.2 million and $2.3 million, respectively, and for the nine
months ended
September
 30, 2025 and 2024, was $7.1 million and $6.7 million, respectively. Based on the balance of the intangible liabilities at
September
 30, 2025, the amortization included in rental revenue is expected to be $2.1 million for the remainder of 2025, $8.2 million in 2026, $8.0 million in 2027, $7.8 million in 2028, $7.6 million in 2029, $7.0 million in 2030 and $75.1 million thereafter. The weighted average remaining amortization period, including extension periods, is approximately 22.3 years.
Operating Ground Lease Assets
As of
September
 30, 2025, STORE Capital had operating ground lease assets aggregating $53.9 million. Typically, the lease payment obligations for these leases are the responsibility of the tenants operating on the properties, in accordance with the Company’s leases with those respective tenants. The Company recognized total lease cost for these operating ground lease assets of $945,000 and $1.0 million
during the three months ended
September
 30, 2025 and 2024, respectively, and $2.9 million and $2.8 million for the nine
months ended
September
 30, 2025 and 2024, respectively. The Company also recognized, in rental revenues, sublease revenue associated with its operating ground leases of $705,000 and $780,000 during the three months ended
September
 30, 2025 and 2024, respectively, and $2.3 million and $2.2 million during the nine
months ended
September
 30, 2025 and 2024, respectively.
The future minimum lease payments to be paid under the operating ground leases as of September 30, 2025 were as follows (in thousands):

	Ground Leases Paid by STORE Capital	Ground Leases Paid by STORE Capital’s Tenants (a)	Total
Remainder of 2025	$14	$693	$707
2026	57	2,562	2,619
2027	57	2,562	2,619
2028	57	2,592	2,649
2029	58	2,680	2,738
2030	60	2,700	2,760
Thereafter	3,198	103,317	106,515

Total lease payments	3,501	117,106	120,607
Less imputed interest	(2,883)	(70,059)	(72,942)

Total operating lease liabilities - ground leases	$618	$47,047	$47,665

(a)
STORE Capital’s tenants, who are generally
sub-tenants
under the ground leases, are responsible for paying the rent under these ground leases. In the event the tenant fails to make the required ground lease payments,

the Company would be primarily responsible for the payment, assuming the Company does not re-tenant
the property or sell the leasehold interest. Of the total $
117.1

million commitment, $
85.7
 million is due for periods beyond the current term of the Company’s leases with the tenants. Amounts exclude contingent rent due under one lease where the ground lease payment, or a portion thereof, is based on the level of the tenant’s sales.

Loans and Financing Receivables
The Company’s loans and financing receivables are summarized below (dollars in thousands):

Type	Interest Rate (a)	Maturity Date	September 30, 2025	December 31, 2024
Seventeen mortgage loans receivable (b)	8.86%	2025 - 2066	$524,629	$231,536
Equipment and other loans receivable	10.00%	2025 - 2038	24,731	27,828

Total principal amount outstanding—loans receivable			549,360	259,364
Unamortized loan origination costs			2,015	686
Unamortized loan premium			527	642
Sale-leaseback transactions accounted for as financing arrangements (c)(d)	8.69%	2034 - 2122	1,472,253	1,163,118
Sales-type financing receivables	8.95%	2044 - 2055	675,750	556,879
Allowance for credit and loan losses (e)			(17,220)	(15,979)

Total loans and financing receivables			$2,682,685	$1,964,710

(a)	Represents the weighted average interest rate as of the balance sheet date.
(b)
Seven
of these mortgage loans allow for prepayment with a penalty ranging from
20
% to
70
%
depending on the timing of the prepayment. Two of these mortgages may be prepaid in whole or in part, the remaining five allow for prepayment only in full.

(c)
In accordance with ASC Topic 842, represents sale-leaseback transactions accounted for as financing arrangements rather than as investments in real estate subject to operating leases. Interest rate shown is the weighted average initial rental or capitalization rate on the leases; the leases mature between 2034 and 2122 and the purchase options expire between 2026 and 2073.

(d)	Includes $22.5 million and $23.7 million of interest income receivables associated with certain financing arrangements as of September 30, 2025 and December 31, 2024, respectively.
(e)	Balance shown is net of $2.6 million of loans that were written-off against previously established reserves.
Loans Receivable
At
September
 30, 2025, the Company held 31 loans receivable with an aggregate carrying amount of $549.5 million.
Seventeen
 of the loans are mortgage loans secured by land and/or buildings and improvements on the mortgaged property; the interest rates on 12 of the mortgage loans are subject to increases over the term of the loans. The mortgage loans receivable generally require the borrowers to make monthly principal and interest payments based on a 15 to
40

year
amortization period with a balloon payment, if any, at maturity or earlier upon the occurrence of certain other events. The equipment and other loans generally require the borrower to make monthly principal and interest payments with a balloon payment, if any, at maturity.

The long-term mortgage loans receivable generally allow for prepayments without penalty or with penalties ranging from 1% to 15%, depending on the timing of the prepayment, except as noted in the table above. Equipment and other loans receivable allow for prepayments in whole or in part without penalty. Absent prepayments, scheduled maturities are expected to be as follows (in thousands):

	Scheduled Principal Payments	Balloon Payments	Total Payments
Remainder of 2025	$1,715	$9,723	$11,438
2026	8,500	10,535	19,035
2027	9,214	—	9,214
2028	9,500	1,872	11,372
2029	9,760	1,500	11,260
2030	7,561	191,813	199,374
Thereafter	76,808	210,859	287,667

Total principal payments	$123,058	$426,302	$549,360

Sale-Leaseback Transactions Accounted for as Financing Arrangements
As of
September
 30, 2025 and December 31, 2024, the Company had $1.5 billion and $1.2 billion, respectively, of investments acquired through sale-leaseback transactions accounted for as financing arrangements rather than as investments in real estate subject to an operating lease; revenue from these arrangements is recognized in interest income rather than as rental revenue. The scheduled future minimum rentals to be received under these agreements (which will be reflected in interest income) as of
September
 30, 2025, were as follows (in thousands):

Remainder of 2025	$30,907
2026	126,329
2027	128,407
2028	130,520
2029	132,751
2030	135,045
Thereafter	3,882,609

Total future scheduled payments	$4,566,568

Sales-Type Financing Receivables
As of
Septem
ber
 30, 2025 and December 31, 2024, the Company had $675.8 million and $556.9 million, respectively, of investments accounted for as sales-type leases; the components of these investments were as follows (in thousands):

	September 30, 2025	December 31, 2024
Minimum lease payments receivable	$1,950,889	$1,580,222
Estimated residual value of leased assets	10,183	9,229
Unearned income	(1,285,322)	(1,032,572)

Net investment	$675,750	$556,879

As of
September
 30, 2025, the future minimum lease payments to be received under the sales-type lease receivables are expected to be $13.6 million for the remainder of 2025, $55.0 million in 2026, $56.2 million in 2027, $57.6 million in 2028, $59.0 million in 2029, $60.4 million in 2030 and $1.6 billion thereafter.

Provision for Credit Losses
In accordance with ASC Topic 326, the Company evaluates the collectibility of its loans and financing receivables at the time each loan or financing receivable is issued and subsequently on a quarterly basis utilizing an expected credit loss model based on credit quality indicators. The Company groups individual loans and financing receivables based on the implied credit rating associated with each borrower. Based on credit quality indicators as of
September
 30, 2025, $385.2 million of loans and financing receivables were categorized as investment grade and $2.3 billion were categorized as non-investment
grade. During the three and
nine
months ended
September
 30, 2025
,
there were $2.0 million and $3.8
million, respectively of provisions for credit losses recognized. During the nine months ended September 30, 2025, there were
$2.6 million of write-offs charged against the allowance and no recoveries of amounts previously written off.
As of
S
eptember
 30, 2025, the year of origination for loans and financing receivables with a credit quality indicator of investment grade was $74.9 million in 2025, $142.1 million in 2024, $85.2 million in 2023, none in 2022, $31.1 million in 2021 and $51.9 million prior to 2021. The year of origination for loans and financing receivables with a credit quality indicator of non-investment
grade was $658.8 million in 2025, $768.3 million in 2024, $540.9 million in 2023, $85.7 million in 2022, $39.9 million in 2021 and $218.6 million prior to 2021.
4. Debt
Credit Facility
The Company has a credit agreement, which was amended and restated in September 2025 (the “Unsecured Credit Agreement”), with a group of lenders which provides for an unsecured revolving credit facility (the “Unsecured Revolving Credit Facility”) and senior unsecured, variable-rate term loans which are discussed in more detail in the section titled “Unsecured Notes and Term Loans Payable, net” below. The Unsecured Revolving Credit Facility has an increased borrowing capacity of $1.25 billion from the previous capacity of
$753.9
million, matures in September 2029 and includes
two
six-month
extension options, subject to certain conditions and the payment of a
0.075%
extension fee. At September 30, 2025, the Company had
 $373.6
million of borrowings outstanding on the facility.
Borrowings under the Unsecured Revolving Credit Facility require monthly payments of interest at a rate selected by the Company of either (1)
Daily Simple

SOFR plus a spread ranging from 1.00% to 1.45%, or (2) the Base Rate, as defined in the Unsecured Credit Agreement, plus a spread ranging from 0.00% to 0.45%. The spread used is based on the Company’s consolidated total leverage ratio as defined in the Unsecured Credit Agreement. The Company is required to pay a facility fee on the total commitment amount ranging from 0.15% to 0.30%
based on the Company’s consolidated total leverage ratio. The Company has a one-time, irrevocable election available under the Unsecured Credit Agreement to convert its borrowings to a credit-based rating grid. As of September 30, 2025, the applicable spread for SOFR-based borrowings is
1.10% and the facility fee is 0.20%. As of
September
 30, 2025, the Company has five interest rate swap agreements with an aggregate notional value of $373.6 million that effectively convert the outstanding borrowings on the Unsecured Revolving Credit Facility to an all-in
fixed rate of 4.9860%.
Under the terms of the Unsecured Credit Agreement, the Company is subject to various restrictive financial and nonfinancial covenants which, among other things, require the Company to maintain certain leverage ratios, cash flow and debt service coverage ratios and secured borrowing ratios. Certain of these ratios are based on the Company’s pool of unencumbered assets, which aggregated approximately $11.2 billion at
Sept
e
mber
 30, 2025. The facility is recourse to the Company and, as of
September
 30, 2025, the Company was in compliance with the covenants under the facility.
The Unsecured Credit Agreement also includes capacity for uncommitted incremental term loans and revolving commitments, whether in the form of additional facilities or an increase to the existing facilities, up to an aggregate amount for all revolving commitments and term loans under the Unsecured Credit Agreement of $3.9 billion as amended in
September
202
5
.

At
September
 30, 2025 and December 31, 2024, unamortized financing costs related to the Company’s credit facility totaled $
12.5
 million and $
4.1
 million, respectively, and are included in other assets, net, on the condensed consolidated balance sheets.
Unsecured Notes and Term Loans Payable, net
The Company has completed
four
public offerings of
ten-year
unsecured notes (“Public Notes”). In March 2018, February 2019 and November 2020, the Company completed public offerings of $350.0 million each in aggregate principal amount. In November 2021, the Company completed a public offering of $375.0 million in aggregate principal amount. The Public Notes have coupon rates of 4.50%, 4.625%, 2.75% and 2.70%, respectively, and interest is payable semi-annually in arrears in March and September of each year for the 2018 and 2019 Public Notes, May and November of each year for the 2020 Public Notes, and June and December of each year for the 2021 Public Notes.
In March 2025, the Company completed a private offering of $350.0 million in aggregate principal amount of five-year
senior unsecured notes (the “2025 Notes”). The 2025 Notes have a coupon rate of 5.40% and interest is payable semi-annually in arrears in April and October of each year, commencing on October 30, 2025. In connection with this offering, the Company entered into an agreement pursuant to which the Company is obligated to file a registration statement with the SEC to offer to exchange the 2025 Notes for a new issue of notes registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company is required to complete such exchange offer within one year of issuance.
The supplemental indentures governing the Public Notes and 2025 Notes contain various restrictive covenants, including limitations on the Company’s ability to incur additional secured and unsecured indebtedness. As of September 30, 2025, the Company was in compliance with these covenants. The Public Notes and 2025 Notes can be redeemed, in whole or in part, at par within three months of their maturity date or at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued and unpaid interest and (ii) the make-whole premium, as defined in the supplemental indentures governing these notes.
The Company has entered into Note Purchase Agreements (“NPAs”) with institutional purchasers that provided for the private placement of three
series of senior unsecured notes initially aggregating $375.0 million (the “Notes”). At
September
 30, 2025, the Company had $82.0 million of Notes outstanding. Interest on the Notes is payable semi-annually in arrears in May and November of each year. On each interest payment date, the interest rate on each series of Notes may be increased by 1.0% should the Company’s Applicable Credit Rating (as defined in the NPAs) fail to be an investment-grade credit rating; the increased interest rate would remain in effect until the next interest payment date on which the Company obtains an investment grade credit rating. The Company may prepay at any time all, or any part, of any series of Notes, in an amount not less than 5% of the aggregate principal amount of the series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the NPAs). The Notes are senior unsecured obligations of the Company.
The NPAs contain a number of financial covenants that are similar to the covenants contained in the Company’s Unsecured Credit Agreement as summarized above. Subject to the terms of the NPAs and the Notes, upon certain events of default, including, but not limited to, (i) a payment default under the Notes, and (ii) a default in the payment of certain other indebtedness by the Company or its subsidiaries, all amounts outstanding under the Notes will become due and payable at the option of the purchasers. As of
September
 30, 2025, the Company was in compliance with its covenants under the NPAs.
The Company’s Unsecured Credit Agreement, provides for the Company’s Unsecured Revolving Credit Facility, as discussed above, and two senior unsecured, variable-rate term loans which were amended and restated in September 2025 (collectively the “Unsecured Term Loans”). As of September 30, 2025, the Tranche

A-1
Term Loan (“Tranche
A-1
Term Loan”) had a balance of $1.0 billion and matures in September 2030. The Tranche
A-2
Term Loan (“Tranche
A-2
Term Loan”) had a balance of $650.0 million and matures in September 2028 and includes two six-month
extension options, subject to certain conditions and the payment of a 0.075% extension fee.
The interest rate on each of the Unsecured Term Loans resets at Daily Simple SOFR plus a credit rating-based spread ranging from 0.75% to 1.60%. At September 30, 2025, the spread applicable to the Company was 1.20%. As of September 30, 2025, the Company had ten interest rate swap agreements, with an aggregate notional value of $1.0 billion, which effectively convert the Tranche
A-1
Term Loan borrowings to an
all-in
fixed rate of 4.2763% and six interest rate swap agreements, with an aggregate notional value of $650.0 million, which effectively convert the Tranche
A-2
Term Loan borrowings to an
all-in
fixed rate of 5.1378%.
As noted above, under the terms of the Unsecured Credit Agreement, the Company is subject to various restrictive financial and nonfinancial covenants which, among other things, require the Company to maintain certain leverage ratios, cash flow and debt service coverage ratios and secured borrowing ratios. As of September 30, 2025, the Company was in compliance with these covenants. The Unsecured Term Loans are senior unsecured obligations of the Company, require monthly interest payments and may be prepaid without premium or penalty at any time.
The Company’s senior unsecured notes and term loans payable are summarized below (dollars in thousands):

				Outstanding Balance
	Maturity Date	Interest Rate		September 30, 2025	December 31, 2024
Notes Payable:
Series C issued April 2016	Apr. 2026	4.73%		$82,000	$82,000
Public Notes issued March 2018	Mar. 2028	4.50%		350,000	350,000
Public Notes issued February 2019	Mar. 2029	4.625%		350,000	350,000
Public Notes issued November 2020	Nov. 2030	2.75%		350,000	350,000
Notes issued March 2025	Apr. 2030	5.40%		350,000	—
Public Notes issued November 2021	Dec. 2031	2.70%		375,000	375,000

Total notes payable				1,857,000	1,507,000

Term Loans:
Tranche A-2 Term Loan	Sep. 2028	5.1378	% (a)	650,000	727,500
Tranche A-1 Term Loan	Sep. 2030	4.2763	% (b)	1,000,000	921,100

Total term loans				1,650,000	1,648,600

Unamortized discount				(145,921)	(169,356)
Unamortized deferred financing costs				(21,335)	(9,144)

Total unsecured notes and term loans payable, net				$3,339,744	$2,977,100

(a)
Loan is a floating-rate loan which resets daily at Daily Simple SOFR plus the applicable spread, which was
1.20
% at
September
 30, 2025. The Company has six interest rate swap agreements that effectively convert the floating rate to the weighted-average fixed rate noted as of
S
eptember
 30, 2025.

(b)
Loan is a floating-rate loan which resets daily at Daily Simple SOFR plus the applicable spread, which was 1.20% at
September
 30, 2025. The Company has
ten
interest rate swap agreements that effectively convert the floating rate to the weighted-average fixed rate noted as of
September
 30, 2025.

Non-recourse
Debt Obligations of Consolidated Special Purpose Entities, net
During 2012, the Company implemented its STORE Master Funding debt program pursuant to which certain of its consolidated special purpose entities issue multiple series of non-recourse
net-lease
mortgage notes from time to time that are collateralized by the assets and related leases (collateral) owned by these entities. One of the principal features of the program is that, as additional series of notes are issued, new collateral is contributed to the collateral pool, thereby increasing the size and diversity of the collateral pool for the benefit of all noteholders, including those who invested in prior series. Another feature of the program is the ability to substitute collateral from time to time subject to meeting certain prescribed conditions and criteria. The notes issued under this program are generally segregated into Class A amortizing notes and Class B non-amortizing
notes. The Company has retained the Class B notes which aggregate $230.0 million at
Sept
ember
 30, 2025.
The Class A notes require monthly principal and interest payments with a balloon payment due at maturity and these notes may be prepaid at any time, subject to a yield maintenance prepayment premium if prepaid more than 24 or
36 months
prior to maturity. As of
September
 30, 2025, the aggregate collateral pool securing the
net-lease
mortgage notes was comprised primarily of single-tenant commercial real estate properties with an aggregate investment amount of approximately $5.4 billion.
Certain of the consolidated special purpose entity subsidiaries of the Company have financed their real estate properties with traditional first mortgage debt. The notes generally require monthly principal and interest payments with balloon payments due at maturity. In general, these mortgage notes payable can be prepaid in whole or in part upon payment of a yield maintenance premium. The mortgage notes payable are collateralized by real estate properties owned by these consolidated special purpose entity subsidiaries with an aggregate investment amount of approximately $233.5 million at
Sept
ember
 30, 2025.
The mortgage notes payable, which are obligations of the consolidated special purpose entities described in Note 2, contain various covenants customarily found in mortgage notes, including a limitation on the issuing entity’s ability to incur additional indebtedness on the underlying real estate. Although this mortgage debt generally is non-recourse,
there are customary limited exceptions to recourse for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities. Certain of the mortgage notes payable also require the posting of cash reserves with the lender or trustee if specified coverage ratios are not maintained by the Company or one of its tenants.
The Company’s
non-recourse
debt obligations of consolidated special purpose entity subsidiaries are summarized below (dollars in thousands):

				Outstanding Balance
	Maturity Date		Interest Rate	September 30, 2025	December 31, 2024
Non-recourse net-lease mortgage notes:
$ 270,000 Series 2015-1, Class A-2 (e)			4.17%	$—	$256,951
$ 200,000 Series 2016-1, Class A-1 (2016)	Oct. 2026	(a)	3.96%	163,024	166,666
$82,000 Series 2019-1, Class A-1	Nov. 2026	(a)	2.82%	77,053	77,360
$46,000 Series 2019-1, Class A-3	Nov. 2026	(a)	3.32%	44,658	44,831
$135,000 Series 2016-1, Class A-2 (2017)	Apr. 2027	(a)	4.32%	111,689	114,098
$228,000 Series 2018-1, Class A-2	Oct. 2027	(b)	4.29%	207,368	209,079
$164,000 Series 2018-1, Class A-4	Oct. 2027	(b)	4.74%	154,297	155,527
$346,000 Series 2023-1, Class A-1	May 2028	(a)	6.19%	341,963	343,261
$182,000 Series 2023-1, Class A-2	May 2028	(a)	6.92%	179,877	180,559
$168,500 Series 2021-1, Class A-1	Jun. 2028	(a)	2.12%	164,919	165,551
$89,000 Series 2021-1, Class A-3	Jun. 2028	(a)	2.86%	87,109	87,442

F-
74

				Outstanding Balance
	Maturity Date		Interest Rate	September 30, 2025	December 31, 2024
$74,400 Series 2024-1, Class A-1	Apr. 2029	(a)	5.69%	73,873	74,152
$25,600 Series 2024-1, Class A-3	Apr. 2029	(a)	5.93%	25,419	25,515
$107,200 Series 2025-1, Class A-1	Sep. 2030	(a)	4.76%	107,200	—
$17,800 Series 2025-1, Class A-4	Sep. 2030	(a)	4.95%	17,800	—
$260,600 Series 2024-1, Class A-2	Apr. 2031	(a)	5.70%	258,754	259,731
$89,400 Series 2024-1, Class A-4	Apr. 2031	(a)	5.94%	88,767	89,102
$268,000 Series 2025-1, Class A-2	Sep. 2032	(a)	4.98%	268,000	—
$44,500 Series 2025-1, Class A-5	Sep. 2032	(a)	5.17%	44,500	—
$168,500 Series 2021-1, Class A-2	Jun. 2033	(b)	2.96%	164,919	165,551
$89,000 Series 2021-1, Class A-4	Jun. 2033	(b)	3.70%	87,109	87,442
$244,000 Series 2019-1, Class A-2	Nov. 2034	(b)	3.65%	229,279	230,194
$136,000 Series 2019-1, Class A-4	Nov. 2034	(b)	4.49%	132,033	132,543
$160,800 Series 2025-1, Class A-3	Sep. 2035	(b)	5.19%	160,800	—
$26,700 Series 2025-1, Class A-6	Sep. 2035	(b)	5.39%	26,700	—

Total non-recourse net-lease mortgage notes				3,217,110	2,865,555

Non-recourse mortgage notes:
$ 65,000 note issued June 2016	Jul. 2026	(c)	4.75%	54,243	55,313
$ 41,690 note issued March 2019	Mar. 2029	(d)	4.80%	38,772	39,313
$ 6,350 notes issued March 2019 (assumed in December 2020)	Apr. 2049	(c)	4.64%	5,652	5,749

Total non-recourse mortgage notes				98,667	100,375

Unamortized discount				(108,513)	(130,111)
Unamortized deferred financing costs				(8,307)	(4,812)

Total non-recourse debt obligations of consolidated special purpose entities, net				$3,198,957	$2,831,007

(a)	Prepayable, without penalty, 24 months prior to maturity.
(b)	Prepayable, without penalty, 36 months prior to maturity.
(c)	Prepayable, without penalty, three months prior to maturity.
( d )	Prepayable, without penalty, four months prior to maturity.
( e )	Repaid in full at maturity, without penalty, in April 2025 using a portion of the proceeds from the $350.0 million 2025 Notes issued.
Credit Risk Related Contingent Features
The Company has agreements with derivative counterparties, which provide generally that the Company could be declared in default on its derivative obligations if the Company defaults on the underlying indebtedness. As of
September
 30, 2025, the termination value of the Company’s interest rate swaps that were in a liability position was approximately $10.2 million, which includes accrued interest but excludes any adjustment for nonperformance risk.

Long Term Debt Maturity Schedule
As of
September
 30, 2025, the scheduled maturities, including balloon payments, on the Company’s aggregate long-term debt obligations are as follows (in thousands):

	Scheduled Principal Payments	Balloon Payments	Total
Remainder of 2025	$6,907	$—	$6,907
2026	25,743	414,142	439,885
2027	17,237	460,472	477,709
2028	10,966	1,763,615	1,774,581
2029	8,483	483,585	492,068
2030	8,019	1,821,928	1,829,947
Thereafter	22,678	1,779,002	1,801,680

	$100,033	$6,722,744	$6,822,777

5. Members’ Equity
In connection with the Merger, the Company issued 1,000 common units (“Common Units”) to its members for an aggregate cash amount of $8.3 billion. Prior to the Merger, the Company issued 125 Series A Preferred Units (the “Preferred Units”) for an aggregate cash amount of $125,000. The issuance of the Preferred Units was made through a private placement in reliance on Section 4(a)(2) of the Securities Act, and the rules and regulations promulgated thereunder. Additionally, during the nine
months ended
September
 30, 2025, one of the Company’s wholly-owned subsidiaries issued

Series B Preferred Units for an aggregate cash amount of $
125,000
.
In accordance with the Company’s operating agreement, members holding Preferred Units (“Preferred Members”) receive distributions bi-annually
and Members holding Common Units (“Common Members”) may receive distributions monthly. Common Members may be subject to capital calls. Except for their initial capital contribution, no Preferred Members may make any additional capital contributions. Additionally, no Preferred Members have the right to demand a withdrawal, reduction or return of their capital contributions or receive interest thereon.
The Preferred Units rank senior to the Common Units of the Company and to all other membership interests and equity securities issued by the Company with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company.
6. Commitments and Contingencies
The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Management believes that the final outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.
In the normal course of business, the Company enters into various types of commitments to purchase real estate properties. These commitments are generally subject to the Company’s customary due diligence process and, accordingly, a number of specific conditions must be met before the Company is obligated to purchase the properties. As of
Septem
ber
 30, 2025, the Company had commitments to its customers to fund improvements to owned or mortgaged real estate properties totaling approximately $343.5 million, of which $336.6 million is expected to be funded in the next twelve months. These additional investments will generally result in increases to the rental revenue or interest income due under the related contracts.

The Company has employment agreements with each of its executive officers that provide for minimum annual base salaries and cash incentive compensation based on the satisfactory achievement of reasonable performance criteria and objectives on an annual and multi-year basis. In the event an executive officer’s employment terminates under certain circumstances, the Company would be liable for cash severance and continuation of healthcare benefits under the terms of the employee agreements.
7. Fair Value of Financial Instruments
The Company’s derivatives are required to be measured at fair value in the Company’s consolidated financial statements on a recurring basis. Derivatives are measured under a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy. As discussed in Note 2, the Company has elected to present the fair value of derivative assets and liabilities within the condensed consolidated balance sheets on a net basis by counterparty. The net derivative assets are included in other assets, and the net derivative liabilities, if any, are included in accrued expenses, deferred revenue and other liabilities on the condensed consolidated balance sheets.
The following table summarizes the net derivative balances recorded on the condensed consolidated balance sheets and provides information as if the Company had not elected to offset the asset and liability balances of the derivative instruments with each of its counterparties in accordance with the associated master International Swap and Derivatives Association agreement (in thousands):

	September 30, 2025	December 31, 2024
Derivative assets:
Net derivative assets presented in the condensed consolidated balance sheets	$7,426	$32,535
Gross amount of eligible offsetting recognized derivative liabilities	3,874	2,656

Gross amount of derivative assets	$11,300	$35,191

Derivative liabilities:
Net derivative liabilities presented in the condensed consolidated balance sheets	$(7,039)	$—
Gross amount of eligible offsetting recognized derivative assets	(3,874)	(2,656)

Gross amount of derivative liabilities	$(10,913)	$(2,656)

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based on market conditions and perceived risks at
Se
ptember
 30, 2025 and December 31, 2024. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.
Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and tenant deposits. Generally, these assets and liabilities are short-term
in duration and are recorded at fair value on the condensed consolidated balance sheets. The Company believes the carrying value of the borrowings on its credit facility approximate fair value based on their nature, terms and variable interest rate. Additionally, the Company believes the current carrying values of its fixed-rate
loans receivable approximate fair values based on market quotes for comparable instruments or discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads.

The estimated fair values of the Company’s aggregate long-term debt obligations have been derived based on market observable inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. These measurements are classified as Level 2 within the fair value hierarchy. At
September
 30, 2025, these debt obligations had an aggregate carrying value of $
6.5
 billion and an estimated fair value of $
6.7
 billion. At December 31, 2024, these debt obligations had an aggregate carrying value of $
5.8
 billion and an estimated fair value of $
5.8
 billion.

F-7
8

STORE CAPITAL LLC

Offer to exchange up to $350,000,000 of 5.400% senior notes due 2030

(CUSIP No. 862123 AB2)

that have been registered under the Securities Act of 1933

for

$350,000,000 of 5.400% senior notes due 2030

(CUSIP Nos. 862123 AA4 and U8598C AA9)

that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK

CITY TIME, ON     , 2025, UNLESS WE EXTEND IT

PROSPECTUS

The date of this prospectus is      , 2025.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 20. Indemnification of Directors and Officers

Indemnification of Directors and Officers of STORE Capital LLC

STORE Capital LLC (the “Company”) is organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever. The Company’s operating agreement contains provisions which limit liability to the fullest extent permitted by applicable law.

The operating agreement of the Company contains indemnification provisions that provide that, subject to certain limitations, the Company will indemnify, defend and hold harmless each member and each director (and any of their respective) affiliates and its and their respective principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, successors or assigns (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable out of pocket legal fees and expenses), judgments, fines, settlements and other amounts to the extent arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnitee is involved, or threatened to be involved, as a party or otherwise, by reason of (a) the business, affairs or assets of the Company or any Company subsidiary, (b) the management of the business, affairs or assets of the Company or any Company subsidiary, or (c) such Indemnitee’s status as a member or director, or an affiliate of any of the foregoing, or an officer, director, partner, member, manager, shareholder, employee or agent of any of the foregoing, in each case which relates to or arises out of the Company, any Company subsidiary, the business, affairs or assets of the Company or any affiliate, and in each case regardless of whether such Indemnitee continues to be a member or director, or an affiliate of any of the foregoing.

The Company maintains director and officer liability insurance for the benefit of each of its directors and officers. These policies include coverage for losses for wrongful acts and omissions. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of September 15, 2022, by and among Ivory Parent, LLC, Ivory REIT, LLC, and STORE Capital Corporation.

3.1	Fourth Amended and Restated Limited Liability Company Agreement of STORE Capital LLC, dated as of February 24, 2025.

3.2	Certificate of Formation of STORE Capital LLC, dated August 30, 2022, as amended effective February 3, 2023.

4.1

Eleventh Amended and Restated Master Indenture, dated as of September 30, 2025, by and among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC, STORE Master Funding XX, LLC, STORE Master Funding XXII, LLC, STORE Master Funding XXIV, LLC, STORE Master Funding XXXIV, LLC, STORE Master Funding XXXVII, LLC and STORE Master Funding XXXVIII, LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to the Net-Lease Mortgage Notes.

4.2	Series 2016-1 Indenture Supplement dated as of October 18, 2016, by and among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC STORE Master Funding VI, LLC, and STORE Master Funding VII, LLC, collectively as Issuers, and Citibank, N.A., as Indenture Trustee.

4.3	Series 2018-1 Indenture Supplement dated as of October 22, 2018, by and among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC and STORE Master Funding VII, LLC, collectively as Issuers, and Citibank, N.A., as Indenture Trustee.

4.4	Series 2019-1 Indenture Supplement dated as of November 13, 2019, by and among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC and STORE Master Funding XIV, LLC, collectively as Issuers, and Citibank, N.A., as Indenture Trustee.

4.5	Series 2021-1 Indenture Supplement, dated as of June 29, 2021, by and among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC and STORE Master Funding XX, LLC, collectively as Issuers, and Citibank, N.A., as Indenture Trustee.

4.6	Series 2023-1 Indenture Supplement, dated as of May 31 2023, by and among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC and STORE Master Funding XX, LLC and STORE Master Funding XXIV, LLC, collectively as Issuers, and Citibank, N.A., as Indenture Trustee.

Exhibit	Description

4.7	Series 2024-1 Indenture Supplement, dated as of April 18, 2024, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC, STORE Master Funding XX, LLC, STORE Master Funding XXII, LLC and STORE Master Funding XXIV, LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to the Net-Lease Mortgage Notes, Series 2024-1.

4.8	Series 2025-1 Indenture Supplement, dated as of September 30, 2025, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC, STORE Master Funding XX, LLC, STORE Master Funding XXII, LLC, STORE Master Funding XXIV, LLC, STORE Master Funding XXXIV, LLC, STORE Master Funding XXXVII, LLC and STORE Master Funding XXXVIII, LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to the Net-Lease Mortgage Notes, Series 2025-1.

4.9	Indenture, dated as of March 15, 2018, by and between STORE Capital Corporation and Wilmington Trust, National Association.

4.10	Supplemental Indenture No. 1, dated as of March 15, 2018, by and between STORE Capital Corporation and Wilmington Trust, National Association.

4.11	Supplemental Indenture No. 2, dated as of February 28, 2019, by and between STORE Capital Corporation and Wilmington Trust, National Association.

4.12	Supplemental Indenture No. 3 dated as of November 18, 2020, by and between STORE Capital Corporation and Wilmington Trust Company (including form of Note).

4.13	Supplemental Indenture No. 4 dated as of November 17, 2021, by and between STORE Capital Corporation and Wilmington Trust Company.

4.14	Supplemental Indenture No. 5, dated as of February 3, 2023, by and between Ivory REIT, LLC, STORE Capital Corporation and Wilmington Trust Company, as Trustee.

4.15	Supplemental Indenture No. 6, dated as of March 25, 2025, between STORE Capital LLC and Wilmington Trust, National Association, as trustee.

5.1	* Opinion of DLA Piper LLP (US), counsel to STORE Capital LLC.

10.1	+ Employment Agreement, effective as of February 3, 2023, by and among STORE Capital LLC (formerly known as Ivory REIT, LLC), STORE Capital Advisors, LLC, and Mary B. Fedewa.

10.2	+ Employment Agreement, effective as of February 3, 2023, by and among STORE Capital LLC, STORE Capital Advisors, LLC, and Chad A. Freed.

10.3	+ Employment Agreement, effective as of February 3, 2023, by and among STORE Capital LLC, STORE Capital Advisors, LLC, and Tyler S. Maertz.

10.4	+ Employment Agreement, effective as of February 3, 2023, by and among STORE Capital LLC, STORE Capital Advisors, LLC, and Craig A. Barnett.

10.5	+ Employment Agreement, effective as of December 10, 2024, by and between STORE Capital LLC and Ashley A. Dembowski.

Exhibit	Description

10.6

Tenth Amended and Restated Property Management and Servicing Agreement, dated as of September 30, 2025, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC, STORE Master Funding VI, LLC, STORE Master Funding VII, LLC, STORE Master Funding XIV, LLC, STORE Master Funding XIX, LLC, STORE Master Funding XX, LLC, STORE Master Funding XXII, LLC, STORE Master Funding XXIV, LLC, STORE Master Funding XXXIV, LLC, STORE Master Funding XXXVII, LLC and STORE Master Funding XXXVIII, LLC, each a Delaware limited liability company, collectively as issuers, STORE Capital LLC, a Delaware limited liability company, as property manager and special servicer, KeyBank National Association, as back-up manager, and Citibank, N.A., as indenture trustee.

10.7

Amended and Restated Credit Agreement, dated as of September 29, 2025, among STORE Capital LLC, KeyBank National Association, as Administrative Agent, and the other lenders and parties identified therein.

10.8	+ Amendment to Employment Agreement dated January 2, 2024, by and between STORE Capital LLC and Craig Barnett.

10.9	Registration Rights Agreement, dated as of March 25, 2025, among STORE Capital LLC, and Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Truist Securities, Inc.

23.1	* Consent of Ernst & Young, LLP.

23.2	* Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	* Power of Attorney (included on the signature pages hereto).

25.1	* Form T-1 Statement of Eligibility of Wilmington Trust, National Association to act as trustee under the indenture.

99.1	* Form of Letter of Transmittal.

99.2	* Form of Letter to Clients.

99.3	* Form of Letter to Registered Holders and the Depository Trust Company Participants.

107	* Filing Fee Table.

101.INS	* Inline XBRL Instance Document.

101.SCH	* Inline XBRL Taxonomy Extension Schema Document.

101.CAL	* Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	* Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	* Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	* Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	* Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

+	Indicates management contract or compensatory plan.
*	Filed herewith.

(b)	Financial Statement Schedules.

See the Index to Consolidated Financial Statements included on page F-1 for a list of the financial statements included in this Registration Statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

Item 22.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining liability of the registrant under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 18, 2025.

STORE CAPITAL LLC

By:	/s/ Mary B. Fedewa
Name:	Mary B. Fedewa
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, Each person whose signature appears below hereby constitutes and appoints Mary B. Fedewa and Chad A. Freed, and each of them, any of whom may act without joinder of the others, his or her lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including any and all post-effective amendments, and to file the same with all exhibits thereto and other documents necessary or advisable in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 18, 2025.

Signature	Title

/s/ Mary B. Fedewa Mary B. Fedewa	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ashley A. Dembowski Ashley A. Dembowski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Cai Wenzheng Cai Wenzheng	Director, Co-Chairman

/s/ Marc Zahr Marc Zahr	Director, Co-Chairman

/s/ Grace Bucchianeri Grace Bucchianeri	Director

/s/ Colleen Collins Colleen Collins	Director

/s/ Jesse Hom Jesse Hom	Director

/s/ Luiz Paiva Luiz Paiva	Director

/s/ Jared Sheiker Jared Sheiker	Director

/s/ Thomas Shin Thomas Shin	Director